UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Rule 14a-101)

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

COMFORCE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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November 22, 2010

Dear Stockholder:

We cordially invite you to attend a special meeting of stockholders of COMFORCE Corporation, a Delaware corporation, which we refer to as the Company, we, us or our, to be held on December 20, 2010 at 10:00 a.m. local time, at 999 Stewart Avenue, Bethpage, New York 11714.

On November 1, 2010, we entered into an agreement and plan of merger, which we refer to as the merger agreement, providing for the acquisition of the Company’s equity securities by CFS Merger Sub Corp., a Delaware corporation and affiliate of ABRY Partners, LLC, which we refer to as Merger Sub and ABRY, respectively, pursuant to which Merger Sub will merge with and into the Company, with the Company being the surviving corporation. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement.

If the merger contemplated by the merger agreement is completed, each issued and outstanding share of our common stock will be converted into the right to receive $2.50 in cash, without interest, less any applicable withholding taxes (except for any such shares owned by CFS Parent Corp., a Delaware corporation and affiliate of ABRY, Merger Sub, the Company or their subsidiaries, and any such shares owned by stockholders who have properly exercised and not withdrawn appraisal rights), at the effective time of the merger. This price represents a premium of approximately 54.3% to the closing price of our common stock on November 1, 2010, the last trading day prior to the public announcement of the execution of the merger agreement, and a premium of 77.4% to the average closing price of our common stock during the 30-day trading period ended November 1, 2010. If the merger contemplated by the merger agreement is completed, each issued and outstanding share of our Series 2003A Convertible Preferred Shares, Series 2003B Convertible Preferred Shares and Series 2004A Convertible Preferred Shares will be converted into the right to receive the amount per share of Series 2003A Convertible Preferred Share, Series 2003B Convertible Preferred Share and Series 2004A Convertible Preferred Share, respectively, that represents in each such case $2.50 in cash, without interest, less any applicable withholding taxes, per share of common stock on an as-converted basis, assuming conversion of all of such preferred stock to common stock as of the closing date (and in each case except for any such shares owned by the Company or its subsidiaries, and any such shares owned by stockholders who have properly exercised and not withdrawn appraisal rights).

The board of directors of the Company has determined that the merger is fair to, and in the best interests of, the Company and its stockholders and approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Company’s board of directors made its determination after consultation with its independent legal and financial advisors and consideration of a number of factors. Accordingly, the board of directors of the Company recommends that you vote “FOR” the proposal to adopt the merger agreement. We are also asking you to vote “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Approval of the proposal to adopt the merger agreement requires the affirmative vote of holders of at least a majority of the outstanding shares of our common stock entitled to vote at the special meeting.

Your vote is very important regardless of the number of shares of our common stock that you own. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. The failure to vote will have the same effect as a vote against approval of the proposal to adopt the merger agreement.

If your shares of our common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of our common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of our common stock, following the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of our common stock “FOR” approval of the proposal to adopt the merger agreement will have the same effect as voting against the proposal to adopt the merger agreement.

The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the merger agreement, carefully. You may also obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission.

We are very excited about the merger and urge you to vote “FOR” the proposal to adopt the merger agreement. After you have reviewed the enclosed materials, please vote by one of the means specified in the proxy as soon as you can. Thank you in advance for your continued support.

Sincerely,

Harry V. Maccarrone
Chief Executive Officer

The proxy statement is dated November 22, 2010, and is first being mailed on or about November 24, 2010 to our stockholders who owned shares of the Company’s common stock and/or preferred stock as of the close of business on November 15, 2010.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

COMFORCE CORPORATION

999 Stewart Avenue

Bethpage, New York 11714

Notice of Special Meeting of Stockholders

December 20, 2010

Time and Date:	10:00 a.m. local time on December 20, 2010

Place:	999 Stewart Avenue, Bethpage, New York 11714

Matters to be Voted on:

1.To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of November 1, 2010, as it may be amended from time to time, which we refer to as the merger agreement, by and among the Company, CFS Parent Corp., a Delaware corporation, which we refer to as Parent, and CFS Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of Parent. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

2.To consider and vote on a proposal by the board of directors of the Company to adjourn the special meeting, if necessary, to solicit additional proxies in support of Proposal 1 if there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

3.To transact any other business that may properly come before the special meeting, or any adjournment or postponement of the special meeting.

Record Date:	All stockholders of record at the close of business on November 15, 2010 are entitled to notice of, and holders of record of common stock of the Company are entitled to vote at, the special meeting. All stockholders of record are invited to attend the special meeting in person.

Proxy Voting:	Your vote is very important, regardless of the number of shares of common stock of the Company you hold. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of at least a majority of the outstanding shares of the Company’s common stock entitled to vote at the special meeting. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or the Internet, prior to the special meeting to ensure that your shares of common stock of the Company will be represented at the special meeting if you are unable to attend. If you fail to return your proxy card, or fail to submit your proxy by telephone or over the Internet, your shares of common stock of the Company will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the proposal to adopt the merger agreement.

If you are a stockholder of record of common stock of the Company, voting in person at the special meeting will revoke any proxy previously submitted. If you hold your shares of common stock of the Company through a bank, brokerage firm or other nominee, you should follow the procedures provided by your banker, brokerage firm or other nominee in order to vote.

Recommendation:	The Company’s board of directors has determined that the merger is fair to, and in the best interests of, the Company and its stockholders and approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement. The board of directors of the Company made its determination after consultation with its independent legal and financial advisors and consideration of a number of factors. The board of directors of the Company recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

Attendance:	You have the right to attend the special meeting only if you were a holder of common stock or preferred stock of the Company as of the close of business on November 15, 2010, which we refer to as the record date, or hold a valid proxy for the special meeting. You should be prepared to present photo identification for admittance. If you are not a stockholder of record but instead hold shares through a broker, bank, trustee or nominee (i.e., in “street name”), you should provide proof of beneficial ownership as of the record date, such as your most recent account statement prior to the record date, a copy of the voting instruction card provided by your broker, bank, trustee or nominee, or similar evidence of ownership.

Appraisal Rights:	Stockholders of the Company (including both holders of common stock and/or preferred stock) will have the right to seek appraisal of the fair value of their shares of capital stock of the Company if they properly deliver a demand for appraisal before the vote is taken on the merger agreement, do not vote in favor of adoption of the merger agreement and comply with all other requirements of Delaware law, which are summarized and reproduced in their entirety in the accompanying proxy statement.

Please do not send your stock certificate at this time. If the merger is completed, you will be sent instructions regarding surrender of your stock certificates.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR OVER THE INTERNET. IF YOU ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

By Order of the Board of Directors,

Harry V. Maccarrone
Chief Executive Officer

Dated: November 22, 2010

Bethpage, New York

i

ii

This proxy statement and a proxy card are first being mailed on or about November 24, 2010 to stockholders who owned shares of the Company’s common stock and/or preferred stock as of the close of business on November 15, 2010.

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. The information in this summary is qualified in its entirety by reference to the more detailed information in this proxy statement and annexes.

All information contained in this proxy statement concerning ABRY, Parent, Merger Sub and their affiliates, has been supplied by Parent and has not been independently verified by the Company.

•	Parties to the Merger Agreement (Page 17)

COMFORCE Corporation, the Company, we, us or our, is a Delaware corporation headquartered in Bethpage, New York. We are a leading provider of outsourced staffing management services, specialty staffing and consulting services.

CFS Parent Corp., or Parent, is a Delaware corporation and affiliate of ABRY Partners, LLC, which we refer to as ABRY, and was formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. ABRY is a Delaware limited liability company. Upon completion of the merger, the Company will be a direct wholly-owned subsidiary of Parent.

CFS Merger Sub Corp., or Merger Sub, is a Delaware corporation and affiliate of ABRY, and was formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. In the merger, Merger Sub will merge with and into the Company and will cease to exist, and the Company will continue as the surviving corporation.

In this proxy, we refer to the Agreement and Plan of Merger, dated November 1, 2010, as it may be amended from time to time, among the Company, Parent and Merger Sub, as the merger agreement, and the merger of Merger Sub with and into the Company as the merger.

•	The Special Meeting (Page 18)

Time, Place and Purpose of the Special Meeting (Page 18)

The special meeting will be held on December 20, 2010, starting at 10:00 a.m. local time, at 999 Stewart Avenue, Bethpage, New York 11714.

At the special meeting, holders of our common stock, par value $0.01 per share, or the common stock, will be asked to approve the proposal to adopt the merger agreement, and to approve any adjournment of the special meeting, if necessary, for the purpose of soliciting additional proxies if there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Record Date and Quorum (Page 18)

You are entitled to receive notice of, and holders of our common stock are entitled to vote at, the special meeting if you owned shares of capital stock of the Company at the close of business on November 15, 2010, which the Company has set as the record date for the special meeting. You will have one vote for each share of our common stock that you owned on the record date. As of the record date, there were 17,387,702 shares of our common stock outstanding and entitled to vote at the special meeting. A majority of the shares of our common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Holders of our preferred stock as of the record date are entitled to receive notice of, and to attend, the special meeting but will have no right to vote on the proposals presented at the special meeting.

Vote Required (Page 18) and Voting and Support Agreements (Page 60)

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock entitled to vote at the special meeting.

Approval of the proposal to adjourn the special meeting, if necessary, for the purpose of soliciting additional proxies if there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement requires the affirmative vote of holders of at least a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting, whether or not a quorum is present.

As a condition to Parent and Merger Sub entering into the merger agreement, our executive officers and directors, John Fanning, Harry V. Maccarrone, Daniel Raynor, Gordon Robinett, Kenneth J. Daley, Pierce J. Flynn, and Robert F. Ende, and their affiliates, including any trusts of any of the foregoing, have each entered into a voting and support agreement, dated as of November 1, 2010, with Parent and Merger Sub, which we refer to as the voting and support agreements, in which they have agreed, among other things, to (1) vote or cause to be voted all of their shares of common stock that they beneficially own in favor of the adoption of the merger agreement, and (2) certain restrictions on the disposition of their shares of common stock and preferred stock, subject to the terms and conditions of the voting and support agreements. Such officers and directors have voting control over an aggregate of 31.0% (not including any shares of common stock deliverable upon exercise or conversion of any options or preferred stock) of the outstanding shares of common stock of the Company entitled to vote at the special meeting. The voting and support agreements will terminate on the first to occur of (1) the effective time of the merger, (2) the termination of the merger agreement in accordance with its terms, or (3) the mutual agreement of the stockholder and Parent. A copy of the form of voting and support agreement is attached as Annex B to this proxy statement.

Proxies and Revocation (Page 20)

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet or by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of common stock are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee on how to vote your shares of common stock using the instructions provided by your broker, bank or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your broker, bank or other nominee with instructions, as applicable, your shares of common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote against the proposal to adopt the merger agreement, and your shares of common stock will not have an effect on the proposal to adjourn the special meeting.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by submitting another proxy at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be received by the Corporate Secretary by the time the special meeting begins, or by attending the special meeting and voting in person. Merely attending the special meeting, without more, will not serve to revoke a proxy you previously submitted.

•	The Merger (Page 23)

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger. As a result of the merger, the Company will cease to be a publicly traded company. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.

Merger Consideration (Page 23)

In the merger, each outstanding share of common stock (except for any such shares owned by Parent, Merger Sub, the Company or their subsidiaries, and any such shares owned by stockholders who have properly demanded and not withdrawn appraisal rights) will be converted into the right to receive $2.50 in cash, without interest, which amount we refer to as the common per share merger consideration, less any applicable withholding taxes.

In the merger, each issued and outstanding share of our Series 2003A Convertible Shares, Series 2003B Convertible Shares and Series 2004A Convertible Shares, which we refer to as the Series 2003A preferred stock, the Series 2003B preferred stock and the Series 2004A preferred stock, respectively, and collectively as the preferred stock, will be converted into the right to receive the amount per share of Series 2003A preferred stock, Series 2003B preferred stock and Series 2004A preferred stock, respectively, that represents in each such case $2.50 in cash, without interest, less any applicable withholding taxes, per share of common stock on an as-converted basis, assuming conversion of all of such preferred stock to common stock as of the closing date (and in each case except for any such shares owned by the Company or its subsidiaries, and any such shares owned by stockholders who have properly exercised and not withdrawn appraisal rights in respect thereof). We refer to the merger consideration that the preferred stock will be entitled to in the merger as the preferred per share merger consideration.

As of the date of the merger agreement, there were 6,148 shares of the Series 2003A preferred stock outstanding, 513 shares of the Series 2003B preferred stock outstanding and 6,737 shares of the Series 2004A preferred stock outstanding, which, as of such date, were convertible in the aggregate into 9,236,655 shares of common stock, 1,456,168 shares of common stock, and 5,720,892 shares of common stock, respectively.

•	Reasons for the Merger; Recommendation of the Board of Directors (Page 27)

After careful consideration of various factors described in “The Merger—Reasons for the Merger; Recommendation of the Board of Directors,” beginning on page 27, the board of directors of the Company, which we refer to as the board of directors, (1) determined that the merger is fair to, and in the best interests of, the Company and our stockholders, (2) approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement, (3) resolved that the merger agreement be submitted for consideration by the stockholders of the Company at a special meeting of stockholders, and (4) recommended that our stockholders vote to approve the proposal to adopt the merger agreement.

In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See “The Merger—Interests of Certain Persons in the Merger” beginning on page 39.

The board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

•	Opinion of Financial Advisor (Page 30)

In connection with the merger, Ewing Bemiss & Co., or Ewing Bemiss, financial advisor to the board of directors, delivered to the board of directors an oral opinion, subsequently confirmed in writing, to the effect that, as of November 1, 2010, and based upon and subject to the various assumptions and limitations described in Ewing Bemiss’s opinion, the common per share merger consideration to be received by holders of the Company’s common stock in the merger was fair, from a financial point of view, to such holders. The full text of the written opinion, dated November 1, 2010, of Ewing Bemiss, which describes, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex C to this proxy statement and is incorporated by reference herein in its entirety.

The opinion of Ewing Bemiss was provided to the board of directors in connection with the evaluation of the common per share merger consideration from a financial point of view, and the opinion does not address any other aspect of the merger. The opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the merger. We encourage you to read the opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Ewing Bemiss.

•	Financing of the Merger (Page 38)

We anticipate that the total funds needed by Parent and Merger Sub to complete the merger will be obtained as follows:

•

the funds needed to pay our stockholders the amounts due to them under the merger agreement as holders of common stock and/or preferred stock (which we anticipate, based upon the shares of our common stock and preferred stock outstanding as of November 1, 2010, will be approximately $84.8 million, assuming a closing date of December 31, 2010), will be funded by equity financing of up to $85.0 million to be provided or secured by ABRY Partners VI, L.P., which we refer to as the sponsor, or other parties to whom it assigns a portion of its commitment; and

•

the funds needed to repay or refinance indebtedness outstanding under the Company’s existing credit facility that will come due as a result of the merger (which we anticipate, based upon indebtedness outstanding as of November 2, 2010, will be approximately $61.0 million), is anticipated to be funded either by sponsor or through a new secured facility with the Company’s existing lender, which we refer to as the debt financing.

Parent has obtained the first equity commitment letter described below, and the funding under the first equity commitment letter is subject to certain conditions. Although obtaining the proceeds of the equity financing or debt financing is not a condition to the completion of the merger, the failure of Parent and Merger Sub to obtain sufficient equity financing or debt financing is likely to result in the failure of the merger to be completed.

Equity Financing (Page 38)

Parent has entered into a letter agreement, which we refer to as the first equity commitment letter, with the sponsor, dated November 1, 2010, pursuant to which the sponsor has committed to make or secure capital contributions to Parent at or prior to the closing of the merger up to an aggregate amount of $85.0 million. The sponsor is permitted to capitalize Parent directly or indirectly through one or more affiliated entities.

The sponsor’s obligation to fund the financing contemplated by the first equity commitment letter is subject only to the satisfaction or waiver of the conditions to Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by the merger agreement. The Company is a third party beneficiary of the first equity commitment letter to the extent that the Company seeks specific performance of Parent’s right to cause the sponsor to fund its equity commitment in accordance with the terms of the first equity commitment letter.

•	Material U.S. Federal Income Tax Consequences of the Merger (Page 41)

For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of our common stock and/or preferred stock in the merger generally will result in your recognizing gain or loss measured by the difference, if any, between the cash you receive in the merger and your tax basis in your shares of our common stock and/or preferred stock.

Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own financial situation. We strongly recommend that you consult your own tax advisor to fully understand the tax consequences of the merger to you.

•	Regulatory Approvals (Page 43)

We believe that the merger is not subject to the reporting and waiting provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act. Thus, no filings have been made or are presently contemplated with the United States Department of Justice, or the DOJ, and the Federal Trade Commission, or the FTC. Nevertheless, the DOJ, the FTC, state attorneys general or private person may challenge the transaction at any time before or after its completion.

•	Litigation Related to the Merger (Page 43)

As of the date of this proxy statement, three purported class action lawsuits have been filed on behalf of stockholders of the Company in the Supreme Court of the State of New York sitting in Nassau County, two of which were filed on November 5, 2010 and one of which was filed on November 15, 2010. A fourth purported class action lawsuit was filed in the Court of Chancery of the State of Delaware on November 17, 2010. The lawsuits name the Company, its directors (other than John Fanning in one of the complaints), certain Company officers, ABRY, Parent and Merger Sub. The lawsuits allege, among other things, that the members of the board of directors and named officers breached certain fiduciary duties to the Company’s stockholders by entering into the merger agreement. The complaints also allege that the Company, ABRY, Parent and/or Merger Sub aided and abetted such alleged breaches of fiduciary duties. Three of the complaints, one of which was amended, include additional allegations that this proxy statement fails to disclose certain material information. The plaintiffs are seeking relief that includes, among other things, preliminary and permanent injunction prohibiting consummation of the merger, rescission or rescissory damages, and payment of the plaintiffs’ costs and expenses. The Company, Parent, Merger Sub and ABRY believe the lawsuits to be without merit and plan to vigorously defend against all pending claims. There can be no assurance, however, with regard to the outcome of the lawsuits.

•	The Merger Agreement (Page 44)

Treatment of Common Stock, Preferred Stock and Options (Page 45)

•

Common Stock. At the effective time of the merger, or the effective time, each share of common stock issued and outstanding (except for any such shares held by Parent, Merger Sub, the Company or their subsidiaries, and any such shares held by stockholders who have properly demanded and not withdrawn appraisal rights) will convert into the right to receive the common per share merger consideration of $2.50 in cash, without interest, less any applicable withholding taxes.

•

Preferred Stock. At the effective time, each issued and outstanding share of Series 2003A preferred stock, Series 2003B preferred stock and Series 2004A preferred stock will be converted into the right to receive the amount per share of Series 2003A preferred stock, Series 2003B preferred stock and Series 2004A preferred stock, respectively, that represents in each such case $2.50 in cash, without interest, less any applicable withholding taxes, per share of common stock on an as-converted basis, assuming conversion of all of such preferred stock to common stock as of the closing date (and in each case except for any such shares owned by the Company or its subsidiaries, and any such shares owned by stockholders who have properly demanded and not withdrawn appraisal rights).

•

Options. At the effective time of the merger, each outstanding option, whether or not then vested or exercisable, will vest and be cancelled and converted into the right to receive an amount in cash equal to (1) the number of shares of common stock subject to such option, multiplied by (2) the excess (if any) of the common per share merger consideration over the exercise price per share of such options, less any applicable withholding taxes.

Conditions to the Merger (Page 55)

The respective obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain customary conditions, including the adoption of the merger agreement by our stockholders, receipt of required regulatory approvals, the absence of any legal prohibitions, the accuracy of the representations and warranties of the parties and compliance by the parties with their respective obligations under the merger agreement.

Termination (Page 57)

We and Parent may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the closing of the merger, whether before or after the adoption of the merger agreement by our stockholders.

Either of the Company or Parent can terminate the merger agreement under several circumstances:

•

if the merger has not been consummated by May 1, 2011, which we refer to as the termination date (but, the right to terminate will not be available to a party if the failure to consummate the merger prior to the termination date was due to the failure of such party to perform any of its obligations under the merger agreement and such failure was the proximate cause of or resulted in the failure to close the merger);

•	our stockholders meeting has been held and our stockholders have not adopted the merger agreement at such meeting or any adjournment or postponement of such meeting; or

•

an order, decree or ruling or other action enjoining or otherwise prohibiting the consummation of the merger has become final and non-appealable (but, the right to terminate will not be available to a party if the imposition of such order, decree, ruling or other action was primarily due to the breach of the merger agreement by such party), or if any law makes the consummation of the merger prohibited.

The merger agreement may be terminated by the Company, if:

•

there has been a breach of a representation, warranty, covenant or agreement made by Parent or Merger Sub in the merger agreement or any such representation or warranty becomes untrue or incorrect after the date of the merger agreement, which breach or failure to be true or correct would give rise to the failure of the condition to the closing of the merger relating to the accuracy of the representations and warranties of Parent and Merger Sub or compliance by Parent and Merger Sub with their obligations under the merger agreement, and such breach or failure is not cured within certain notice periods (provided that we will not have this right to terminate if we are then in material breach of any of our representations, warranties, covenants or agreements);

•

at any time prior to the adoption of the merger agreement by our stockholders (1) our board of directors authorizes the Company to enter into an acquisition agreement with respect to a superior proposal, (2) we have complied with our material obligations with respect to acquisition proposals, described under “The Merger Agreement—Solicitation of Acquisition Proposals” beginning on page 51, and (3) we enter into an alternative acquisition agreement with respect to a superior proposal (provided that we have paid the termination fee described under “The Merger Agreement—Termination Fees” beginning on page 58 prior to such termination); or

•

the Company has satisfied its conditions to Parent and Merger Sub’s obligations to consummate the merger, and following notice by the Company to Parent of its readiness to close the merger, Parent and Merger Sub fail to close the merger within two business days following the date on which the closing should have occurred under the merger agreement (provided that we will not have this right to terminate the merger agreement if we are then in material breach of any of our representations, warranties, covenants or agreements).

The merger agreement may be terminated by Parent, if:

•

our board of directors (1) withholds, withdraws, modifies or qualifies its approval of the merger agreement or the merger or its recommendation that the stockholders of the Company adopt the merger agreement, (2) adopts, approves or recommends any acquisition proposal other than the merger agreement, (3) fails to reaffirm its recommendation that the stockholders of the Company adopt the merger agreement following Parent’s request that it do so, (4) fails to recommend against an acquisition proposal, (5) fails to include the recommendation of the board of directors that the stockholders of the Company adopt the merger agreement in this proxy statement, (6) enters into any agreement or understanding relating to an acquisition proposal (other than certain confidentiality agreements), or (7) makes any other public statement inconsistent with its recommendation that the stockholders of the Company adopt the merger agreement, which actions we refer to as a change in the board recommendation;

•	the Company has breached or violated any material obligation of the Company in respect of the provisions of the merger agreement relating to acquisition proposals;

•

there has been a breach of a representation, warranty, covenant or agreement made by the Company in the merger agreement or any such representation or warranty becomes untrue or incorrect after the date of the merger agreement, which breach or failure to be true or correct would give rise to the failure of the condition to closing of the merger relating to the accuracy of the representations and warranties of the Company or compliance by it with its obligations under the merger agreement, and such breach or failure is not cured within certain notice periods (provided that Parent will not have this right to terminate if Parent is then in material breach of any of its representations, warranties, covenants or agreements); or

•

there shall have occurred any events, occurrences, facts, conditions, changes or effects that, individually or in the aggregate, have had or could reasonably be expected to have a Company Material Adverse Effect, as such term is described under “The Merger Agreement—Company Material Adverse Effect” on page 48.

Termination Fees (Page 58)

If the merger agreement is terminated in certain circumstances, described under “The Merger Agreement— Termination Fees” beginning on page 58, the Company will be obligated to pay Parent a termination fee of $3.8 million.

Expense Reimbursement (Page 58)

In the event the merger agreement is terminated by Parent or the Company because our stockholders do not adopt the merger agreement, or by Parent as a result of the Company’s breach of its representations, warranties, covenants or agreements under the merger agreement, under circumstances in which the termination fee is not then payable pursuant to the merger agreement, then the Company is required to promptly pay Parent and its affiliates all reasonable fees and expenses incurred on or prior to the termination of the merger agreement, not to exceed $1.5 million.

Remedies (Page 59)

Parent’s receipt of the termination fee payable by us will be the sole and exclusive remedy of Parent and its affiliates against the Company, its subsidiaries and any of their respective directors, officers, employees, agents, stockholders, representatives, affiliates or assignees for any loss suffered as a result of the failure of the merger to be consummated under certain circumstances, described under “The Merger Agreement—Termination Fees” beginning on page 58.

The parties, in addition to other remedies available at law, are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement. The maximum liability of Parent, Merger Sub and its affiliates, on the one hand, and the Company and its affiliates, on the other hand, for monetary damages is limited to $3.8 million.

Parent has entered into a letter agreement, which we refer to as the second equity commitment letter, with the sponsor, dated November 1, 2010, pursuant to which the sponsor has committed to make or secure capital contributions to Parent at or prior to the closing of the merger of up to an aggregate amount of $3.8 million for the sole purpose of satisfying claims for monetary damages arising out of Parent and Merger Sub’s obligations under the merger agreement. The sponsor is permitted to capitalize Parent directly or indirectly through one or more affiliated entities.

The sponsor’s obligation to fund the financing contemplated by the second equity commitment letter is subject to the election by the Company to terminate the merger agreement because (1) there has been a breach of a representation, warranty, covenant or agreement made by Parent or Merger Sub in the merger agreement or any such representation or warranty becomes untrue or incorrect after the date of the merger agreement, which breach or failure to be true or correct would give rise to the failure of the condition to the closing of the merger relating to the accuracy of the representations and warranties of Parent and Merger Sub or compliance by Parent and Merger Sub with their obligations under the merger agreement, and such breach or failure is not cured within certain notice periods (provided that we will not have this right to terminate if we are then in material breach of any of our representations, warranties, covenants or agreements) or (2) the Company has satisfied its conditions to Parent and Merger Sub’s obligations to consummate the merger, and following notice by the Company to Parent of its readiness to close the merger, Parent and Merger Sub fail to close the merger within two business days following the date on which the closing should have occurred under the merger agreement (provided that we will not have this right to terminate if we are then in material breach of any of our representations, warranties, covenants or agreements). The Company is a third party beneficiary of the second equity commitment letter to the extent that the Company seeks specific performance of Parent’s right to cause the sponsor to fund its equity commitment in accordance with the terms of the second equity commitment letter.

•	Market Price of Common Stock (Page 61)

The closing price of the common stock on the NYSE Amex on November 1, 2010, the last trading day prior to the public announcement of the execution of the merger agreement, was $1.62 per share of common stock. On November 19, 2010, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for the common stock as reported on the NYSE Amex was $2.48 per share of common stock. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of common stock.

•	Appraisal Rights (Page 67)

Stockholders (including holders of both common stock and preferred stock) are entitled to appraisal rights under the General Corporation Law of the State of Delaware, or the DGCL, in connection with the merger, provided that stockholders satisfy all of the conditions set forth in Section 262 of the DGCL. This means that you are entitled to have the fair value of your shares of our common stock and/or preferred stock, as applicable, determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the merger consideration. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement and you must not submit a proxy to vote, or otherwise vote, in favor of the proposal to adopt the merger agreement. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page 67 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex D to this proxy statement. If you hold your shares of our common stock or preferred stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

•	Delisting and Deregistration of Common Stock (Page 71)

If the merger is completed, our common stock will be delisted from the NYSE Amex and deregistered under the Securities Exchange Act of 1934, as amended, or the Exchange Act. As a result, we would no longer file periodic reports with the Securities and Exchange Commission, or the SEC, on account of our common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger agreement, the merger and the special meeting. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully.

Q.	What is the proposed merger transaction and what effects will it have on the Company?

A.	The proposed transaction is the acquisition of the Company by Parent pursuant to the merger agreement. If the proposal to adopt the merger agreement is approved by our stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company being the surviving corporation. We refer to this transaction as the merger. As a result of the merger, the Company will become a direct wholly-owned subsidiary of Parent and will no longer be a publicly held corporation, our common stock will be delisted from NYSE Amex and deregistered under the Exchange Act, we will no longer file periodic reports with the SEC on account of our common stock, and you, as a holder of our capital stock, will no longer have any interest in our future earnings or growth.

Q.	What will I receive if the merger is completed?

A.	Upon completion of the merger, if you are a holder of our common stock, you will be entitled to receive the common per share merger consideration of $2.50 in cash, without interest, less any applicable withholding taxes, for each share of common stock that you own, unless you have properly exercised and not withdrawn your appraisal rights under the DGCL with respect to such shares. For example, if you own 100 shares of common stock, you will receive $2.50 in cash in exchange for your shares of common stock, less any applicable withholding taxes. You will not own any shares of the capital stock in the surviving corporation.

Upon completion of the merger, if you are a holder of our Series 2003A preferred stock, Series 2003B preferred stock and/or Series 2004A preferred stock, you will be entitled to receive the preferred per share merger consideration of $2.50 in cash, in each case, without interest, less any applicable withholding taxes, for each share of common stock you would receive assuming conversion of all of your preferred stock to common stock as of the closing date, unless you have properly exercised and not withdrawn your appraisal rights under the DGCL with respect to such shares. You will not own any shares of the capital stock in the surviving corporation.

Q.	How does the common per share merger consideration compare to the market price of the common stock prior to announcement of the merger?

A.	The common per share merger consideration represents a premium of approximately 54.3% to the closing share price of the common stock on November 1, 2010, the last trading day prior to the public announcement of the merger agreement, and a premium of approximately 77.4% to the average closing share price of our common stock during the 30-day trading period ended November 1, 2010.

Q.	How does the board of directors recommend that I vote?

A.	The board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Q.	When do you expect the merger to be completed?

A.	We are working towards completing the merger as soon as possible. Assuming timely receipt of required regulatory approvals and satisfaction of necessary closing conditions, including approval by our stockholders of the proposal to adopt the merger agreement, we anticipate that the merger will be completed by December 31, 2010. However, we cannot assure you when or if the merger will occur.

Q.	What happens if the merger is not completed?

A.	If the merger agreement is not adopted by the stockholders of the Company or if the merger is not completed for any other reason, the stockholders of the Company will not receive any payment for their shares of common stock or preferred stock in connection with the merger. Instead, the Company will remain an independent public company and the common stock will continue to be listed and traded on the NYSE Amex. Under specified circumstances, the Company will be required to pay to Parent a fee and/or expense reimbursement with respect to the termination of the merger agreement, as described under “The Merger Agreement—Termination Fees” beginning on page 58.

Q.	Is the merger expected to be taxable to me?

A.	Yes. The exchange of shares of common stock or preferred stock for cash pursuant to the merger generally will be a taxable transaction to U.S. holders (as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” on page 41) for U.S. federal income tax purposes. If you are a U.S. holder and you exchange your shares of capital stock in the merger, you will generally recognize gain or loss in an amount equal to the difference, if any, between the cash payments made pursuant to the merger and your adjusted tax basis in your shares of stock. Backup withholding may also apply to the cash payments made pursuant to the merger unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 41 for a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Q:	Do any of the Company’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A:	Yes. In considering the recommendation of the board of directors with respect to the adoption of the merger agreement, you should be aware that the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See “The Merger—Interests of Certain Persons in the Merger” beginning on page 39.

Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?

A.	You are receiving this proxy statement and proxy card or voting instruction form because you own shares of the Company’s common stock or preferred stock. This proxy statement describes matters on which we urge holders of common stock to vote and is intended to assist you in deciding how to vote your shares of common stock with respect to such matters.

Q.	When and where is the special meeting?

A.	The special meeting of stockholders of the Company will be held on December 20, 2010 at 10:00 a.m. local time, at 999 Stewart Avenue, Bethpage, New York 11714.

Q.	What am I being asked to vote on at the special meeting?

A.	Holders of common stock are being asked to consider and vote on a proposal to adopt the merger agreement, as it may be amended from time to time, that provides for the acquisition of the Company by Parent and to approve the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Q.	What vote is required for the Company’s stockholders to approve the proposal to adopt the merger agreement?

A.	The adoption of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock entitled to vote at the special meeting.

Because the affirmative vote required to approve the proposal to adopt the merger agreement is based upon the total number of outstanding shares of common stock, if you fail to submit a proxy or vote in person at the special meeting, or abstain, or you do not provide your bank, brokerage firm, or other nominee with instructions, as applicable, this will have the same effect as a vote against the proposal to adopt the merger agreement.

Q.	What vote of our stockholders is required to approve the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement?

A.	Approval of the proposal to adjourn the special meeting, if necessary, for the purpose of soliciting additional proxies requires the affirmative vote of the holders of at least a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting.

Abstaining will have the same effect as a vote against the proposal to adjourn the special meeting, if necessary, to solicit additional proxies. If you fail to submit a proxy or vote in person at the special meeting, or if your shares of common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of common stock, your shares of common stock will not be voted, but this will not have an effect on the proposal to adjourn the special meeting.

Q.	Who can vote at the special meeting?

A.	All of our holders of record of common stock as of the close of business on November 15, 2010, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. Each holder of our common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of common stock that such holder owned as of the record date.

Under the terms of the Amended and Restated Certificate of Designation of Series and Determination of Rights and Preferences of the preferred stock, the holders of preferred stock do not have voting rights on the proposals contained in this proxy statement.

Q.	What is a quorum?

A.	A majority of the shares of common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q.	How do I vote?

A.	If you are a common stockholder of record, you may have your shares of common stock voted on matters presented at the special meeting in any of the following ways:

•	in person—you may attend the special meeting and cast your vote there; or

•	by proxy—stockholders of record have a choice of voting by proxy:

•	over the Internet (the website for Internet voting is on your proxy card);

•	by using a toll-free telephone number noted on your proxy card; or

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope.

If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee.

Please be aware that if you submit a proxy over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A.	If your shares of common stock are registered directly in your name with our transfer agent, you are considered, with respect to those shares of common stock, the stockholder of record. This proxy statement, and your proxy card, have been sent directly to you by the Company.

If your shares of common stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of the shares of common stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares of common stock by following their instructions for voting.

Q.	If my shares of common stock are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my shares of common stock for me?

A.	Your bank, brokerage firm or other nominee will only be permitted to vote your shares of common stock of the Company if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares of common stock. If you do not instruct your bank, brokerage firm or other nominee to vote your shares of common stock, your shares of common stock will not be voted and the effect will be the same as a vote against the proposal to adopt the merger agreement, and your shares of common stock will not have an effect on the proposal to adjourn the special meeting.

Q.	How can I change or revoke my proxy?

A.	You have the right to revoke a proxy at any time before it is exercised, by submitting another proxy at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be received by the Corporate Secretary by the time the special meeting begins, or by attending the special meeting and voting in person.

Q.	What is a proxy?

A.	A proxy is your legal designation of another person to vote your shares of common stock. The written document describing the matters to be considered and voted on at the special meeting is called a proxy statement. The document used to designate a proxy to vote your shares of common stock is called a proxy card. Our board of directors has designated two of our officers, Harry V. Maccarrone and Robert F. Ende, and each of them, with full power of substitution, as proxies for the special meeting.

Q.	If a stockholder gives a proxy, how are the shares of common stock voted?

A.	The individuals named on the enclosed proxy card, or your proxies, will vote your shares of common stock in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares of common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Q.	How are votes counted?

A.	For the proposal to adopt the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes will have the same effect as votes against the proposal to adopt the merger agreement.

For the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will have the same effect as if you voted against the proposal, but broker non-votes will not have an effect on the proposal to adjourn the special meeting.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you hold shares of common stock in “street name” and also directly as a record holder or otherwise, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. These should each be submitted and/or returned separately in accordance with the instructions provided in this proxy statement in order to ensure that all of your shares of common stock are voted.

Q.	What happens if I sell my shares of common stock before the special meeting?

A.	The record date for stockholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the merger. If you transfer your shares of common stock after the record date but before the special meeting you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.

We have engaged Phoenix Advisory Partners to assist in the solicitation of proxies for the special meeting and we estimate that we will pay Phoenix Advisory Partners a fee of approximately $6,500, plus $4.00 per telephone call made by Phoenix Advisory Partners to or received by Phoenix Advisory Partners from stockholders of the Company. We have also agreed to reimburse Phoenix Advisory Partners for reasonable out-of-pocket expenses and disbursements incurred by Phoenix Advisory Partners in connection with the proxy solicitation and to indemnify Phoenix Advisory Partners against certain losses, costs and expenses. In addition, the Company may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of common stock for their expenses in forwarding the proxy materials to beneficial owners of the common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, over the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	What do I need to do now?

A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please submit your proxy promptly to ensure that your shares are represented at the special meeting. If you hold your shares of common stock in your own name as the stockholder of record, please submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope, using the telephone number printed on your proxy card or using the Internet instructions printed on your proxy card. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	Should I send in my stock certificates now?

A.	No. You will be sent a letter of transmittal promptly after the completion of the merger, describing how you may exchange your shares of common stock or preferred stock for the common per share merger consideration or preferred per share merger consideration, as applicable. If your shares of common stock are held in “street name” by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares of common stock in exchange for the common per share merger consideration. Please do NOT return your stock certificate(s) with your proxy.

Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the common per share merger consideration for my shares of common stock or the preferred per share merger consideration for my shares of preferred stock?

A.	Yes. As a holder of common stock or preferred stock, you are entitled to appraisal rights under the DGCL in connection with the merger if you take certain actions and meet certain conditions, including that you properly demand appraisal of your shares of common stock and/or preferred stock and do not vote (in person or by proxy) in favor of the adoption of the merger agreement. See “Appraisal Rights” beginning on page 67.

Q.	Who can help answer my other questions?

A.	If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of our common stock, or need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact Phoenix Advisory Partners, our proxy solicitor, toll free at (800) 576-4314.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us, contain statements that, in our opinion, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “project,” “estimate,” “will,” “may,” “should,” “future,” “predicts,” “potential,” “continue” and similar expressions identify these forward-looking statements, which appear in a number of places in this proxy statement (and the documents to which we refer you in this proxy statement) and include, but are not limited to, all statements relating directly or indirectly to the timing or likelihood of completing the merger to which this proxy statement relates, plans for future growth and other business development activities as well as capital expenditures, financing sources, and the effects of regulation and competition, and all other statements regarding our intent, plans, beliefs or expectations or those of our directors or officers. Investors are cautioned that such forward-looking statements are not assurances for future performance or events and involve risks and uncertainties that could cause actual results and developments to differ materially from those covered in such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including our most recent filings on Form 10-K, factors and matters contained or incorporated by reference in this document, and the following factors:

•

the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination under circumstances that could require us to pay a termination fee and/or reimburse Parent and Merger Sub for its incurred fees and expenses;

•

the failure of Parent to obtain the necessary equity financing set forth in the equity commitment letter received in connection with the merger, the failure to obtain the debt financing necessary to complete the merger transaction or the failure of such financings to be sufficient to complete the merger and the transactions contemplated thereby;

•	the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the merger, including required regulatory approvals;

•	the failure of the merger to close for any other reason;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	the outcome of any legal proceedings that are and may be instituted against the Company and/or others relating to the merger agreement;

•	diversion of management’s attention from ongoing business concerns;

•	the effect of the announcement of the merger on our business relationships, operating results and business generally; and

•	the amount of the costs, fees, expenses and charges related to the merger.

We undertake no obligation to publicly release any revision to any forward-looking statement contained or incorporated herein to reflect any future events or occurrences.

You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

PARTIES TO THE MERGER AGREEMENT

The Company

COMFORCE Corporation

999 Stewart Avenue

Bethpage, New York 11714

(516) 437-3300

The Company is a Delaware corporation with its headquarters in Bethpage, New York. We are a leading provider of outsourced staffing management services that enable Fortune 1000 companies and other large employers to consolidate, automate and manage staffing, compliance and oversight processes for their contingent workforces. We also provide specialty staffing, consulting and other outsourcing services to Fortune 1000 companies and other large employers for their healthcare support, technical and engineering, information technology, telecommunications and other staffing needs. In addition, the Company provides funding and back office support services to independent consulting and staffing companies.

Through a national network of 24 offices (17 Company-owned and 7 licensed), we provide human capital management and outsourcing services, and recruit and place highly skilled contingent personnel and financing services for a broad customer base. Our labor force consists primarily of financial industry professionals and support personnel, computer programmers, systems consultants, analysts, engineers, technicians, scientists, researchers, healthcare professionals and skilled office support personnel.

For more information about the Company, please visit our website at http://www.comforce.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also “Where You Can Find More Information” beginning on page 71. Our common stock is listed on the NYSE Amex under the symbol “CFS.”

Parent

CFS Parent Corp.

c/o ABRY Partners VI, L.P.

111 Huntington Avenue, 30th Floor

Boston, Massachusetts 02199

CFS Parent Corp., a Delaware corporation and affiliate of ABRY, was formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement, and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement. ABRY is a Delaware limited liability company.

Merger Sub

CFS Merger Sub Corp.

c/o ABRY Partners VI, L.P.

111 Huntington Avenue, 30th Floor

Boston, Massachusetts 02199

CFS Merger Sub Corp., a Delaware corporation and affiliate of ABRY, was formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. Merger Sub is a direct wholly-owned subsidiary of Parent and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement. In the merger, Merger Sub will merge with and into the Company and will cease to exist, and the Company will continue as the surviving corporation.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders in connection with the special meeting of stockholders to be held on December 20, starting at 10:00 a.m. local time, at 999 Stewart Avenue, Bethpage, New York 11714, or at any postponement or adjournment of the special meeting. At the special meeting, holders of our common stock will be asked to approve the proposal to adopt the merger agreement and to approve the proposal to adjourn the special meeting, if necessary, for the purpose of soliciting additional proxies if there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

The holders of our common stock must approve the proposal to adopt the merger agreement in order for the merger to occur. If the holders of our common stock fail to approve the proposal to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully in its entirety.

Record Date and Quorum

We have fixed the close of business on November 15, 2010 as the record date for the special meeting, and only holders of record of common stock on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to attend, the special meeting if you owned shares of common stock or preferred stock at the close of business on the record date. On the record date, there were 17,387,702 shares of common stock outstanding and entitled to vote. Each share of common stock entitles its holder to one vote on all matters properly coming before the special meeting. Holders of preferred stock are not entitled to vote at the special meeting.

A majority of the shares of common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Shares of common stock represented at the special meeting but not voted, including shares of common stock for which a stockholder directs an “abstention” from voting, as well as “broker non-votes” (as described below), will be counted for purposes of establishing a quorum. A quorum is necessary to transact business at the special meeting. Once a share of common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. If a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned to solicit additional proxies.

Attendance

Only holders of our common stock as of the record date or their duly authorized proxies have the right to vote at the special meeting. Holders of our preferred stock have the right to attend, but not to vote at, the special meeting. To gain admittance, you must present valid photo identification, such as a driver’s license or passport. If your shares of our capital stock are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of such capital stock and valid photo identification. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder.

Vote Required

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock entitled to vote at the special meeting. For the proposal to adopt the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast in favor of the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting, or abstain, it will have the same effect as a vote against the proposal to adopt the merger agreement.

If your shares of common stock are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, you are considered, with respect to those shares of common stock, the “stockholder of record.” This proxy statement and proxy card have been sent directly to you by the Company.

If your shares of common stock are held through a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares of common stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

Under the rules of the New York Stock Exchange, brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approving non-routine matters such as the proposal to adopt the merger agreement and the proposal to adjourn the special meeting, if necessary, to solicit additional proxies. As a result, absent specific instructions from the beneficial owner of such shares of common stock, brokers are not empowered to vote those shares of common stock, which we refer to generally as broker non-votes. These broker non-votes will be counted for purposes of determining a quorum, but will have the same effect as a vote against the proposal to adopt the merger agreement.

The proposal to adjourn the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of at least a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting, whether or not a quorum is present. For the proposal to adjourn the special meeting, if necessary, you may vote FOR, AGAINST or ABSTAIN. For purposes of this proposal, if your shares of common stock are present at the special meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted against the proposal. If you fail to submit a proxy or vote in person at the special meeting, or there are broker non-votes on the issue, as applicable, the shares of common stock not voted, will not be counted in respect of, and will not have an effect on, the proposal to adjourn the special meeting.

If you are a stockholder of record, you may have your shares of common stock voted on matters presented at the special meeting in any of the following ways:

•	in person—you may attend the special meeting and cast your vote there; or

•	by proxy—stockholders of record have a choice of voting by proxy:

•	over the Internet (the website for Internet proxy voting is on your proxy card);

•	by using a toll-free telephone number noted on your proxy card; or

•	by signing and dating the proxy card you receive and returning it in the enclosed prepaid reply envelope;

If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee.

Please be aware that if you submit a proxy over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for submitting a proxy over the Internet or by telephone. If you choose to submit a proxy by mailing a proxy card, your proxy card must be received by the Corporate Secretary of the Company by the time the special meeting begins. Please do not send in your stock certificates with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the common per share merger consideration and/or preferred per share merger consideration, as applicable, in exchange for your stock certificates.

If you vote by proxy, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, will vote your shares of common stock in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares of common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of common stock should be voted on a matter, the shares of common stock represented by your properly signed proxy will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

If you have any questions or need assistance in submitting your proxy, please contact Phoenix Advisory Partners, our proxy solicitor, toll free at (800) 576-4314.

IT IS IMPORTANT THAT YOU SUBMIT A PROXY FOR YOUR SHARES OF COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR OVER THE INTERNET. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

As a condition to Parent and Merger Sub entering into the merger agreement, our executive officers and directors, John Fanning, Harry V. Maccarrone, Daniel Raynor, Gordon Robinett, Kenneth J. Daley, Pierce J. Flynn, and Robert F. Ende, have each entered into a voting and support agreement, dated as of November 1, 2010, with Parent and Merger Sub, in which they have agreed, among other things, to (1) vote all of their shares of common stock in favor of the adoption of the merger agreement, and (2) certain restrictions on the disposition of their shares of common stock and preferred stock, subject to the terms and conditions of the voting and support agreements. Such officers and directors have voting control over an aggregate of 31.0% (not including any shares of common stock deliverable upon exercise or conversion of any options or preferred stock) of the outstanding shares of common stock of the Company entitled to vote at the special meeting. The voting and support agreements will terminate on the first to occur of (1) the effective time of the merger, (2) the termination of the merger agreement in accordance with its terms, or (3) the mutual agreement of the stockholder and Parent. A copy of the form of voting and support agreement is attached as Annex B to this proxy statement.

Proxies and Revocation

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet or by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person at the special meeting. If your shares of common stock are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee on how to vote your shares of common stock using the instructions provided by your broker, bank or other nominee. If you fail to submit a proxy or vote in person at the special meeting, or abstain, or you do not provide your broker, bank or other nominee with instructions, as applicable, your shares of common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote against the proposal to adopt the merger agreement.

You have the right to revoke a proxy at any time before it is exercised, by submitting another proxy at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be received by the Corporate Secretary by the time the special meeting begins, or by attending the special meeting and voting in person.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be postponed, subject to the terms of the merger agreement, for the purpose of soliciting additional proxies, or the special meeting may be adjourned, subject to the terms of the merger agreement, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, any adjournment may be made without notice (if a new record date has not been fixed). Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Anticipated Date of Completion of the Merger

We are working towards completing the merger as soon as possible. Assuming timely satisfaction of necessary closing conditions, we anticipate that the merger will be completed by December 31, 2010. If our stockholders vote to approve the proposal to adopt the merger agreement, the merger will become effective as promptly as practicable following the satisfaction or waiver of the other conditions to the merger, subject to the terms of the merger agreement. See “The Merger—Effective Time of Merger” beginning on page 39.

Rights of Stockholders Who Seek Appraisal

Stockholders, including both holders of common stock and holders of preferred stock, are entitled to appraisal rights under the DGCL in connection with the merger. This means that you are entitled to have the fair value of your shares of our common stock or preferred stock, as applicable, determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the merger consideration if you follow exactly the procedures specified under the DGCL. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement at the special meeting and you must not vote (either in person or by proxy) in favor of the proposal to adopt the merger agreement. Your failure to satisfy the conditions and follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page 67 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex D to this proxy statement. If you hold your shares of our common stock or preferred stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or other nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

Solicitation of Proxies; Payment of Solicitation Expenses

Proxies are being solicited by our board of directors, which has retained Phoenix Advisory Partners as its proxy solicitor to assist in the solicitation of proxies, from our common stockholders. We estimate that we will pay Phoenix Advisory Partners a fee of approximately $6,500, plus $4.00 per each telephone call made to or received from stockholders of the Company. We have also agreed to reimburse Phoenix Advisory Partners for reasonable out-of-pocket expenses and disbursements incurred by Phoenix Advisory Partners in connection with the proxy solicitation and to indemnify Phoenix Advisory Partners against certain losses, costs and expenses. In addition to the solicitation of proxies by mail, our directors, officers and employees may also solicit proxies personally, electronically, by telephone or by facsimile without additional compensation for such proxy solicitation activity. Brokers and other nominees who held our common stock on the record date will be asked to contact the beneficial owners of the shares that they hold to send proxy materials to and obtain proxies from such beneficial owners. Although there is no formal agreement to do so, we may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to our stockholders.

Questions and Additional Information

If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of our common stock, or need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact Phoenix Advisory Partners, our proxy solicitor, toll free at (800) 576-4314.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger. As a result of the merger, the Company will cease to be a publicly traded company. You will not own any shares of the capital stock of the surviving corporation.

Merger Consideration

In the merger, each outstanding share of common stock (other than any shares of common stock held by Parent, Merger Sub, the Company or any of their respective subsidiaries, and any shares of common stock held by stockholders who have properly demanded and not withdrawn appraisal rights under the DGCL, which we refer to collectively as the excluded shares) will be converted into the right to receive $2.50 common per share merger consideration, without interest, and less any applicable withholding taxes.

In the merger, each issued and outstanding share of Series 2003A preferred stock, Series 2003B preferred stock and Series 2004A preferred stock will be converted into the right to receive the amount per share of Series 2003A preferred stock, Series 2003B preferred stock and Series 2004A preferred stock, respectively, that represents in each such case $2.50 in cash, without interest, less any applicable withholding taxes, per share of common stock on an as-converted basis, assuming conversion of all of such preferred stock to common stock as of the closing date (and in each case other than any such shares held by the Company or its subsidiaries, and any such shares held by stockholders who have properly demanded and not withdrawn appraisal rights). All issued and outstanding shares of preferred stock are owned directly or indirectly by John Fanning, our Chairman, and members of his family.

As of the date of the merger agreement, there were 6,148 shares of Series 2003A preferred stock outstanding, 513 shares of Series 2003B preferred stock outstanding and 6,737 shares of Series 2004A preferred stock outstanding, which, as of the date of the merger agreement, would be convertible into an aggregate of 9,236,655 shares of common stock (approximately $23,091,637 in the aggregate), 1,456,168 shares of common stock (approximately $3,640,420 in the aggregate), and 5,720,892 shares of common stock (approximately $14,302,231 in the aggregate), respectively.

Dividends will continue to accrue on the outstanding Series 2003A preferred stock, Series 2003B preferred stock, and Series 2004A preferred stock at a rate of 7.5%, in accordance with terms of the Amended and Restated Certificate of Designation of Series and Determination of Rights and Preferences of the preferred stock, until the closing date. All dividends will be treated as if converted into the right to receive common stock at the respective conversion price for each class. Accordingly, the amount that the holders of preferred stock will be entitled to receive will continue to increase until the closing date by approximately 2,213 additional shares of common stock per day (in the aggregate for all preferred stock), or approximately $5,532 per day (in the aggregate for all preferred stock), but will not reduce the common per share merger consideration.

Background of the Merger

The board of directors of the Company has engaged over a number of years in periodic consideration of transactions and strategic alternatives potentially available to the Company to enhance stockholder value, including the possible sale of the Company in its entirety and a potential spin-off of a significant business unit. During the past two years, the Company has not entered into any material agreements with respect to any potential transaction other than the agreement with Ewing Bemiss, confidentiality agreements with prospective acquirers as part of the Company’s selling efforts, and the merger agreement and related agreements described in this proxy statement.

In addition, over a number of years, our senior management team has met with Ewing Bemiss, the Company’s financial advisor, to review and discuss strategic options to enhance stockholder value in light of the Company’s performance, developments in the mergers and acquisitions market and the changing competitive landscape in the markets in which our businesses operate.

In late October 2009, Ewing Bemiss briefed John Fanning, Harry Maccarrone, Robert Ende, and Teresa Golio on bellwether transaction activity in the human resources outsourcing market. A discussion ensued about the recovery in the market for larger, strategic transactions. Ewing Bemiss observed, and the Company participants agreed, that the Company was positioned to pursue a sale at an attractive value relative to the share price, given (1) our solid performance during the recession of 2008 and 2009 characterized by revenue stability, (2) the VMS platform opportunity offered through PrO Unlimited, which we refer to as PrO, and RightSourcing, (3) our positive growth outlook, and (4) the supply/demand imbalance in the mergers and acquisitions market favoring quality sellers with size.

On December 3, 2009, Jim McGrath and Tom Willingham of Ewing Bemiss met with John Fanning, Harry Maccarrone, Robert Ende and Teresa Golio, and counseled that a sale of the Company through an auction process would likely result in the maximum value to stockholders. There was a general discussion of potential strategic buyers, and Ewing Bemiss also led a discussion regarding a possible sale to a financial buyer.

Following the December 3, 2010 meeting, there were informal discussions among our senior management and the board of directors regarding a sale of the Company. A consensus emerged among the members of the board of directors to engage Ewing Bemiss with a mandate to pursue a transaction.

On January 19, 2010, the board of directors engaged Ewing Bemiss to pursue a sale of the Company. On that date our common stock price closed at $1.27 per share. Ewing Bemiss developed a transaction timetable keyed to the projected recovery in our staff augmentation business and growth in PrO Unlimited that we anticipated would be reflected in our operating results by the middle of 2010.

Ewing Bemiss, with feedback from our senior management team, developed a list of 63 potential strategic buyers which included large staffing companies, VMS providers, human resources outsourcing companies, and other business services providers deemed relevant from a business and acquisition capability standpoint. The strategic buyers list included 24 international buyers, 15 European and 9 Asian companies, identified by Ewing Bemiss as realistic candidates to complete a strategic transaction with us. In addition, the buyers list included 261 private equity groups for whom a transaction with the Company fit their investment objectives and transaction parameters.

On March 9, 2010, Ewing Bemiss updated the board of directors on its preparations for a sale process as part of a regularly scheduled meeting of the board of directors.

On April 20, 2010, Ewing Bemiss began contacting potential buyers. On that date our common stock price closed at $1.22 per share. In late April and early May 2010, Ewing Bemiss contacted 324 parties, 63 strategic buyers and 261 private equity groups, to determine acquisition interest in the Company. Included in this group was ABRY, who participated in each step of the sale process, described below. Of the 324 potential buyers contacted, 112 requested additional information and received from Ewing Bemiss a nondisclosure agreement for their consideration. 103 of those parties, including 10 strategic parties and 93 financial buyers, executed nondisclosure agreements and received a confidential information memorandum containing nonpublic business and financial information. On May 20, 2010, Ewing Bemiss sent out an initial bid instruction letter requesting that prospective buyers submit initial indications by June 12, 2010.

By mid-June 2010, Ewing Bemiss had received 12 written initial indications of interest from both strategic and financial parties. The initial indications of interest reflected an enterprise value range of $110 million to $140 million – from a small premium to the prevailing market price to a price of $2.18 per share.

Following a review of such indications of interest, the board of directors authorized Ewing Bemiss to invite the six highest bidders, which included two strategic and four financial buyers, to a management presentation and to begin due diligence. In early July 2010 each of these six groups met with Harry Maccarrone, Robert Ende, Teresa Golio, Andrew Schultz, and Ewing Bemiss. John Fanning did not participate due to the condition of his health.

After the management meetings, Ewing Bemiss followed up with each potential buyer to elicit feedback and discuss next steps in the process. ABRY and four other parties reiterated their acquisition interest, indicating that their interest was focused on PrO.

The sixth group, a strategic party, expressed continuing interest but also stated that it was reducing its valuation to the prevailing share price due to concerns about our gross margin and its ability to achieve cost savings in integrating our and its respective back-offices. Ewing Bemiss advised that this lower valuation was not in an acceptable range, and discussions were terminated.

The fifth group, also a strategic party, indicated strong interest following the management meeting, but later declined to move forward based on differences in its and the Company’s business philosophies.

Based on the lack of progress with the strategic buyers, the board of directors determined that the best path to maximizing stockholder value was to focus on financial buyers. It authorized Ewing Bemiss to arrange meetings between the PrO management team and the four financial buyers with particular focus on PrO and RightSourcing as a private equity-backed VMS platform. Members of the PrO management team met with each of the four financial buyers in late August and early September, 2010. These prospective buyers concurrently performed extensive due diligence during this period. The four financial buyers were provided with a final bid instruction letter and draft merger agreement and asked to submit written final proposals on September 22, 2010. Three of the four parties, including ABRY, submitted written proposals to Ewing Bemiss. The bids ranged from $2.30 to $2.40 per share. The fourth group did not submit a final bid.

On September 27, 2010, the board of directors reviewed the three final proposals with Ewing Bemiss in a telephonic meeting. The board of directors’ discussion focused on price and other material terms of the offers as well as qualitative factors related to the parties’ ability to successfully close a transaction. David Edwards of Barnes & Thornburg LLP, Company counsel, summarized the key points in each of prospective buyers’ markup of the merger agreement. Following a discussion led by Ewing Bemiss, the board of directors recognized that each of three finalists possessed the financial wherewithal to complete a transaction, had invested significant resources which included out-of-pocket expenses of third party advisory firms engaged to conduct due diligence, and had clearly communicated and demonstrated a high degree interest in being selected as the buyer.

The board of directors also recognized that, among the bidders, ABRY was distinguished by several factors: its recent and extensive public-to-private acquisition experience; its familiarity through its existing portfolio with payroll processors for temporary workforces; and, importantly in the view of the board of directors, a willingness to execute the merger agreement without any financing contingency and, if necessary, use financing from affiliated funds to complete the transaction.

Nonetheless, based on the existence of a favorable competitive dynamic and no clear winner based on price, the board of directors instructed Ewing Bemiss to go back to the three finalists and ask that they submit their “best and final” proposal by that evening. Ewing Bemiss delivered this message, and the three finalists submitted revised proposals later in the day at a price of $2.60, $2.60 and $2.63 per share of common stock, respectively. ABRY’s revised proposal was $2.60 per share.

On September 28, 2010, the board of directors met again by telephone with Ewing Bemiss to review the revised final proposals of the three bidders, noting how the finalists were very close on price (as noted above, with two proposals, including ABRY’s, at $2.60 and one proposal at $2.63 per share of common stock). Based on ABRY’s agreement to proceed without a financing contingency and with the directors’ understanding that ABRY, alone among the bidders, had a clear path to an alternative source of financing that would be necessary to complete a transaction, the board of directors asked Ewing Bemiss to contact ABRY to advise it that the Company would accept an offer of $2.65 per share. In connection with the foregoing, the board of directors elected not to re-contact the other finalist bidders principally based on Ewing Bemiss’s advice that the other finalist bidders’ “best and final” proposals reflected full value and that any further price increases would likely be clawed back in the due diligence process. In addition, the board of directors considered that re-bidding could prevent the Company from completing a transaction in 2010, which it generally viewed as favorable since 2010 federal income tax rates are low and 2011 federal income tax rates are uncertain. Later that day, ABRY submitted a revised proposal at a price of $2.65 per share of common stock, which the Company accepted. On September 29, 2010, the Company entered into an exclusivity agreement with ABRY providing for exclusivity through October 22, 2010, which term was, as described below, extended on October 26, 2010 through October 29, 2010.

During this exclusivity period, representatives of the Company, ABRY and their respective advisors, including Ewing Bemiss and Barnes & Thornburg LLP for the Company, and Kirkland & Ellis LLP, Jackson Lewis LLP and PricewaterhouseCoopers LLP for ABRY, met or spoke on a daily basis regarding our business and their financial and legal due diligence. These individuals also engaged in discussions and negotiations concerning the merger agreement and other related documents. These discussions included details of the scope of representations and warranties and covenants to be contained in the merger agreement, the Company’s ability to consider other acquisition proposals and to terminate the merger agreement to pursue such other proposals, the respective termination rights of the parties, the amount and circumstances under which the Company would be obligated to pay Parent a termination fee or reimburse Parent’s expenses, the extent to which ABRY would be responsible for the obligations of Parent and Merger Sub under the merger agreement, and which shares of common stock and preferred stock would be subject to the voting and support agreements and who would be party thereto.

On October 22, 2010, ABRY presented a summary of its due diligence findings to Ewing Bemiss, highlighting certain material items that it had identified after completion of the final bid process as having an aggregate negative impact on the Company’s EBITDA (as defined below) of approximately $3.4 million, which amount ABRY partially offset after accounting for approximately $1.6 million in aggregate positive impact on the Company’s EBITDA as a result of its recent and expected financial performance. After applying a purchase price multiple of 6.72x EBITDA to determine the aggregate impact of the foregoing on the Company’s enterprise value, ABRY communicated a reduced offer of $2.32 per share of common stock. Ewing Bemiss and ABRY discussed the issues in a series of calls into the evening of Friday, October 22, 2010. Ewing Bemiss acknowledged the issues and the negative impact on baseline operating cash flow but challenged ABRY on the net impact to the Company in light of other positive factors, including improved projections based on third quarter 2010 results, which had become available after completion of the final bid process. Ewing Bemiss noted that October 22, 2010 was the last day of the exclusivity period and that if the parties were unable to reach agreement on these outstanding deal points quickly, the board of directors would consider re-contacting the other finalist bidders.

In a telephonic meeting on Monday, October 25, 2010, Ewing Bemiss briefed our board of directors on ABRY’s position in respect of the issues identified. The board of directors discussed the purchase price implication of the issues and concluded that, to the extent they would have been willing to submit revised bids, both of the other finalist bidders would have reduced their respective offers by at least as much as ABRY had reduced its offer. The board of directors approved a price of $2.50 per share of common stock and, after a final round of negotiation, ABRY and the Company agreed to this price. On October 26, 2010, the Company and ABRY entered into an extension of the exclusivity period through October 29, 2010. The merger agreement was substantially finalized at the price of $2.50 per share of common stock, and the agreement was circulated to the parties. During the finalization of the merger agreement, the parties further negotiated the respective termination rights of the parties, the amount and circumstances under which the Company would be obligated to pay Parent a termination fee or reimburse Parent’s expenses, the amount of the termination fee and expense reimbursement cap and, after multiple proposals, settled on the amounts set forth in the merger agreement.

At a special meeting of the board of directors convened on November 1, 2010, the board of directors considered the proposed merger. David Edwards of Barnes & Thornburg LLP reviewed with the board of directors the principal features of the proposed merger agreement and discussed the fiduciary duties of the directors with respect to the merger. During the board meeting, Ewing Bemiss provided the board of directors with its written fairness opinion and presented a comprehensive review of the valuation methods used in connection with its financial analysis of the merger. Following Ewing Bemiss’ presentation, and after a full discussion among the members of the board of directors, the merger agreement and the merger were approved by unanimous vote of the directors present at or participating in the meeting. All of the Company’s directors participated in the meeting except for John Fanning, the Chairman, who was unable to participate due to the condition of his health. Mr. Fanning evidenced his assent to the terms of the merger by signing his voting and support agreement described under “Voting and Support Agreements.” A copy of the form of the voting and support agreement is attached as Annex B to this proxy statement. On November 1, 2010, the merger agreement was executed by the parties, and the transaction was publicly announced on November 2, 2010. As of the date of this proxy statement, since the date of execution of the merger agreement no other party has contacted Ewing Bemiss or the Company about a potential acquisition transaction involving the Company.

Reasons for the Merger; Recommendation of the Board of Directors

On November 1, 2010, the board of directors met to consider the merger. On the basis of the factors described below, the board of directors determined that the merger is fair to, and in the best interests of, the Company and its stockholders, approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement, resolved that the merger agreement be submitted for consideration by the holders of the Company’s common stock at a special meeting of stockholders, and recommended that the holders of the Company’s common stock vote to approve the proposal to adopt the merger agreement.

In evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement, the board of directors consulted with our senior management team, as well as our outside legal and financial advisors, and considered a number of factors, including the following material factors:

•	management’s views and opinions on the current staffing industry;

•	the understanding by the board of directors of the business, operations, financial condition, earnings and prospects of the Company, including the prospects of the Company as an independent entity;

•	the extent and breadth of the auction process and its results, as more fully described under the caption “The Merger—Background of the Merger” beginning on page 23;

•

the fact that the common per share merger consideration represents a premium of approximately 54.3% to the closing share price of the common stock on November 1, 2010, the last trading day prior to the public announcement of the merger agreement and a premium of approximately 77.4% to the closing share price during the 30-day trading period ended on November 1, 2010;

•

the presentation to the board of directors on November 1, 2010, and financial analyses reviewed therewith, and the opinion, dated November 1, 2010, of Ewing Bemiss as to the fairness, from a financial point of view, as of the date of the opinion, and subject to various assumptions and limitations described therein, to holders of common stock (other than Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent) of the common per share merger consideration to be received by such stockholders in the merger, as more fully described below under the caption “The Merger—Opinion of Financial Advisor” beginning on page 30;

•	the likelihood that the merger would be completed based on, among other things (not in any relative order of importance):

•	the fact that there is no financing or due diligence condition to the completion of the merger in the merger agreement;

•

the receipt of an executed equity commitment letter from sponsor to Parent in an amount sufficient to fund the common per share merger consideration and preferred per share merger consideration for all of our common stock and preferred stock, and the terms of the equity commitment letter, which, in the reasonable judgment of the board of directors, increases the likelihood of such equity financing being completed;

•	the reputation of the sponsor;

•

the Company’s ability, under certain circumstances pursuant to the merger agreement and the equity commitment letter, to seek specific performance of Parent’s obligation to cause the sponsor to make or secure equity contributions to Parent pursuant to the equity commitment letter;

•

the fact that the all cash common per share merger consideration and preferred per share merger consideration will provide our stockholders with immediate fair value, in cash, for all of their shares of stock, while avoiding medium and long-term business risk, while also providing our stockholders certainty of value for their shares of stock;

•

the Company’s ability, under certain circumstances, to terminate the merger agreement in order to enter into an agreement providing for a superior proposal, provided that the Company complies with its material obligations relating to the entering into of any such agreement and pays a termination fee of $3.8 million to Parent, which the board of directors concluded was reasonable in the context of termination fees payable in comparable transactions and in light of the overall terms of the merger agreement, including the aggregate amount of the common per share merger consideration and preferred per share merger consideration;

•

the review by the board of directors of the potential costs associated with executing the merger agreement, including change in control payments, severance obligations and related costs as well as estimated advisor fees, which the board of directors concluded were reasonable and would not affect the advice from, or the work performed by, senior management of the Company or the Company’s financial advisors in connection with the evaluation of the merger and the merger agreement by the board of directors;

•

the availability of appraisal rights under the DGCL to holders of common stock and preferred stock who comply with all of the required procedures under the DGCL, which allows such holders to seek appraisal of the fair value of their shares of common stock and preferred stock, as applicable, as determined under the DGCL; and

•	the fact that the termination date under the merger agreement allows for sufficient time to complete the merger.

The board of directors also considered a variety of potentially negative factors in its deliberations concerning the merger agreement and the merger, including the following (not in any relative order of importance):

•

the merger would preclude the Company’s stockholders from having the opportunity to participate in the future performance of its assets, future earnings growth, and future appreciation of the value of its common stock or preferred stock;

•

the significant costs involved in connection with entering into and completing the merger and the substantial time and effort of management required to complete the merger, which could result in disruptions to the operation of the Company’s business;

•

the restrictions on the conduct of the Company’s business prior to the completion of the merger, which could delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company absent the pending completion of the merger;

•

the announcement and pendency of the merger, or failure to complete the merger, may cause substantial harm to relationships with the Company’s employees, customers and partners and may divert management and employee attention away from the day to day operation of our business;

•

the possibility that the $3.8 million termination fee payable by the Company upon the termination of the merger agreement could discourage other potential acquirers from making a competing bid to acquire the Company;

•

the fact that, while the Company expects the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations, including with respect to required regulatory approvals, to complete the merger agreement will be satisfied, and, as a result, the merger may not be consummated;

•	the fact that an all cash transaction would be taxable to the Company’s stockholders that are U.S. holders for U.S. federal income tax purposes;

•	Parent and Merger Sub are newly-formed corporations with essentially no assets other than the equity commitment;

•	the risk that the debt financing necessary for the consummation of the merger might not be obtained; and

•	the risk that the financing contemplated by the equity commitment letter for the consummation of the merger might not be obtained.

The foregoing discussion of the information and factors considered by the board of directors is not intended to be exhaustive, but includes the material factors considered by the board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, the board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The board of directors based its recommendation on the totality of the information presented.

The board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See “The Merger—Interests of Certain Persons in the Merger” beginning on page 39.

Opinion of Financial Advisor

Opinion of Ewing Bemiss

On November 1, 2010, at a meeting of the board of directors of the Company held to evaluate the merger, Ewing Bemiss delivered to the Company’s board of directors an oral opinion, which was confirmed by delivery of a written opinion dated November 1, 2010, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the common per share merger consideration payable to the holders of our common stock in the merger is fair, from a financial point of view, to such holders. The full text of the Ewing Bemiss written opinion to the board of directors of the Company, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference herein in its entirety. The following summary of Ewing Bemiss’s opinion is qualified in its entirety by reference to the full text of the opinion. Ewing Bemiss’s written opinion was addressed to the board of directors. Ewing Bemiss’s opinion is directed only to the fairness, from a financial point of view, to the holders of our common stock of the common per share consideration to be received by such holders, and it does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the merger or any other matter.

In connection with rendering its opinion, Ewing Bemiss:

(i)	Reviewed certain publicly available business and financial information relating to the Company;

(ii)	Reviewed audited financial statements of the Company and reviewed certain internal financial and operating information of the Company furnished to or discussed with Ewing Bemiss by the management of the Company, including financial forecasts prepared by the management of the Company, which we refer to as the management forecast;

(iii)	Discussed with members of the Company’s senior management the Company’s historical and current financial condition and operating results, as well as the future prospects of the Company;

(iv)	Reviewed the merger agreement dated November 1, 2010;

(v)	Reviewed the trading history for the Company’s common stock and a comparison of that trading history with the trading histories of other companies Ewing Bemiss deemed relevant;

(vi)	Compared the financial position and operating results of the Company with those of other publicly traded companies Ewing Bemiss deemed relevant and considered the market trading multiples of such companies;

(vii)	Compared certain financial terms of the transaction to financial terms, to the extent publicly available, of other transactions Ewing Bemiss deemed relevant;

(viii)	Conducted such other financial studies, analyses and investigations, and considered such financial, economic and market criteria and other information as Ewing Bemiss deemed necessary or appropriate;

(ix)	Contacted a significant number of potential buyers for the purpose of soliciting indications of interest in the purchase of the Company;

(x)	Participated in the auction process used by the Company to select a buyer; and

(xi)	Participated in the negotiations between the Company and certain potential buyers and Parent and Merger Sub.

In arriving at its opinion, Ewing Bemiss assumed and relied upon, without independent verification, the accuracy and completeness of the financial, legal, tax and other information publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of our management that it was not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the forecasts prepared by our management, Ewing Bemiss was advised by us, and assumed, that the forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of our management as to our future financial performance. Ewing Bemiss was not provided with a forecast for any period beyond fiscal year 2011. Ewing Bemiss has not incorporated any analysis of future cash flows beyond fiscal year 2011, due to management’s lack of confidence in its ability to accurately project financial performance beyond 2011, in its analysis of the fairness of the transaction. Ewing Bemiss did not make or was not provided with any independent evaluation or appraisal of our assets or liabilities (contingent or otherwise), nor did it make any physical inspection of our properties or assets. Ewing Bemiss did not evaluate our solvency or fair value, nor did it evaluate the solvency or fair value of Parent or Merger Sub under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Ewing Bemiss assumed, that the merger would be completed in accordance with the terms of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on us or the contemplated benefits of the merger.

Ewing Bemiss expressed no view or opinion as to any terms or other aspects of the merger (other than the $2.50 per share cash consideration payable to the holders of our common stock in the merger to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger. Ewing Bemiss’s opinion was limited to the fairness, from a financial point of view, of the $2.50 per share cash consideration payable to the holders of our common stock in the merger, and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the $2.50 per share cash consideration payable to the holders of our common stock in the merger. Furthermore, no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to us or in which we might engage or as to our underlying business decision to proceed with or effect the merger. Ewing Bemiss did not express any opinion as to what the prices at which our common stock would trade at any time, including following announcement of the merger. In addition, Ewing Bemiss expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the merger. We imposed no limitations on the investigations made or procedures followed by Ewing Bemiss in rendering its opinion.

Ewing Bemiss’s opinion was necessarily based on financial, economic, market and other conditions and circumstances as in effect on, and the information made available to Ewing Bemiss as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and Ewing Bemiss does not have any obligation to update, revise or reaffirm its opinion.

The following represents a brief summary of the material financial analyses presented by Ewing Bemiss to the board of directors of the Company in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Ewing Bemiss, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Ewing Bemiss.

Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Ewing Bemiss.

Company Financial Analyses

Company Implied Valuation, Transaction Multiples and Transaction Premiums. Based on the cash consideration of $2.50 per share of the Company’s common stock Ewing Bemiss calculated the implied “equity purchase price” (defined as the common per share merger consideration multiplied by the total number of diluted common shares outstanding of the Company, including shares issuable upon conversion of the preferred stock and the exercise of in-the-money stock options, less assumed proceeds) to be $86 million. In addition, Ewing Bemiss calculated the implied “transaction value” (defined as the equity purchase price plus the Company’s debt, and minority interests, less cash, cash equivalents and marketable securities plus transaction liabilities) to be $152 million. Ewing Bemiss then calculated the multiples of the transaction value to the Company’s earnings before interest, taxes, depreciation and amortization, which we refer to as EBITDA, with certain adjustments, (i) for the last 12 months, which we refer to as LTM, ended September 30, 2010, (ii) for the year ended December 31, 2010 based in part on the management forecast, and (iii) as projected for fiscal year 2011.

Implied Transaction Multiples

	LTM 9/30/2010	2010P	2011P
EBITDA	9.0x	8.4x	7.0x

Selected Publicly Traded Companies Analysis. Ewing Bemiss analyzed publicly available financial and stock market information for the Company and the 10 publicly traded companies in the global staffing and human resources outsourcing markets, which are the markets in which the Company operates. These companies were selected based on their relevance from a business standpoint and the availability of forward-looking earnings estimates. They are listed below:

•	AMN Healthcare Services Inc.

•	Cross Country Healthcare, Inc.

•	Kelly Services, Inc.

•	Manpower Inc.

•	SFN Group, Inc.

•	CDI Corp.

•	Adecco SA

•	Administaff Inc.

•	Automatic Data Processing, Inc.

•	Towers Watson & Co.

Ewing Bemiss reviewed, among other things, enterprise values of the selected publicly traded companies (calculated as the sum of their equity values based on their closing stock prices on October 29, 2010, total debt, minority interests, and preferred stock; less cash and cash equivalents) as a multiple of EBITDA for the following periods: (i) the LTM period ending June 30, 2010, (ii) calendar year 2010, (iii) calendar year 2011, and (iv) the highest annual EBITDA in any given historical year between 2004 and 2009 which we refer to as Peak EBITDA. Ewing Bemiss then applied a range of multiples of EBITDA derived from these publicly traded companies to the Company’s EBITDA for the corresponding period. Projected financial data for the selected publicly traded companies were based on publicly available research analysts’ estimates. Our projected financial data were based in part on the management forecast, which Ewing Bemiss assumed to have been prepared and based on best currently available estimates. This analysis indicated the following implied per share equity value reference ranges for the Company, rounded to the nearest $0.01, as compared to the $2.50 common per share merger consideration:

Selected Company Analysis

Implied Equity Value per share

EBITDA	1st Quartile	Median	3rd Quartile
Peak	$0.65	$0.93	$2.96
LTM	$1.76	$2.67	$4.20
2010P	$2.10	$3.03	$3.63
2011P	$2.00	$2.48	$3.74

Enterprise Value / EBITDA

EBITDA	1st Quartile	Median	3rd Quartile	Comforce
Peak	4.5x	5.2x	8.6x	7.8x
LTM	8.4x	10.5x	13.9x	9.8x
2010P	7.6x	9.8x	10.7x	8.4x
2011P	6.1x	7.1x	9.1x	7.0x

No company used in this analysis is identical or directly comparable to us. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which we were compared.

Selected Precedent Transactions Analysis. Ewing Bemiss reviewed, to the extent publicly available, financial information relating to the following 16 selected transactions involving companies in the global staffing or human resources outsourcing markets, the markets in which the Company operates, with transaction values below $1 billion. These transactions were selected based on relevance from a business and size standpoint and on the availability of public information. They are listed below:

Announced Date	Target	Acquiror

August 13, 2010	Fujistaff Holdings Inc.	Randstad Holding NV

July 28, 2010	Medfinders, Inc	AMN Healthcare Services Inc.

February 1, 2010	COMSYS IT Partners, Inc.	Manpower Inc.

February 1, 2010	Tatum LLC	Spherion Corp.

August 11, 2009	Spring Group	Adecco

March 4, 2009	Gevity HR Inc.	TriNet Group, Inc.

July 22, 2008	Medical Doctor Associates	Cross Country Healthcare

March 14, 2008	Corporate Services Group plc	Impellam Group PLC

February 4, 2008	Hudson Highland Group Inc. (Certain Assets)	System One Holdings

December 19, 2007	Staffmark	CBS Personnel (Compass Group)

November 14, 2007	Technisource	Spherion

September 19, 2007	Todays Staffing	Spherion Corp.

June 26, 2007	Glotel plc	Spring Group plc

February 28, 2007	Westaff Inc.	H.I.G. Capital

February 6, 2007	Keane, Inc.	Caritor, Inc.

January 3, 2007	Oxford Global Resources, Inc.	On Assignment Inc.

Ewing Bemiss reviewed transaction values, calculated as the enterprise value implied for the target company based on the consideration payable in the selected transaction, as a multiple of the target company’s EBITDA over the 12 month period prior to the Company’s announcement that it had entered into the merger agreement. Ewing Bemiss then applied a range of multiples of EBITDA derived from these precedent transactions to our EBITDA for the LTM period ending September 30, 2010. Precedent transaction financial data were based on publicly available information. The Company’s financial data were based on our actual results and the management forecast. This analysis indicated the following implied per share equity value reference ranges for the Company, rounded to the nearest $0.01, as compared to the $2.50 per share cash consideration. Per share equity value is defined as the transaction price, less net debt and transaction liabilities, divided by the total number of fully-diluted common shares outstanding of the Company, including preferred shares on an as converted basis, and gross shares issuable upon the exercise of stock options, less assumed option proceeds.

Implied Equity Value per Share

	1st Quartile	Median	3rd Quartile
Implied Share Price	$0.68	$2.05	$4.40
Multiple	5.5x	8.3x	13.4x

No company, business or transaction used in this analysis is identical or directly comparable to us or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which we and the merger were compared.

Ewing Bemiss also calculated the premiums that the common per share merger consideration represented over the closing market price of the Company’s common stock for various time periods ranging from one-day to 30-days prior to October 29, 2010. These premiums, along with comparable acquisition premiums of 1,534 transactions between 2004 and 2010, with an enterprise value of between $50 million and $500 million, are summarized in the table below.

Selected Acquisition Analysis—Transaction Premiums

	As of October 29, 2010		Selected Acquisition Premiums
	Stock Price	Implied Merger Transaction Premium

			1st Quartile	Median	3rd Quartile
1-Day Prior	$1.45	72.4%	15.0%	27.9%	47.1%
30-Days Prior	$1.36	83.8%	18.9%	33.1%	53.7%

Other Factors

In rendering its opinion, Ewing Bemiss also reviewed and considered other factors, including without limitation:

•	Historical trading prices and trading volumes of our common stock during various periods ended October 29, 2010; and

•	The indexed historical stock price performance of our common stock and the average of a peer group of staffing companies that Ewing Bemiss deemed to be relevant.

Ewing Bemiss did not perform a discounted cash flow analysis, which is designed to imply a potential value of a company by calculating the net value of estimated future cash flows of the company, given the unavailability of a forecast beyond 2011.

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses presented by Ewing Bemiss to the board of directors of the Company in connection with its opinion and is not a comprehensive description of all analyses undertaken by Ewing Bemiss in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Ewing Bemiss’s analyses summarized above must be considered as a whole. Selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Ewing Bemiss’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, Ewing Bemiss considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company, Parent or Merger Sub. The estimates of our future performance in or underlying Ewing Bemiss’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by Ewing Bemiss. These analyses were prepared solely as part of Ewing Bemiss’s analysis of the fairness, from a financial point of view, of the $2.50 per share cash consideration to be received by holders of our common stock in the merger and were provided to the board of directors of the Company in connection with the delivery of Ewing Bemiss’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be Ewing Bemiss’s view of our actual value.

The foregoing summary does not purport to be a complete description of the analyses performed by Ewing Bemiss in connection with its opinion and is qualified in its entirety by reference to the written opinion of Ewing Bemiss attached as Annex B.

The type and amount of consideration payable in the merger was determined through arm’s-length negotiations between the board of directors of the Company and Parent, and was approved by the board of directors of the Company. Ewing Bemiss provided advice to the board of directors during these negotiations. Ewing Bemiss did not, however, recommend any specific amount of consideration to the Company or the Company’s board of directors or that any specific amount of consideration constituted the only appropriate consideration for the transaction. The decision to enter into the merger agreement was solely that of the board of directors of the Company. As described above under “The Merger—Reasons for the Merger; Recommendation of the Board of Directors,” Ewing Bemiss’s opinion and analyses were only two of many factors considered by the board of directors of the Company in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Company’s board of directors or management with respect to the merger or the common per share merger consideration.

We retained Ewing Bemiss on January 19, 2010 to act as our financial advisor in connection with the merger. Founded in 1992, Ewing Bemiss is an investment banking firm engaged in the merger and acquisition business. Ewing Bemiss is a member of FINRA (formerly NASD). As part of its investment banking business, Ewing Bemiss regularly engages in the valuation of private and publicly-traded companies and of the assets, liabilities, and debt and equity securities thereof, in connection with mergers and acquisitions, private placements and valuations for estate, corporate and other purposes. We selected Ewing Bemiss to act as our financial advisor in connection with the merger on the basis of Ewing Bemiss’s experience in transactions similar to the merger and its familiarity with us and our business. We had previously engaged Ewing Bemiss in 2006 in connection with our efforts to sell a subsidiary (for which Ewing Bemiss earned fees of less than $50,000). The board of directors also considered management’s favorable assessment of Ewing Bemiss in the earlier engagement in selecting it for the current engagement.

Ewing Bemiss will receive a fee of approximately $1.5 million, for its services, of which approximately $1.45 million is contingent upon completion of the merger and $50,000 was payable upon delivery of its fairness opinion to the Company. The Company also has agreed to reimburse Ewing Bemiss for its expenses, and to indemnify Ewing Bemiss against certain liabilities arising out of its engagement by the Company.

Certain Company Forecasts

In the course of the sale process described under “The Merger—Background of the Merger,” we provided Ewing Bemiss, ABRY and other potential buyers selected, non-public financial projections prepared by our senior management for fiscal years 2010 and 2011. The Company has not prepared a forecast for any period beyond fiscal year 2011. The portions of these financial projections set forth below are included in this proxy statement only because this information was used by Ewing Bemiss in connection with its preparation of the fairness opinion. You should note that these financial projections constitute forward-looking statements. See “Cautionary Statement Concerning Forward-Looking Information.”

We advised the recipients of the financial projections that such projections are subjective in many respects. The financial projections are based on a variety of estimates and assumptions of our senior management regarding our business, industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond our control. In particular, these forward-looking statements were prepared on the assumption that we will remain a stand-alone company and were based on numerous other assumptions that are now out-dated. You should not regard the inclusion of these projections in this proxy statement as an indication that the Company, ABRY, Parent, Merger Sub, Ewing Bemiss or any of their respective affiliates or representatives considered or consider the projections to be a reliable prediction of actual future events, and you should not rely on the projections as such. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate. If the assumptions do not prove accurate, the projections will not be accurate. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. It is highly likely that the performance of our business following the transaction with Parent and Merger Sub will be different from our performance on a stand-alone, public basis. In addition, if the merger is not completed, we may not be able to achieve these financial projections. None of the Company, ABRY, Parent, Merger Sub or any of their respective affiliates or representatives has made or makes any representations to any person regarding our ultimate performance compared to the information contained in the projections.

The financial projections have been prepared by our senior management. Neither our independent auditors nor any other independent accountants have compiled, examined or performed any procedures with respect to the financial projections set forth below, nor have they expressed any opinion or any other form of assurance with respect thereto. The financial projections were not prepared with a view toward public disclosure or compliance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. We do not intend to update these out-dated financial projections or to make other projections public in the future.

In compiling the projections, our management took into account historical performance, combined with estimates regarding revenues, expenses, operating income, EBITDA and capital spending. Although the projections are presented with numerical specificity, they reflect numerous assumptions and estimates as to future events made by Company management that Company management believed were reasonable at the time the projections were prepared. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. In addition, factors such as industry performance, the market for the Company’s services, and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of Company management, may cause the projections or the underlying assumptions not to be reflective of actual future results. In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared and, accordingly, do not give effect to the merger or any changes to the Company’s operations or strategy that may be implemented after the merger is consummated. Accordingly, there can be no assurance that the projections will be realized, and actual results may be materially greater or less than those contained in the Management Forecast.

As referred to below, EBITDA is a financial measure commonly used in the Company’s industry but is not defined under United States generally accepted accounting principles, which we refer to as GAAP. The EBITDA data presented below may not be comparable to similarly titled measures of other companies.

The financial projections originally provided on August 17, 2010, and updated based on actual third quarter results included (in thousands of dollars):

	2010P (1)	2011P
Revenue	$649,218	$688,968
Growth (%)	15.2%	8.6%

Gross Profit	$89,359	$97,284
Growth (%)	8.1%	8.9%

Adjusted EBITDA	$18,099	$21,716
Growth (%)	38.6%	20.0%

(1)	The 2010 projection includes certain adjustments, including: (i) non-recurring revenue from a client reimbursement of expenses from a prior period; (ii) state business & occupational tax recognized in 2010 but applicable to prior periods; (iii) executive disability expense; and (iv) Hiring Incentives to Restore Employment (HIRE) Act payroll tax credits.

In preparing the financial forecast, our management made certain estimates and assumptions including, without limitation, the following:

•	Continued positive growth trends of temporary employment in the markets in which our businesses operate based on a general economic recovery;

•	Continued favorable government regulations regarding employment in the markets in which our businesses operate;

•	Revenue increases of 15.2% and 8.6% in 2010 and 2011, respectively, based primarily on PrO growth from both new clients and mature accounts;

•	A gross margin decline from 14.7% in 2009 to 13.8% in 2010, based on a change in business mix and on recession-related increases in state payroll taxes, and improvement to 14.1% in 2011;

•	SG&A declining as a percentage of revenue from 12.4% in 2009 to 10.9% and 11.0% in 2010 and 2011, respectively, based on operating leverage and double digit revenue growth;

•	The effective tax rate is assumed to be 45% in both 2010 and 2011; and

•	Cash flow is used to pay down debt.

Financing of the Merger

We anticipate that the total funds needed to complete the merger, including the funds needed to pay our stockholders (and holders of our other equity-based interests) the amounts due to them under the merger agreement and the debt that will finance the merger will be approximately $152 million. We expect this amount to be funded through a combination of:

•	equity financing of approximately $52.0 million to be provided by sponsor (but may be up to $85.0 million under the first equity commitment letter); and

•	approximately $100.0 million though debt financing provided by sponsor or its affiliates, the Company’s current lender, or such other lender as Parent determines.

Parent has obtained the first equity commitment letter described below, and the funding under the first equity commitment letter is subject to certain conditions. Although obtaining the equity financing and debt financing is not a condition to the completion of the merger, the failure of Parent and Merger Sub to obtain sufficient financing is likely to result in the failure of the merger to be completed.

Equity Financing

Parent has entered into a letter agreement, which we refer to as the first equity commitment letter, with the sponsor, dated November 1, 2010. Under the first equity commitment letter, the sponsor has committed to purchase, or cause to be purchased through one or more affiliated entities, equity and/or debt securities of Parent at or prior to the closing of the merger in an aggregate amount up to $85.0 million.

The sponsor’s obligation to fund the financing contemplated by the first equity commitment letter is subject only to the satisfaction of the conditions to Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by the merger agreement. The Company is a third party beneficiary of the first equity commitment letter to the extent that the Company seeks specific performance of Parent’s obligation to cause the sponsor to fund its equity commitment in accordance with the terms of the first equity commitment letter.

The obligation of the sponsor to fund its equity commitment will terminate automatically and immediately upon the earliest to occur of (1) the closing of the merger, (2) the valid termination of the merger agreement in accordance with its terms, and (3) the funding of the equity commitment.

Effective Time of Merger

The closing of the merger will take place within one business day following the date on which the last of the conditions to closing of the merger (described under “The Merger Agreement—Conditions to the Merger”) has been satisfied or waived (other than the conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of those conditions).

The effective time of the merger will occur as soon as practicable following the closing of the merger upon the filing of the certificate of merger with the Secretary of State of the State of Delaware (or at such later date as we and Parent may agree and specify in the certificate of merger).

Payment of Merger Consideration and Surrender of Stock Certificates

Each record holder of shares of common stock (other than holders of solely the excluded shares) and preferred stock will be sent a letter of transmittal describing how such holder may exchange their shares of capital stock for the common per share merger consideration and/or preferred per share merger consideration, as applicable, promptly after the completion of the merger. Those holders of shares of capital stock who are entitled to receive at least an aggregate of $1.0 million in connection with the closing of the merger will have the opportunity to surrender the stock certificates representing such shares of capital stock and the letter of transmittal at the closing of the merger and to receive the common per share merger consideration and/or preferred per share merger consideration, as applicable, to which such holder is entitled promptly following the completion of the merger.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the common per share merger consideration and/or preferred per share merger consideration, as applicable, until you deliver a duly completed and executed letter of transmittal to the paying agent. If your shares are certificated, you must also surrender your stock certificate or certificates to the paying agent. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required to evidence and effect transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

Interests of Certain Persons in the Merger

In considering the recommendation of our board of directors that you vote to approve the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, those of our stockholders generally. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company.

Employment Agreements

Under the terms of the employment agreement dated as of March 31, 2008, as amended, between the Company and Harry V. Maccarrone, our Chief Executive Officer, the merger will constitute a change of control entitling him to receive:

•

a cash payment on the date of the change of control equal to 300% of (1) his then current annual base salary, (2) the highest amount of any cash bonus paid to him in any one of the three preceding years, (3) the amount of his annual expense allowance and (4) the amount of the Company’s deferred compensation plan contributions in the preceding calendar year, and

•	a cash payment equal to any excise tax due under Section 4999 of the Internal Revenue Code, grossed up for any federal, state and local income taxes.

We estimate that Mr. Maccarrone will become entitled to receive approximately $2.3 million in the aggregate of change in control payments upon the completion of the merger, including the applicable excise taxes.

Under the terms of a retention agreement dated September 30, 2010 between the Company and Robert F. Ende, our Chief Financial Officer, Mr. Ende will receive a change of control payment of $125,000 upon completion of the merger. In addition, Mr. Ende is entitled to receive severance payments equivalent to one year’s compensation and benefits if they are terminated within 90 days before or 18 months after a change of control (such as the merger).

Section 16 Matters

The board of directors has taken steps to exempt from short-swing profit liability under Rule 16b-3 promulgated under the Exchange Act any dispositions of the common stock in the merger by directors or officers of the Company subject to Section 16 of the Exchange Act.

Director and Officer Indemnification and Insurance

The merger agreement provides that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time now existing in favor of the current or former directors or officers of the Company or any of its subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) will survive the merger and will continue in full force and effect in accordance with their terms.

Parent is required to cause to be maintained for six years an insurance policy with respect to the currently existing officers and directors’ liability insurance maintained for their benefit with respect to matters occurring before the effective time. Parent may substitute such policies with pre-paid or “tail” policies of coverage and amounts and other terms and conditions that are no less favorable to the indemnified persons than such currently existing officers and directors’ liability insurance.

If Parent or the surviving corporation or any of their respective successors or assigns consolidates or merges into another person or transfers all or substantially all of its properties and assets to any person, then Parent or the surviving corporation must cause proper provision to be made so that is successors and assigns assume Parent’s or the surviving corporation’s indemnification obligations under the merger agreement.

Arrangements with the Surviving Corporation

Parent has previously indicated its belief that the continued involvement of our management team is integral to the Company’s future success; however, as of the date of this proxy statement, no members of our current management have entered into any agreement, arrangement or understanding with Parent, Merger Sub or their affiliates to provide continuing employment with, or the right to convert into or reinvest or participate in the equity of, the surviving corporation or Parent or any of its subsidiaries. Moreover, as of the date of this proxy statement, no substantive discussions have occurred between members of our current management and representatives of Parent, Merger Sub or their affiliates with respect to any such agreement, arrangement or understanding. Although it is possible that certain members of our current management team will enter into arrangements with Parent or its affiliates regarding employment (and severance arrangements) with, and the right to purchase or participate in the equity of, Parent, or an affiliate of Parent, as of the date of this proxy statement no substantive discussions have occurred between members of our current management and representatives of Parent, Merger Sub or their affiliates regarding any such arrangements, and there can be no assurance that any parties will reach an agreement. We do not anticipate that any new arrangements will be entered into prior to completion of the merger, however, if any such arrangements were to be entered into, they would not become effective until after the merger is completed.

Except as disclosed in this proxy statement, there is no present or proposed material agreement, arrangement, understanding or relationship between Parent, Merger Sub, or any of their respective executive officers, directors, controlling persons or subsidiaries, on the one hand, and the Company or any of its executive officers, directors, controlling persons or subsidiaries, on the other hand.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) whose shares of common stock or preferred stock are converted into the right to receive cash in the merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•

a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. A partner of a partnership holding common stock should consult the partner’s tax advisor regarding the U.S. federal income tax consequences of the merger to such partner.

This discussion is based on current law, which is subject to change, possibly with retroactive effect. The discussion applies only to beneficial owners who hold shares of common stock as capital assets, and does not apply to shares of common stock received in connection with the exercise of employee stock options or otherwise as compensation, stockholders who hold an equity interest, actually or constructively, in Parent or the surviving corporation after the merger, stockholders who validly exercise their rights under the DGCL to object to the merger or to certain types of beneficial owners who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, stockholders subject to the alternative minimum tax, stockholders that have a functional currency other than the U.S. dollar or stockholders who hold common stock as part of a hedge, straddle, constructive sale or conversion transaction). This discussion also does not address the U.S. tax consequences to any stockholder who, for U.S. federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address the receipt of cash in connection with the cancellation of warrants or options to purchase shares of common stock, or any matters relating to equity compensation or benefit plans. This discussion does not address any aspect of state, local or foreign tax laws.

Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement

The exchange of shares of common stock and preferred stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of common stock or preferred stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of common stock or preferred stock (i.e., shares of common stock or preferred stock, as applicable, acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss provided that the U.S. holder’s holding period for such shares of common stock or preferred stock, as applicable, is more than 12 months at the time of the completion of the merger. Long-term capital gains of non-corporate U.S. holders are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses. The gain or loss will generally be income or loss from sources within the U.S. for foreign tax credit limitation purposes.

Backup Withholding and Information Reporting

Backup withholding of tax (at the rate of 28%) may apply to cash payments to which a non-corporate U.S. holder is entitled under the merger agreement, unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct, and otherwise complies with the backup withholding rules. Each of our U.S. holders should complete and sign, under penalty of perjury, the Substitute Form W-9 included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld from cash payments to a U.S. holder pursuant to the merger under the backup withholding rules will be allowable as a refund or a credit against such U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Cash payments made pursuant to the merger will also be subject to information reporting unless an exemption applies.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the merger in light of such stockholder’s particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of options, stock appreciation rights or restricted stock units to purchase shares of common stock, including the transactions described in this proxy statement relating to our other equity compensation and benefit plans.

Regulatory Approvals Required for the Merger

The merger is subject to antitrust laws. However, because the acquisition of the Company by Parent is not believed to be subject to the reporting and waiting provisions of the HSR Act, no filings have been made or are presently contemplated with the DOJ and the FTC. Nevertheless, the DOJ or the FTC as well as, in certain circumstances, state attorneys general or private persons, may challenge the transaction at any time before or after its completion.

The Company and Parent are not aware of any material governmental approvals or actions that are required for completion of the merger. It is presently contemplated that if any such governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any approvals or actions will be obtained.

Litigation Related to the Merger

As of the date of this proxy statement, three purported class action lawsuits have been filed on behalf of stockholders of the Company in the Supreme Court of the State of New York sitting in Nassau County, docketed as Scott Deal v. COMFORCE Corporation, et al., Index No. 600986/2010, Brian Anthony v. COMFORCE Corporation, et al., Index No. 10-20869 and Jack Wilkinson v. Harry V. Maccarrone, et al., Index No. 600996/2010, two of which were filed on November 5, 2010, and one of which was filed on November 15, 2010. A fourth purported class action lawsuit was filed in the Court of Chancery of the State of Delaware on November 17, 2010, docketed as Austin A. Iodice v. COMFORCE Corporation, et al., Case No. 5999-VCN. The lawsuits name the Company, its directors (other than John Fanning in one of the complaints), certain Company officers, ABRY, Parent and Merger Sub. The lawsuits allege, among other things, that the members of the board of directors and named officers, breached certain fiduciary duties to the Company’s stockholders by entering into the merger agreement. The complaints also allege that the Company, ABRY, Parent and/or Merger Sub aided and abetted such alleged breaches of fiduciary duties. Three of the complaints, one of which was amended, include additional allegations that this proxy statement fails to disclose certain material information. The plaintiffs are seeking relief that includes, among other things, preliminary and permanent injunction prohibiting consummation of the merger, rescission or rescissory damages, and payment of the plaintiffs’ costs and expenses. The Company, Parent, Merger Sub and ABRY, which have entered into a joint defense agreement, believe the lawsuits to be without merit and plan to vigorously defend against all pending claims. There can be no assurance, however, with regard to the outcome of the lawsuits.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in “Where You Can Find More Information,” beginning on page 71.

Explanatory Note Regarding the Merger Agreement

The merger agreement is included to provide you with information regarding its terms. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by the Company, Parent and Merger Sub were qualified and subject to important limitations agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as fact. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by matters contained in the disclosure schedule that the Company delivered in connection with the merger agreement, which disclosures were not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

Closing and Effective Time of the Merger

The closing of the merger will take place as soon as practicable, and no later than one business day, following the date on which the last of the conditions to closing of the merger (described under “The Merger Agreement—Conditions to the Merger”) has been satisfied or waived (other than the conditions that by their nature are to be satisfied at the closing of the merger, but subject to the fulfillment or waiver of those conditions).

The effective time of the merger will occur as soon as practicable following the closing of the merger upon the filing of the certificate of merger with the Secretary of State of the State of Delaware (or at such later date as we and Parent may agree and specify in the certificate of merger).

Effects of the Merger; Directors and Officers; Certificate of Incorporation; By-laws

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth in the merger agreement. As the surviving corporation, the Company will continue to exist following the merger.

The board of directors of the surviving corporation will, from and after the effective time of the merger, consist of the directors of Merger Sub until their successors have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the terms of the certificate of incorporation and by-laws of the surviving corporation. The officers of Merger Sub at the effective time of the merger will, from and after the effective time of the merger, be the officers of the surviving corporation until their successors have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the terms of the certificate of incorporation and by-laws of the surviving corporation.

The certificate of incorporation of the surviving corporation will be in the form of the certificate of incorporation attached as an exhibit to the merger agreement, until amended in accordance with the terms of the certificate of incorporation or applicable law. The by-laws of the surviving corporation will be in the form of the by-laws of Merger Sub as amended to the form of the exhibit as attached to the merger agreement until amended in accordance with the terms of such by-laws, the certificate of incorporation of the surviving corporation or applicable law.

Following the completion of the merger, our common stock will be delisted from NYSE Amex, deregistered under the Exchange Act, and cease to be publicly traded.

Treatment of Common Stock, Preferred Stock and Options

Common Stock

At the effective time, each outstanding share of common stock held by Parent, Merger Sub, the Company or any of their respective subsidiaries will be cancelled without payment of consideration. Each share of common stock issued and outstanding immediately prior to the effective time (other than any excluded shares) will convert into the right to receive the common per share merger consideration. Common stock owned by stockholders who have properly demanded and not withdrawn, or lost the right to, appraisal rights under the DGCL will be cancelled without payment of consideration. Such stockholders will instead be entitled to the appraisal rights provided under the DGCL as described under “Appraisal Rights.”

Preferred Stock

At the effective time, each issue and outstanding share of Series 2003A preferred stock, Series 2003B preferred stock and Series 2004A preferred stock (other than any excluded shares) will be converted into the right to receive the preferred per share merger consideration of $2.50 in cash, without interest, less any applicable withholding taxes, per share of common stock on an as converted basis, assuming conversion of all of such preferred stock to common stock as of the closing date. Preferred stock owned by stockholders who have properly demanded and not withdrawn, or lost the right to, appraisal rights under the DGCL will be cancelled without payment of consideration. Such stockholders will instead be entitled to the appraisal rights provided under the DGCL as described under “Appraisal Rights.”

Options

At the effective time of the merger, each option to acquire shares of common stock of the Company that is outstanding immediately prior to the effective time, whether or not vested or exercisable, will be cancelled and will convert into the right to receive an amount in cash equal to (1) the number of shares of common stock subject to such option, multiplied by (2) the excess (if any) of the common per share merger consideration over the exercise price per share of such options less any applicable withholding taxes.

Surrender and Payment Procedures

Parent has appointed American Stock Transfer and Trust Company as the paying agent, which we refer to as the paying agent. At closing, Parent will deposit or cause to be deposited with the paying agent a sufficient amount of cash to make payments of the cash amount payable in exchange for shares of the Company preferred stock and common stock.

Promptly following the effective time, the paying agent for the merger will mail to each record holder of Company preferred stock and/or common stock immediately prior to the completion of the merger a letter of transmittal and instructions for surrendering and exchanging the record holder’s Company stock certificates. Upon surrender of a Company common stock certificate or preferred stock certificate for exchange to the paying agent, together with a duly signed letter of transmittal, and such other documents as the paying agent may reasonably require, the holder of the Company common stock certificate and/or preferred stock certificate, as applicable, will be entitled to receive the common per share merger consideration payable for each share of Company common stock, and/or the preferred per share merger consideration payable for each share of Company preferred stock, as applicable.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the common per share merger consideration and/or preferred per share merger consideration, as applicable, until you deliver a duly completed and executed letter of transmittal to the paying agent, or, in the case of shares that are book-entry shares, the paying agent has received an “agent’s message” or such other evidence as the paying agent may request. If your shares are certificated, you must also surrender your stock certificate or certificates to the paying agent. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required to evidence and effect transfer including a properly endorsed certificate, and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

No interest will be paid or accrued on the cash payable for the common per share merger consideration or preferred per share merger consideration as provided above. Parent, the surviving corporation and the paying agent will be entitled to deduct and withhold any applicable taxes from the common per share merger consideration and/or preferred per share merger consideration. Any sum that is withheld will be deemed to have been paid to the person with regard to whom it is withheld.

From and after the effective time of the merger, there will be no transfers on our stock transfer books of shares of preferred stock or common stock that were outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, any person presents to the surviving corporation any certificates or book-entry shares, they will be cancelled and exchanged for the common per share merger consideration and/or preferred per share merger consideration, as applicable, in accordance with the exchange procedures.

Any portion of the common per share merger consideration or preferred per share merger consideration deposited with the paying agent that remains unclaimed by former record holders of common stock or preferred stock for six months after the effective time of the merger will be delivered to the surviving corporation. Record holders of stock who have not complied with the above-described exchange and payment procedures will thereafter only look to the surviving corporation for payment of the common per share merger consideration and/or preferred per share merger consideration. None of the surviving corporation, Parent, the paying agent or any other person will be liable to any former record holders of preferred stock or common stock for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

If you have lost a certificate or if it has been stolen or destroyed, then before you will be entitled to receive the common per share merger consideration and/or preferred per share merger consideration, as applicable, you will have to make an affidavit claiming such certificate to be lost, stolen or destroyed, and if required by Parent, post a bond in a reasonable amount as indemnity against any claim that may be made against it or the surviving corporation with respect to such certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Company Representations and Warranties

We made customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement, in the disclosure schedule the Company delivered in connection with the merger agreement, or in certain reports filed with the SEC. These representations and warranties relate to, among other things:

•	due organization, existence, good standing and authority to carry on our businesses;

•	our subsidiaries’ due organization, existence, good standing and authority to carry on their respective businesses;

•	our capitalization;

•	our corporate power and authority to enter into, and consummate the transactions under, the merger agreement, and the enforceability of the merger agreement against us;

•

the absence of conflict with, or violations of, our or our subsidiaries’ governing documents, applicable law and certain agreements, or the creation of liens, as a result of our entering into and performing under the merger agreement and completing the merger;

•	government consents, filings and approvals necessary to execute the merger agreement and consummate the merger;

•	the determination of advisability of the merger agreement and the merger by the board of directors, and the approval of the merger agreement and the merger by the board of directors;

•	the inapplicability of applicable anti-takeover laws to the merger agreement and merger;

•	our SEC reports since December 31, 2007 and the financial statements included in such filings;

•	compliance with the Sarbanes-Oxley Act of 2002, as amended, and the applicable listing and corporate governance rules of NYSE Amex;

•	our disclosure controls and procedures and internal control over financial reporting;

•	the absence of certain undisclosed liabilities;

•	the absence of off-balance sheet arrangements;

•	the absence of certain changes or events since December 28, 2009;

•	tax matters;

•	intellectual property;

•	compliance with applicable laws and permits;

•	the absence of undisclosed legal proceedings, investigations, and orders against us or our subsidiaries;

•	the absence of any undisclosed broker or finder’s fees;

•	the absence of certain undisclosed affiliate transactions;

•	certain employment and labor matters and employee benefit plans;

•	real property;

•	environmental matters.

•	material contracts and the absence of any default under any material contract;

•	the receipt of a fairness opinion from Ewing Bemiss;

•	insurance policies; and

•	compliance of documents filed with the SEC, including this proxy statement and with the Exchange Act and other applicable laws.

Company Material Adverse Effect

Several of the representations, warranties, covenants, closing conditions and termination provisions of the Company in the merger agreement use the phrase “Company Material Adverse Effect.” The merger agreement provides that Company Material Adverse Effect means, with respect to the Company, any event, occurrence, fact, condition, change or effect that:

•	has a materially adverse effect on the business results of operations, assets, liabilities or financial condition of the Company and its subsidiaries, taken as a whole; or

•	has a materially adverse effect on the Company’s ability to timely perform its obligations under the merger agreement or to consummate the merger.

The merger agreement provides, however, that for purposes of the first item listed above, any event, occurrence, fact, condition, change or effect to the extent resulting from the following will not constitute a Company Material Adverse Effect:

•

changes in applicable domestic or foreign laws or in rules or regulations of government authorities, to the extent they do not affect the Company disproportionately relative to other participants in the principal industries in which the Company and its subsidiaries conduct their businesses;

•

changes in the financial, banking, insurance or securities market, to the extent they do not affect the Company disproportionately relative to other participants in the principal industries in which the Company and its subsidiaries conduct their business;

•

changes affecting the Company’s industries in general, to the extent they do not affect the Company disproportionately relative to other participants in the principal industries in which the Company and its subsidiaries conduct their businesses;

•	actions in connection with, or attributable to, the announcement of the merger agreement and the merger;

•	Parent’s announcement or other communication by Parent of its plans or intentions with respect to the Company or its subsidiaries or any other acts or omissions of Parent;

•	any changes in generally acceptable accounting principles;

•	any acts or omissions of the Company taken at the written request of, or with the written consent, of Parent; or

•

changes in general United States or global economic and social conditions, including acts of sabotage or terrorism, or the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, to the extent they do not affect the Company or its subsidiaries disproportionately relative to other participants in the principal industries in which the Company and its subsidiaries conduct their businesses.

The representations and warranties of the Company in the merger agreement will terminate upon the consummation of the merger or the termination of the merger agreement pursuant to its terms.

Parent and Merger Sub Representations and Warranties

The merger agreement also contains customary representations and warranties made by Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure schedule Parent delivered in connection with the merger agreement. The representations and warranties of Parent and Merger Sub relate to, among other things:

•	their due organization, existence, good standing and authority to carry on their businesses;

•	their corporate power and authority to enter into, and consummate the transactions under, the merger agreement, and the enforceability of the merger agreement against them;

•

the absence of conflict with, or violations of, their governing documents, applicable law and certain agreements, or the creation of liens, as a result of entering into and performing under the merger agreement and completing the merger;

•	government consents, filings and approvals necessary to execute the merger agreement and consummate the merger;

•	the absence of undisclosed legal proceedings, investigations, and orders against Parent and Merger Sub;

•	absence of ownership of Company stock;

•	acknowledgement as to the absence of any additional representations and warranties;

•	information provided by them for this proxy statement;

•	the enforceability of the equity commitment letters; and

•	the solvency of Parent and Merger Sub.

The representations and warranties of Parent and Merger Sub in the merger agreement will terminate upon the consummation of the merger or the termination of the merger agreement pursuant to its terms.

Conduct of Our Business Pending the Merger

Under the merger agreement, we have agreed that, subject to certain exceptions in the merger agreement or applicable law, between the date of the merger agreement and the effective time of the merger, unless Parent gives its prior written consent (which cannot be unreasonably withheld or delayed), we and our subsidiaries will cause our businesses to be conducted in the ordinary course consistent with past practice, and will use our commercially reasonable efforts to preserve our business organizations intact, to keep available the services of our and our subsidiaries’ current officers and employees and to preserve our and our subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees and other persons having business relationships with us or our subsidiaries.

Subject to certain exceptions set forth in the merger agreement and disclosure schedules we delivered in connection with the merger agreement or as required by applicable law, we will not, and we will not permit our subsidiaries to, take any of the following actions without Parent’s written consent (which cannot be unreasonably withheld, delayed or conditioned):

•	make changes to organizational documents;

•

engage in any split, subdivision, combination or reclassification of capital stock, redeem or otherwise acquire Company stock, or declare, set aside or pay any dividends or distributions or enter into any contract to vote shares of our stock (other than dividends paid by wholly-owned subsidiaries to the Company);

•

issue, sell, transfer, or encumber shares of capital stock (or securities convertible into capital stock, or any options or warrants to acquire shares of capital stock or convertible or exchangeable securities) of the Company or our subsidiaries (with customary exceptions);

•	increase director, officer or employee compensation (except for certain ordinary course increases);

•

enter into or amend any severance arrangement, amend or terminate any employee benefit plan, other than as required by law, promote any officers or employees (except pursuant to annual or quarterly reviews) or create or change any Company employee plans, or make any contribution to any Company employee plan (other than as required by applicable law or in the ordinary course of business consistent with past practice);

•	acquire material assets or equity interests of any other person, or make any loan or capital contribution to, or investment in, any person or any business;

•

transfer, license, sell or lease or otherwise dispose of any material assets of the Company or our subsidiaries (except in the ordinary course of business consistent with past practice), or adopt or enter into a plan of liquidation, dissolution, merger, consolidation, restructuring, or other reorganization;

•

redeem, repurchase, prepay, cancel, incur or modify any indebtedness of the Company or our subsidiaries (except in connection with the financing of ordinary course trade payables consistent with past practice);

•	enter into or amend or modify any material contract or lease, or waive any default under material contracts;

•	settle any legal actions in an amount exceeding $400,000 in the aggregate;

•	make certain material changes to financial accounting methods and policies;

•	make or rescind any material tax election or settle any material tax liability;

•	enter into any material joint venture, partnership or alliance;

•	implement any employee layoff that could implicate the Worker Adjustment and Retraining Notification Act;

•	except for certain exceptions under the merger agreement, take any action to exempt any person from any state takeover statute that would apply to the Company with respect to an acquisition proposal;

•	grant any lien on any of the Company’s assets other than permitted liens;

•	make or authorize any single capital expenditure in excess of $200,000 or capital expenditures for the Company and our subsidiaries in excess of $500,000 in the aggregate;

•	enter into any new line of business outside of the Company’s existing business;

•	communicate in writing with the Company’s employees or the employees of any of our subsidiaries regarding any treatment such employees will receive in connection with the merger;

•	take any action which would result in the conditions to the merger not being satisfied or would reasonably be expected to prevent or delay the ability of the Company to consummate the merger; or

•	agree to do any of the foregoing.

Solicitation of Acquisition Proposals

We have agreed to cease any existing investigation, discussions or negotiations with any person other than Parent and Merger Sub.

Except for the exceptions described below, we have agreed that from the date of the merger agreement until the earlier of the effective time or the termination of the merger agreement, we and our subsidiaries, directors, officers, and key employees will not:

•	initiate, solicit, propose or encourage or facilitate any proposals or inquiries regarding an acquisition proposal;

•	engage, continue or participate in any negotiations or provide any confidential information relating to an acquisition proposal;

•	approve or recommend or propose publically to approve an acquisition proposal;

•

approve, endorse or recommend or execute any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or similar agreement relating to an acquisition proposal or offer that could reasonably be expected to lead to an acquisition proposal; or

•	make or authorize any statement, propose publicly or agree to do any of the foregoing relating to an acquisition proposal.

However, we are not prevented from complying with our disclosure obligations under Rules 14d-9 or 14e-2 under the Exchange Act related to taking and disclosing a position to our stockholders. However, any such disclosure related to an alternative acquisition proposal (other than a “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or a disclosure that expresses no view of the alternative acquisition proposal other than it is pending further consideration by the Company) will be deemed to be a change in the recommendation of the board of directors, unless our board of directors publicly reaffirms its recommendation in connection with such disclosure.

Prior to the time our stockholders adopt the merger agreement, the Company or our subsidiaries may, upon receipt of a confidentiality agreement and evidence of financial capability, provide information in response to an unsolicited bona fide written acquisition proposal if (1) our board of directors determines in good faith, after consultation with outside counsel, that failure to do so would violate the fiduciary duties of our board of directors, (2) our board of directors determines in good faith after consultation with its independent financial adviser and outside counsel, that such acquisition proposal is superior to the current acquisition proposal or reasonably is likely to result in a superior acquisition proposal, and (3) the alternative acquisition proposal is not a result of a breach of the Company’s or our subsidiaries’ obligations to refrain from soliciting acquisition proposals under the terms of the merger agreement.

In addition, prior to the time our stockholders adopt the merger agreement, our board of directors may effect a change in the board recommendation if our board of directors determines in good faith, after consultation with outside counsel, that failure to do so would violate the fiduciary duties of the board of directors and, with respect to the recommendation of any acquisition proposal, our board of directors determines in good faith that such acquisition proposal constitutes a superior proposal. Our board of directors may also authorize the termination of the merger agreement to enter into an alternative acquisition agreement if the Company receives an unsolicited bona fide written acquisition proposal and the board of directors determines in good faith that it is a superior proposal, provided that the board of directors determines, after consultation with an independent financial advisor and outside counsel, that failure to do so would violate its fiduciary obligations, and the Company has materially complied with its non-solicitation obligations under the merger agreement.

Prior to terminating the merger agreement to enter into an alternative acquisition agreement with respect to a superior proposal:

•

we must provide written notice to Parent at least five business days prior to terminating the merger agreement to enter into the alternative acquisition agreement of our intention to take such action and advise Parent that we are prepared to conclude that such alternative acquisition proposal constitutes a superior proposal and that our board of directors has resolved to terminate the merger agreement;

•

prior to taking any such action, we must negotiate with Parent (assuming Parent wants to negotiate) in good faith to make adjustments in the terms and conditions of the merger agreement such that the alternative acquisition proposal would no longer constitute a superior proposal;

•

our board of directors must have considered any such adjustments to the merger agreement and must have determined in good faith that such alternative acquisition proposal still constitutes a superior proposal; and

•	we must pay the termination fee.

We also agree to inform promptly Parent of any request for information or other inquiries, proposals or offers relating to an acquisition proposal.

Unless our board of directors determines in good faith that failure to do so would violate its fiduciary obligations, we agree to not grant any waiver under any existing confidentiality agreements to which we or our subsidiaries are a party.

In this proxy statement, we refer to any inquiry, proposal or offer from any person (other than Parent or Merger Sub) relating to (1) the acquisition by any third party of 15% or more of the equity interests of the Company, (2) any merger, consolidation, business combination, reorganization, share exchange or similar transaction involving the Company or any of our subsidiaries that, if consummated, would result in any third party beneficially owning 15% or more in the Company; (3) any sale of assets, recapitalization, equity investment, license, joint venture, liquidation, dissolution, disposition or other similar transaction which would directly or indirectly result in any third party acquiring an interest in assets representing, directly or indirectly, 15% or more of the net revenues, net income, cash flows or assets of the Company or our subsidiaries, taken as a whole, (4) the acquisition by any third party of any equity interest in any person that holds assets generating or representing 15% or more of the net revenues, net income, cash flow or assets of the Company and our subsidiaries, taken as a whole, (5) any tender offer or exchange offer, or other transaction, that would result in any third party beneficially owning 15% or more of interest in the Company, or (6) any combination of the foregoing, as an acquisition proposal.

In this proxy statement, we refer to any bona fide written acquisition proposal (with all of the percentages included in the definition of acquisition proposal increased to 50.1%), not resulting from a breach by the Company of its non-solicitation obligations under the merger agreement, that is on terms that our board of directors (after consultation with its outside financial advisor and outside counsel) in good faith determines is reasonably likely to be consummated and would result in a transaction more favorable to our stockholders, from a financial view, than the merger, taking into account all legal, financial, regulatory and other aspects of the proposal, as a “superior proposal.”

Stockholders Meeting

We are required to mail this proxy statement and convene a meeting of our stockholders to consider and vote on the adoption of the merger agreement as promptly as reasonably practicable following the date that the SEC clears this proxy statement. Our board of directors will recommend that our stockholders vote to approve the proposal to adopt the merger agreement and will use its reasonable commercial efforts to solicit approval of the merger agreement, subject to a change in the board recommendation in accordance with the terms of the merger agreement.

Other Actions; Notification

Subject to certain exceptions, we will afford Parent and its authorized representatives reasonable access to the Company and will furnish Parent information concerning our business, properties and personnel as may reasonably be requested.

We, Parent, and Merger Sub will use reasonable commercial efforts to consummate the merger as of the earliest practicable date, including effecting the regulatory filings described under “The Merger—Regulatory Approvals Required for the Merger.”

The Company, Parent and Merger Sub must not, and must not permit any of its subsidiaries to agree, in writing or otherwise, to take any action which would reasonably be expected to materially impair such party’s ability to perform its obligations under the merger agreement or to prevent, impede or delay the consummation of the merger or result in the failure to satisfy any condition to the consummation of the merger.

From the date of the merger agreement through the closing date, the Company must promptly notify Parent and Merger Sub of the commencement or threatened commencement of any legal actions against the Company or its subsidiaries relating to the merger and Parent and Merger Sub must promptly notify the Company of the commencement or threatened commencement of any legal actions against Parent or Merger Sub relating to the merger. In addition, among other things, the Company, on the one hand, and Parent and Merger Sub, on the other hand, must give prompt notice to the other of the occurrence or nonoccurrence of any event which causes or would be reasonably likely to cause any of the closing conditions not to be capable of being satisfied.

Employee Benefit Matters

Parent has agreed that it will cause and will cause the surviving corporation after the completion of the merger to:

•	from the closing date until the 12-month anniversary of the closing date of the merger, provide our employees and the employees of our subsidiaries who become employees of the surviving corporation or its subsidiaries with benefits (other than certain deferred compensation or equity-based plans or arrangements) that are substantially similar in the aggregate to the benefits we had in effect for our employees and the employees of our subsidiaries on the date of the merger agreement;

•

cause any employee plan in which our employees or the employees of our subsidiaries are entitled to participate to credit service by such employees who become employees of the surviving corporation or its subsidiaries for purposes of eligibility to participate and vesting;

•

not treat any of our employees or the employees of our subsidiaries who become employees of the surviving corporation or its subsidiaries as “new” employees in the plan year during which the effective time occurs for purposes of exclusions under any health benefit plan for a pre-existing medical condition; and

•

cause any deductibles and co-pays paid under any of our benefit plans to be credited towards deductibles and co-pays under the under similar health plans of Parent or the surviving corporation in the plan year in which the effective time occurs.

Parent and Merger Sub are not prohibited from amending any Company or Parent benefit or compensation plan in accordance with their terms and applicable law. Parent and the surviving corporation are not obligated to continue the employment of any employee.

Indemnification; Directors and Officers’ Insurance

Parent and Merger Sub agree that from and after the effective time, all rights to indemnification, advancement of expenses and exculpation existing in favor of individuals who at or prior to the effective time were our or our subsidiaries’ directors or officers as provided in our or our subsidiaries’ certificate of incorporation, by-laws or similar organizational documents will survive the merger and will be assumed by the surviving corporation. For a period of six years following the effective time Parent agrees to cause the certificate of incorporation and by-laws of the surviving corporation to contain provisions to be no less favorable with respect to indemnification, advancement of expenses and exculpation as are currently set forth in the Company’s certificate of incorporation and by-laws.

Parent is required to, or to cause the surviving corporation to, maintain for six years, an insurance policy with respect to the currently existing officers and directors’ liability insurance maintained for their benefit with respect to matters occurring before the effective time. Parent may substitute such policies with pre-paid or “tail” policies of coverage and amounts and other terms and conditions that are no less favorable to the indemnified persons.

If Parent or the surviving corporation or any of their respective successors or assigns consolidates or merges into another person or transfers all or substantially all of its properties and assets to any person, then Parent or the surviving corporation must cause proper provision to be made so that is successors and assigns assume Parent’s or the surviving corporation’s obligations under the merger agreement described in the preceding two paragraphs.

Financing Assistance

Prior to the closing of the merger, we have agreed to use our reasonable efforts, at Parent’s sole expense, to assist Parent and Merger Sub with any debt financing proposed in connection with the merger agreement, provided that any such financing documentation will not take effect until the effective time.

Transaction Litigation

The Company and Parent will give each other the opportunity to participate in the defense, settlement and/or prosecution of any litigation relating to the merger transaction, but neither the Company nor any of our subsidiaries can settle any litigation regarding the merger transaction without the written consent of Parent (which consent cannot be unreasonably withheld or delayed).

Tender Offers

Parent has the right but not the obligation to commence or cause Merger Sub or one of its other affiliates to commence at any time after the date of the merger agreement, a cash tender offer for 100% of the issued and outstanding common stock and preferred stock of the Company, at a purchase price per share at least equal to the common per share merger consideration and the preferred per-share consideration, respectively, provided that:

•	more than 50% of the outstanding common stock of the Company be tendered in such tender offer;

•

except for certain exceptions, the obligation of the tender offeror to accept for payment and pay for the shares of common stock and preferred stock will not be materially more conditional than the obligation of Parent and Merger Sub to consummate the merger;

•

Parent, Merger Sub and/or the tender offeror will be obligated to consummate (1) the merger or (2) a merger on terms no less favorable to the preferred and common stock holders than the current merger;

•	the tender offer shall comply with all applicable laws; and

•	the tender offer will be conducted on the terms and conditions reasonably satisfactory to the Company and Parent.

Conditions to the Merger

The respective obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of the following conditions:

•	all necessary consents under the HSR Act have been obtained or any applicable waiting periods have expired;

•	no order issued by any court or applicable law in effect prohibits consummation of the merger;

•	the merger agreement has been adopted by our stockholders; and

•	there is no pending or threatened action by any legal authority under any applicable law that seeks to enjoin or otherwise prevent consummation of the merger.

The obligations of Parent and Merger Sub to effect the merger are also subject to the satisfaction or waiver by Parent at or prior to the closing date of the merger of the following additional conditions:

•

(1) our representations and warranties (other than certain representations and warranties related to our organization, capital structure, authority, absence of certain changes, and brokers’ fees) must be true and correct (without giving effect to any Company Material Adverse Effect or materiality qualifications) as of the date of the merger agreement and as of the date of the closing of the merger as if made on the closing date (except for those representations and warranties which are made as of a particular date, which must be true and correct in all material respects as of such date), except for any failure to be so true and correct which have not had and would not have a Company Material Adverse Effect; (2) our representations and warranties regarding organization, authority and brokers’ fees (without giving effect to any Company Material Adverse Effect or materiality qualifications) must be true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger as if made on the closing date (except for those representations and warranties which are made as of a particular date, which must be true and correct in all material respects as of such date); (3) our representations and warranties regarding our capital structure (without giving effect to any Company Material Adverse Effect or materiality qualifications) must be true and correct in all respects subject only to de minimis exceptions; and (4) our representations and warranties regarding absence of certain changes must be true and correct, without disregarding the Company Material Adverse Effect qualification, as of the date of the merger agreement and as of the closing date of the merger as if made as of the closing date;

•

the Company and each of its subsidiaries have performed in all material respects their respective obligations and complied in all material respects with their agreements and covenants required by the merger agreement to be performed on or prior to the closing date of the merger and the Company performed in all respects its obligations regarding the cancellation of stock options;

•

the Company has delivered to Parent a certificate of the secretary of the Company dated as of the closing date, certifying as to (1) a copy of the resolutions adopted by our board of directors authorizing and approving the merger, and (2) the satisfaction of the requirement that the merger agreement be adopted by the Company’s stockholders;

•	since the date of the merger agreement, there has not been any event, occurrence or changes that have had, or could reasonably be expected to have, a Company Material Adverse Effect;

•	fewer than 10% of the outstanding shares of common stock and preferred stock of Company stock are dissenting shares;

•

the Company has delivered to Parent resignations from each director of the Company and its subsidiaries and each officer of the Company and its subsidiaries that has been requested by Parent prior to the closing date of the merger;

•

the holders of preferred stock have agreed to accept the preferred per share merger consideration and have waived certain rights under the Company’s charter documents to acquire substitute preferred stock of the surviving corporation, Parent or any other person;

•

the Company has delivered to Parent a certificate dated as of the closing date and signed by an officer of the Company certifying its compliance with the conditions set forth in the merger agreement regarding the Company’s representations and warranties and absence of a Company Material Adverse Effect; and

•	all required consents, approvals, or other filings required to be obtained or made by the Company have been made or obtained.

Our obligation to effect the merger is subject to the satisfaction or waiver by us at or prior to the closing date of the merger of the following additional conditions:

•

the representations and warranties of Parent set forth in the merger agreement (1) that are not qualified as to Parent material adverse effect or materiality must be true and correct in all material respects as of the date of the merger agreement and the closing date of the merger with the same effect as if such representations and warranties had been made on and as of the closing date (except for representations and warranties which are made as of a particular date, which must be true and correct in all material respects as of such date), and (2) that are qualified as to Parent material adverse effect or materiality must be true and correct with the same effect as if such representations and warranties had been made on and as of the closing date (except for representations and warranties which are made as of a particular date, which must be true and correct as of such date);

•

Parent has performed in all material respects its obligations and complied in all material respects with its agreements and covenants required by the merger agreement to be performed or complied with on its part on or prior to the closing date of the merger; and

•

Parent has delivered to the Company a certificate dated as of the closing date and signed by an officer of Parent certifying Parent’s compliance with the conditions set forth in the merger agreement regarding Parent’s representations and warranties.

Termination

We and Parent, by mutual written consent, may terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by our stockholders.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger as follows:

•	by either Parent or the Company, if:

•

the closing of the merger has not been consummated by 5:00 p.m. New York time on the termination date (but this right to terminate will not be available to a party if the failure to consummate the merger prior to the termination date was proximately caused by or resulted from the breach by such party of any obligation under the merger agreement and will not be available to the Company if our stockholders did not adopt the merger agreement);

•	our stockholders failed to adopt the merger agreement at the stockholders’ meeting (after giving effect to all adjournments or postponements thereof); or

•

any legal authority of competent jurisdiction has issued an order, decree or ruling or taken any other action enjoining, the consummation of the merger and such order, decree or ruling or other action has become final and non-appealable, or if there is a law that makes the consummation of the merger illegal or prohibited (but this right is not available to a party whose breach of the merger agreement is the primary cause of the imposition of such order, decree, ruling, or other action).

•	by the Company, if:

•

there has been a breach of a representation, warranty, covenant or agreement made by Parent or Merger Sub in the merger agreement or any such representation or warranty becomes untrue or incorrect after the date of the merger agreement, which breach or failure to be true or correct would give rise to the failure of the condition to the closing of the merger relating to the accuracy of the representations and warranties of Parent and Merger Sub or compliance by Parent and Merger Sub with their obligations under the merger agreement, and such breach or failure is not cured within 30 calendar days (but not later than the termination date) following receipt of written notice from the Company of such breach or failure (or such longer period to which the Company must agree, during which Parent or Merger Sub exercises reasonable commercial efforts to cure) (provided that we will not have this right to terminate if we are then in material breach of any of our representations, warranties, covenants or agreements);

•

prior to approval by the stockholders, the board of directors has exercised its termination rights under the merger agreement with respect to a superior proposal, provided the Company has not breached its material obligations under the merger agreement with respect to acquisition proposals and the Company pays the required termination fee.; or

•

the Company has satisfied its conditions to Parent and Merger Sub’s obligations to consummate the merger, and following notice by the Company to Parent of its readiness to close the merger, Parent and Merger Sub fail to close the merger within two business days following the date on which the closing should have occurred under the merger agreement (provided that we will not have this right to terminate if we are then in material breach of any of our representations, warranties, covenants or agreements).

•	by Parent, if:

•	our board of directors has made a change in the board recommendation;

•	the Company has breached or violated any material obligation of the Company in respect of the provisions of the merger agreement relating to acquisition proposals;

•

there has been a breach of a representation, warranty, covenant or agreement made by the Company in the merger agreement or any such representation or warranty becomes untrue or incorrect after the date of the merger agreement, which breach or failure to be true or correct would give rise to the failure of the condition to closing of the merger relating to the accuracy of the representations and warranties of the Company or compliance by it with its obligations under the merger agreement, and such breach or failure is not cured within 30 calendar days (but not later than the termination date) following receipt of written notice from Parent of such breach or failure (or such longer period to which Parent must agree, during which Company exercises reasonable commercial efforts to cure) (but this right is not available to Parent if Parent is then in material breach of any of its representations, warranties, covenants or agreements); or

•

there shall have occurred any events, occurrences, facts, conditions, changes or effects that, individually or in the aggregate, have had or could reasonably be expected to have a Company Material Adverse Effect, as such term is described under “The Merger Agreement—Material Adverse Effect.”

Termination Fees

We will be required to pay to Parent a termination fee equal to $3.8 million, if:

•	the Company terminates the merger agreement because the Company is entering into an acquisition agreement pursuant to a superior proposal;

•

Parent terminates the merger agreement because the Company’s board of directors has made a change in the board recommendation, or the Company has breached or violated any material obligation with respect to acquisition proposals under the merger agreement; or

•

Parent terminates the merger agreement because the merger did not occur by the termination date (provided that the failure to consummate the merger prior to the termination date was not due to the failure of Parent to perform any of its obligations under the merger agreement and such failure was the proximate cause of or resulted in the failure to close the merger) or Parent terminates the merger agreement because there has been a breach of a representation, warranty, covenant or agreement made by the Company in the merger agreement and (1) an acquisition proposal has been publicly announced, commenced or disclosed or submitted to the board of directors (but not prior to January 1, 2008 unless renewed after such date), and (2) from the date of the merger agreement through 12 months following termination of the merger agreement, we consummate an acquisition proposal or enter into an agreement with respect to an acquisition proposal that is either subsequently consummated at any time or is terminated and in connection with the termination, we receive a termination fee (in this case, less any expense reimbursement previously paid by the Company to Parent). The definition of acquisition proposal for purposes of this section is modified so that the percentage 15% is replaced with 50.1%.

The Company will not be obligated to pay the termination fee on more than one occasion.

Expense Reimbursement

In the event the merger agreement is terminated by Parent or the Company because our stockholders do not adopt the merger agreement, or by Parent as a result of Company’s breach of its representations, warranties, covenants or agreements under the merger agreement, under circumstances in which the termination fee is not then payable pursuant to the merger agreement, then the Company is required to pay Parent and its affiliates their reasonable expenses incurred on or prior to the termination of the merger agreement. The amount paid for such expense reimbursement will not exceed $1.5 million. The payment of such expenses does not relieve the Company of its obligation to pay the termination fee if required under the merger agreement, but the amount of any expenses paid will be deducted from any termination fee payable following payment of the expenses.

Remedies

Parent’s receipt of the termination fee payable by us will, subject to certain rights to equitable relief, including specific performance described below, be the sole and exclusive remedy of Parent, Merger Sub and their affiliates against the Company or any of its former, current or future directors, officers, employees, agents, stockholders, representatives, affiliates or assignees in connection with the termination of the merger agreement in the circumstances described in “Merger Agreement—Termination Fees.”

In addition to any other available remedy at law or equity, each party will be entitled to specific performance or injunctive relief in order to enforce the merger agreement or prevent any violation or threatened violation of the provisions of the merger agreement. Under the merger agreement, the maximum liability of Parent, Merger Sub and its affiliates, on the one hand, and the Company and its affiliates, on the other hand, for monetary damages is limited to $3.8 million.

Parent has entered into a letter agreement, which we refer to as the second equity commitment letter, with the sponsor, dated November 1, 2010, pursuant to which the sponsor has committed to make or secure capital contributions to Parent at or prior to the closing of the merger of up to an aggregate amount of $3.8 million for the purpose of satisfying claims for monetary damages arising out of Parent and Merger Sub’s obligations under the merger agreement. The sponsor is permitted to capitalize Parent directly or indirectly through one or more affiliated entities.

The sponsor’s obligation to fund the financing contemplated by the second equity commitment letter is subject only to the election by the Company to terminate the merger agreement because (1) there has been a breach of a representation, warranty, covenant or agreement made by Parent or Merger Sub in the merger agreement or any such representation or warranty becomes untrue or incorrect after the date of the merger agreement, which breach or failure to be true or correct would give rise to the failure of the condition to the closing of the merger relating to the accuracy of the representations and warranties of Parent and Merger Sub or compliance by Parent and Merger Sub with their obligations under the merger agreement, and such breach or failure is not cured within certain notice periods (provided that we will not have this right to terminate if we are then in material breach of any of our representations, warranties, covenants or agreements), or (2) the Company has satisfied its conditions to Parent and Merger Sub’s obligations to consummate the merger, and following notice by the Company to Parent of its readiness to close the merger, Parent and Merger Sub fail to close the merger within two business days following the date on which the closing should have occurred under the merger agreement (provided that we will not have this right to terminate if we are then in material breach of any of our representations, warranties, covenants or agreements). The Company is a third party beneficiary of the second equity commitment letter to the extent that the Company seeks specific performance of Parent’s right to cause the sponsor to fund its equity commitment in accordance with the terms of the second equity commitment letter.

Amendment

At any time prior to the effective time of the merger, the parties to the merger agreement may modify or amend the merger agreement by written agreement.

VOTING AND SUPPORT AGREEMENTS

In connection with the execution of the merger agreement, John Fanning, Harry V. Maccarrone, Daniel Raynor, Gordon Robinett, Kenneth J. Daley, Pierce J. Flynn, and Robert F. Ende and their affiliates, including any trusts of any of the foregoing, have each entered into voting and support agreements, dated as of November 1, 2010, with Parent and Merger Sub with respect to an aggregate of 5,389,453 shares of common stock and 13,398 shares of preferred stock and any additional shares of common stock or preferred stock acquired by such officers and directors including by the exercise of options, all of which we refer to as the subject shares, and the common stock included in the subject shares we refer to as the voting shares. A copy of the form of voting and support agreement is attached as Annex B to this proxy statement.

Under the voting and support agreements, each such stockholder has agreed that, at every meeting of the stockholders called to vote, such stockholder will vote all voting shares: (1) in favor of adoption of the merger agreement, and (2) against any action or agreement which would in any material respect impede, interfere with or prevent the merger, against any acquisition proposal (as defined in the merger agreement), and against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation of such stockholder under the voting and support agreements. Each such person also granted to Parent a proxy to vote the voting shares owned by such person, with respect to any of the foregoing matters at any meeting of the Company’s stockholders and in any action by written consent of the Company’s stockholders. Pursuant to the voting and support agreements, each such person has also agreed not to (1) transfer any of the subject shares or create any encumbrances, or consent to any of the foregoing, (2) enter into any contract with respect to any transfer of the subject shares, (3) grant any proxy or other authorization or consent with respect to any of the subject shares that is inconsistent with the merger agreement or voting and support agreement, (4) deposit any of the subject shares into a voting trust or enter into a voting and support agreement with respect to the subject shares, or (5) knowingly take any other action that would restrict, limit or interfere with the performance of the stockholder’s obligations under the voting and support agreement.

Each stockholder under such stockholder’s voting and support agreement waives any rights of appraisal or similar rights under any applicable law in connection with the merger. Each such stockholder also agrees not to solicit or take any other action that would facilitate any proposal that would reasonably be expected to lead to an acquisition proposal, to engage in negotiations concerning an acquisition proposal, or execute any agreement relating to any acquisition proposal.

Each voting and support agreement will terminate on the first to occur of (1) the effective time of the merger, (2) the termination of the merger agreement in accordance with its terms, or (3) the mutual agreement of the stockholder and Parent.

MARKET PRICE OF COMMON STOCK

Our shares of common stock are listed for trading on the NYSE Amex under the symbol “CFS.” The table below shows, for the periods indicated, the high and low reported sales prices for our shares of common stock for the periods indicated.

Fiscal Year	Quarter	High ($)	Low ($)
2010	First Quarter	1.41	1.09
	Second Quarter	1.40	1.08
	Third Quarter	1.45	1.10

2009	First Quarter	1.70	0.01	(1)
	Second Quarter	1.50	1.13
	Third Quarter	1.75	1.16
	Fourth Quarter	1.47	1.03

2008	First Quarter	2.65	1.20
	Second Quarter	2.19	1.60
	Third Quarter	2.05	0.70
	Fourth Quarter	1.65	0.52

(1)	Management considers this single after hours trade on an at-the-market sell order without a minimum price to have been an aberration, as the closing price reported on NYSE Amex for that day was $0.90 and the opening price the following day was $0.87.

The closing price of our shares of common stock on the NYSE Amex on November 1, 2010, the last trading day prior to the public announcement of the execution of the merger agreement, was $1.62 per share of common stock. On November 19, 2010, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for our shares of common stock on the NYSE Amex was $2.48 per share of common stock. You are encouraged to obtain current market quotations for our shares of common stock in connection with voting your shares of common stock.

No dividends were declared or paid on the common stock during fiscal years 2008 or 2009 or in 2010. The terms of our credit facility effectively prohibit the payment of dividends. In addition, until undeclared, cumulated dividends on our shares of Series 2003A, 2003B and 2004A preferred stock (approximately $6.8 million in the aggregate at November 1, 2010) are fully paid, no dividends are permitted to be paid on our shares of common stock. Accordingly, we do not anticipate that we will pay cash dividends on our shares of common stock for the foreseeable future. Further, the terms of the merger agreement provide that, from the date of the merger agreement until the effective time of the merger, we may not declare, ser aside, establish a record date for or pay any dividends on our shares of common stock without the written consent of Parent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares and percentage of our shares of common stock known to the Company (based upon representations made to it or public filings with the SEC) to be beneficially owned as of November 1, 2010 by (1) each person who beneficially owns more than 5% of the shares of common stock, (2) each director and executive officer of the Company, and (3) all directors and executive officers of the Company as a group. Unless stated otherwise, each person so named exercises sole voting and investment power as to the shares of common stock so indicated. Unless otherwise indicated below, the business address for each person shown is 999 Stewart Avenue, Bethpage, New York 11714. There were 17,387,702 shares of common stock issued and outstanding as of November 1, 2010.

Name and Address of Beneficial Owner		Number (1)	Percentage (1)
	Subtotals:
Management:
John C. Fanning (2) (4) (11)
Held individually	405,000
Held through John C. Fanning Revocable Trust	4,217,308
Held through John C. Fanning Irrevocable Grantor Retained Annuity Trust (GRAT)	527,789

Total		5,150,097	28.9%
Harry V. Maccarrone, (3) (4) (11)
Held individually	405,552
Held as co-trustee of John C. Fanning Revocable Trust	4,217,308
Held as trustee of John C. Fanning GRAT	527,789
Held as partner of Fanning Asset Partners, L.P.	565,382

Total		5,716,031	32.1%
Daniel Raynor (5) (11)		105,000	*
Gordon Robinett (6) (11)		86,000	*
Kenneth J. Daley (7) (11)		119,000	*
Pierce J. Flynn (8) (11)		75,000	*
Robert F. Ende (9) (11)		173,422	1.0%

Directors and officers as a group (10)		6,679,453	35.8%

Others:
CFS Parent Corp. and affiliated entities		6,679,453	35.8%
111 Huntington Avenue, 30th Floor Boston, MA 02199 (11)
Richard B. Fullerton, and RBF Capital, LLC		1,653,173	9.5%
300 Drake Landing Blvd., Suite 300 Greenbrae, CA 94904 (12)
ARTRA 524(g) Asbestos Trust		1,463,000	8.4%
1105 N. Market Street, Suite 1300 Wilmington, DE 19801 (13)
Bruce L. Galloway, Strategic Turnaround Equity Partners, L.P.,		1,051,402	6.0%
Galloway Capital Management LLC, and Gary L. Herman
720 Fifth Avenue, 10th Floor New York, NY 10019 (14)

*	Represents less than 1.0%.
(1)	For purposes of this table, shares are considered “beneficially owned” if the person directly or indirectly has the sole or shared power to vote or direct the voting of the securities or the sole or shared power to dispose of or direct the disposition of the securities, even if such person has no pecuniary interest in such securities. A person is also considered to beneficially own shares that such person has the right to acquire within 60 days, and options exercisable within such period are referred to herein as “currently exercisable.”

(2)	Effective October 11, 2010, Mr. Fanning’s employment as Chief Executive Officer of the Company was terminated. He continues to serve as Chairman of the board of directors. The shares beneficially owned by Mr. Fanning are as follows:

Individual Holdings: 405,000 shares issuable to him upon exercise of the following options:

Shares issuable upon the exercise of options:	Exercise price per share ($)	Expiration Date
10,000	1.50	6/11/2011
10,000	1.10	6/10/2012
75,000	1.45	6/10/2012
10,000	0.66	8/11/2013
10,000	2.19	6/7/2014
75,000	3.02	1/16/2015
10,000	2.00	6/7/2015
10,000	2.66	6/4/2016
10,000	2.60	6/9/2017
10,000	2.04	6/9/2018
10,000	1.30	6/8/2019
150,000	1.75	12/21/2019
15,000	1.37	6/13/2020

Held through the John C. Fanning Revocable Trust: 4,217,308 shares owned by the John C. Fanning Revocable Trust. Mr. Fanning is a co-trustee (together with Mr. Maccarrone) of the John C. Fanning Revocable Trust. Under the terms of the trust instrument, Mr. Fanning shares voting and dispositive power with Mr. Maccarrone as to all of these shares. Mr. Fanning is the sole beneficiary under the Trust except for a nominal interest held by Mr. Maccarrone.

Held through the John C. Fanning GRAT: 527,789 shares owned by the John C. Fanning GRAT. Mr. Maccarrone is the trustee of the John C. Fanning GRAT. Under the terms of the trust instrument, Mr. Maccarrone holds sole voting and dispositive power in the shares and Mr. Fanning holds the entire pecuniary interest subject to a residual interest for the benefit of his family.

(3)	Mr. Maccarrone became Chief Executive Officer of the Company on October 11, 2010. He resigned as Chief Financial Officer of the Company on such date. He also serves as the Company’s principal accounting officer. The shares beneficially owned by Mr. Maccarrone, of the Company, are as follows:

Individual Holdings: 10,552 shares held of record by him and 395,000 shares issuable to him upon exercise of the following options:

Shares issuable upon the exercise of options:	Exercise price per share ($)	Expiration Date
10,000	1.50	6/11/2011
10,000	1.10	6/10/2012
75,000	1.45	6/10/2012
10,000	0.66	8/11/2013
10,000	2.19	6/7/2014
75,000	3.02	1/16/2015
10,000	2.00	6/7/2015
10,000	2.66	6/4/2016
10,000	2.60	6/9/2017
10,000	2.04	6/9/2018
10,000	1.30	6/8/2019
140,000	1.75	12/21/2019
15,000	1.37	6/13/2020

Held as co-trustee of the John C. Fanning Revocable Trust: 4,217,308 shares owned by the John C. Fanning Revocable Trust. Mr. Maccarrone is a co-trustee (together with Mr. Fanning) of the John C. Fanning Revocable Trust. Under the terms of the trust instrument, Mr. Maccarrone shares voting and dispositive power with Mr. Fanning as to all of these shares but holds no pecuniary interest in the shares.

Held as trustee of the John C. Fanning GRAT: 527,789 shares owned by the John C. Fanning GRAT. Mr. Maccarrone is the trustee of the John C. Fanning GRAT. Under the terms of the trust instrument, Mr. Maccarrone holds sole voting and dispositive power but holds no pecuniary interest in the shares.

Held as partner of Fanning Asset Partners, L.P.: 565,382 shares held by Fanning Asset Partners, L.P., a limited partnership in which Mr. Maccarrone is the president and sole shareholder of the corporation, HM Assets, Inc., that serves as its general partner, for the benefit of certain members of Mr. Fanning’s family. Under the terms of the governing partnership and corporate instruments, Mr. Maccarrone has sole voting and dispositive power as to all of these shares but holds no pecuniary interest in the shares (beyond a nominal interest).

(4)	Not included in the shares beneficially owned by John C. Fanning or Harry V. Maccarrone are up to 13.7 million shares of common stock issuable to the John C. Fanning Revocable Trust and up to 2.9 million shares of common stock issuable to Fanning Asset Partners, L.P., in each case assuming conversion as of December 31, 2010 of the Series 2003A preferred stock, the Series 2003B preferred stock and the Series 2004A preferred stock. The Series 2003A preferred stock, the Series 2003B preferred stock and the Series 2004A preferred stock can be converted into common stock or into shares of non-voting participating preferred stock having a liquidation preference of $0.01 per share (but no other preferences) to be created by the Company, which, in turn, would be convertible into common stock. Inclusion of these shares would have the following impact:

•

If all such shares held by the John C. Fanning Revocable Trust and John C. Fanning GRAT were deemed to be owned beneficially by Mr. Fanning, he would hold 54.9% (rather than, as shown in the table, 28.9%) of the Company’s common stock.

•

If all such shares held by Fanning Asset Partners, L.P. and the John C. Fanning Revocable Trust were deemed to be owned beneficially by Mr. Maccarrone, he would hold 64.9% (rather than, as shown in the table, 32.1%) of the Company’s common stock.

(5)	The shares beneficially owned by Mr. Raynor, a director of the Company, are 105,000 shares issuable upon the exercise of the following currently exercisable options:

Shares issuable upon the exercise of options:	Exercise price per share ($)	Expiration Date
10,000	1.50	6/11/2011
10,000	1.10	6/10/2012
10,000	0.66	8/11/2013
10,000	2.19	6/7/2014
10,000	2.00	6/7/2015
10,000	2.66	6/4/2016
10,000	2.60	6/9/2017
10,000	2.04	6/9/2018
10,000	1.30	6/8/2019
15,000	1.37	6/13/2020

(6)	The shares beneficially owned by Mr. Robinett, a director of the Company, are 1,000 shares currently held of record by him and 85,000 shares issuable upon the exercise of the following currently exercisable options:

Shares issuable upon the exercise of options:	Exercise price per share ($)	Expiration Date
10,000	1.50	6/11/2011
10,000	2.19	6/7/2014
10,000	2.00	6/7/2015
10,000	2.66	6/4/2016
10,000	2.60	6/9/2017
10,000	2.04	6/9/2018
10,000	1.30	6/8/2019
15,000	1.37	6/13/2020

(7)	The shares beneficially owned by Mr. Daley, a director of the Company, are 64,000 shares held of record by him and 55,000 shares issuable upon the exercise of the following currently exercisable options:

Shares issuable upon the exercise of options:	Exercise price per share ($)	Expiration Date
10,000	2.66	6/4/2016
10,000	2.60	6/9/2017
10,000	2.04	6/9/2018
10,000	1.30	6/8/2019
15,000	1.37	6/13/2020

(8)	The shares beneficially owned by Mr. Flynn, a director of the Company, are 75,000 shares issuable upon the exercise of the following currently exercisable options:

Shares issuable upon the exercise of options:	Exercise price per share ($)	Expiration Date
10,000	2.19	6/7/2014
10,000	2.00	6/7/2015
10,000	2.66	6/4/2016
10,000	2.60	6/9/2017
10,000	2.04	6/9/2018
10,000	1.30	6/8/2019
15,000	1.37	6/13/2020

(9)	The shares beneficially owned by Mr. Ende, Senior Vice President, Finance and Chief Financial Officer of the Company, are 3,422 shares held of record by him and 170,000 shares issuable to him upon exercise of the following options:

Shares issuable upon the exercise of options:	Exercise price per share ($)	Expiration Date
50,000	1.45	6/10/2012
60,000	3.02	1/16/2015
60,000	1.75	12/21/2019

(10)	The shares shown to be beneficially owned by the directors and officers as a group include shares held of record by them or an affiliate and shares issuable upon the exercise of options.

(11)	According to a Schedule 13D filed with the SEC on November 12, 2010, Parent, Merger Sub, CFS Holding, LLC, the sponsor, ABRY VI Capital Partners, L.P. and ABRY VI Capital Investors, LLC have shared voting power and may be deemed to beneficially own the listed shares of our common stock as a result of the voting and support agreements Parent and Merger Sub entered into with Messrs. Fanning, Maccarrone, Raynor, Robinett, Kenneth J. Daley, Flynn, Ende and their related trusts and the limited proxies granted therein. The shares that Parent and such affiliated entities may be deemed to beneficially own are the same shares beneficially owned by Messrs. Fanning, Maccarrone, Raynor, Robinett, Kenneth J. Daley, Flynn and Ende. Parent and such affiliated entities expressly disclaim beneficial ownership of such shares (subject to the voting and support agreements and the limited proxies granted therein).

(12)	As reported in a joint Schedule 13G filed on January 20, 2010 with the SEC, Richard B. Fullerton and RBF Capital, LLC have sole voting and dispositive power as to all 1,653,173 shares.

(13)	As reported in a Schedule 13G filed with the SEC on February 11, 2010, ARTRA 524(g) Asbestos Trust has sole voting and dispositive power as to all 1,463,000 shares.

(14)	As reported in a joint Schedule 13D filed with the SEC on May 30, 2008, Strategic Turnaround Equity Partners, L.P., Galloway Capital Management LLC and Gary L. Herman have shared voting and dispositive power as to 767,474 shares, Gary L. Herman has sole voting and dispositive power as to 13,000 shares, Bruce L. Galloway has shared voting and dispositive power as to 767,474 shares, and sole voting and dispositive power as to 270,928 shares. Correspondence to the Company from Strategic Turnaround Equity Partners, L.P. received in February 2010 suggests that its holdings may have been reduced.

APPRAISAL RIGHTS

Holders of shares of our capital stock who do not vote in favor of the proposal to adopt the merger agreement who hold shares of our capital stock immediately prior to the effective time of the merger and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the General Corporation Law of the State of Delaware (“Section 262”).

The following discussion is not a complete statement of the law pertaining to appraisal rights under the General Corporation Law of the State of Delaware and is qualified in its entirety by the full text of Section 262 that is attached to this proxy statement as Annex D. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Under Section 262, holders of shares of the Company’s capital stock who do not vote in favor of the proposal to adopt the merger agreement, who otherwise follow the procedures set forth in Section 262 and who do not withdraw their demand for appraisal will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was a stockholder on the record date for the meeting and who is entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement shall constitute the notice, and the full text of Section 262 is attached to this proxy statement as Annex D. Any holder of the Company’s capital stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex D carefully because failure to timely and properly comply with the procedures specified in Section 262 will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of capital stock, the Company believes that if a stockholder considers exercising such rights, such stockholder should seek the advice of legal counsel.

Filing Written Demand. Any holder of capital stock of the Company wishing to exercise appraisal rights must deliver to the Company, before the vote on the adoption of the merger agreement at the special meeting at which the proposal to adopt the merger agreement will be submitted to the Company’s holders of common stock, a written demand for the appraisal of the stockholder’s shares, and such stockholder must not vote in favor of the adoption of the merger agreement. A holder of shares of capital stock of the Company wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger, since appraisal rights will be lost if the shares are transferred prior to the effective time of the merger. The holder must not vote in favor of the adoption of the merger agreement. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement. Neither voting against the adoption of the merger agreement, nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement, will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the merger agreement. The demand must reasonably inform the Company of the identity of the holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the special meeting will constitute a waiver of appraisal rights.

Only a holder of record of shares of the Company’s capital stock is entitled to demand an appraisal of the shares registered in that holder’s name. A demand for appraisal in respect of shares of the Company’s capital stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s name and mailing address and the number of shares registered in the holder’s name and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. If the shares are held in “street name” by a broker, bank or nominee, the broker, bank or nominee may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of the Company’s capital stock held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to the Company at COMFORCE Corporation, Attn: Corporate Secretary, 999 Stewart Avenue, Bethpage, New York 11714.

At any time within 60 days after the effective time of the merger, any stockholder who has properly exercised appraisal rights but has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to the Company, as the surviving corporation, a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within 60 days after the effective time of the merger. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s demand for appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration being offered pursuant to the merger agreement.

Notice by the Surviving Corporation. Within ten days after the effective time of the merger, the surviving corporation must notify each holder of the Company’s capital stock who has made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption of the merger agreement, that the merger has become effective.

Filing a Petition for Appraisal. Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any holder of the Company’s capital stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all dissenting holders. The surviving corporation is under no obligation to and has no present intention to file a petition and holders should not assume that the surviving corporation will file a petition. Accordingly, it is the obligation of the holders of the Company’s capital stock to initiate all necessary action to perfect their appraisal rights in respect of shares of the Company’s capital stock within the time prescribed in Section 262. Within 120 days after the effective time of the merger, any holder of the Company’s capital stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing, a person who is the beneficial owner of shares of the Company’s capital stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the Company the statement described in this paragraph.

If a petition for an appraisal is timely filed by a holder of shares of the Company’s capital stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded appraisal of their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to the stockholder.

Determination of Fair Value. After the Delaware Court of Chancery determines the holders of the Company’s capital stock entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery shall determine the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. Although the Company believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Parent and the Company reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of the Company’s capital stock is less than the applicable merger consideration. The Delaware courts have stated that the methods which are generally considered acceptable in the financial community and otherwise admissible in court may be considered in the appraisal proceedings. In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the action (which do not include attorneys fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, to be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of shares of the Company’s capital stock under Section 262 fails to perfect, successfully withdraws or loses such holder’s right to appraisal, the stockholder’s shares of the Company’s capital stock will be deemed to have been converted at the effective time of the merger into the right to receive the merger consideration pursuant to the merger agreement. A stockholder will fail to perfect, or effectively lose, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 and accept the merger consideration offered pursuant to the merger agreement within 60 days after the effective time of the merger. Any stockholder who demands appraisal will not, after the effective time of the merger, be entitled to vote any shares of capital stock subject to such demand for any purpose or to receive payments of dividends or any other distribution, other than with respect to any payments or distributions as of a record date prior to the effective time of the merger.

Failure to comply strictly with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise those rights.

WE STRONGLY ENCOURAGE YOU TO READ THE EXCERPTS FROM THE DELAWARE LAW INCLUDED HEREIN AS ANNEX D.

In view of the complexity of Section 262 of the DGCL, the Company’s stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

DELISTING AND DEREGISTRATION OF COMMON STOCK

If the merger is completed, the common stock will be delisted from the NYSE Amex and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of the common stock.

STOCKHOLDER PROPOSALS

The Company will hold a 2011 annual meeting of stockholders only if the merger is not completed. If it is determined that the merger will not be completed as contemplated by the merger agreement, the Company will provide notice of the date fixed for the annual meeting, as well as the deadline for submitting stockholder proposals for such meeting and to have stockholder proposals included in the Company’s proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the Investors page of our corporate website at www.comforce.com. Our website address is provided as an inactive textual reference only. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement, and therefore is not incorporated herein by reference.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to COMFORCE Corporation, Attn: Investor Relations, 999 Stewart Avenue, Bethpage, New York 11714; or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED NOVEMBER 22, 2010. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

COMFORCE CORPORATION,

CFS PARENT CORP.

and

CFS MERGER SUB CORP.

dated as of

NOVEMBER 1, 2010

A-i

A-ii

page
Exhibit A Certificate of Incorporation
Exhibit B By-laws
Exhibit C Press Release
Exhibit D Acceptable Confidentiality Agreement
Exhibit E Equity Commitment Letters

A-iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), is entered into as of November 1, 2010, by and among COMFORCE Corporation, a Delaware corporation (the “Company”), CFS Parent Corp., a Delaware corporation (“Parent”), and CFS Merger Sub Corp., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 5.03(k) or 8.01 hereof, respectively.

RECITALS:

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving the Merger, on the terms and subject to the conditions set forth herein;

WHEREAS, in the Merger, upon the terms and subject to the conditions set forth herein, each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) and each share of preferred stock, par value $0.01 per share, of the Company (the “Company Preferred Stock”), will be converted into the right to receive the Merger Consideration allocable thereto;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (a) determined and declared that it is advisable and fair to, and in the best interests of, the Company and the Stockholders that the Company enter into this Agreement with Parent and Merger Sub and consummate the transactions contemplated hereby, including the Merger, (b) authorized and approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth herein, and (c) resolved to recommend the adoption of this Agreement and the transactions contemplated hereby, including the Merger, by the Stockholders;

WHEREAS, the respective Boards of Directors of Parent and Merger Sub have unanimously approved this Agreement and the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth herein;

WHEREAS, contemporaneous with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of the parties hereto to enter into this Agreement, Parent, Merger Sub and certain stockholders of the Company (including the holders of all of the issued and outstanding Preferred Shares) have entered into Voting and Support Agreements, dated as of the date hereof, pursuant to which such stockholders have agreed to vote in favor of the adoption of this Agreement and otherwise to support the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth therein; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub will be merged with and into the Company (the “Merger”). As a result of the Merger, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the DGCL as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.02 Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 10:00 AM Eastern time, as soon as practicable (and, in any event, within one (1) Business Day) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, New York 10022, unless another place is agreed to in writing by the parties hereto. The actual date of the Closing is hereinafter referred to as the “Closing Date.”

Section 1.03 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.04 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 1.05 Certificate of Incorporation; By-laws. At the Effective Time, (a) the certificate of incorporation of the Company shall be amended so as to read in its entirety as set forth in Exhibit A, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be amended so as to read in their entirety as set forth in Exhibit B, and, as so amended, shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation or as provided by applicable Law.

Section 1.06 Directors and Officers. The parties hereto shall take all actions necessary so that the directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.01 Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub or the Company or the holder of any capital stock of Parent, Merger Sub or the Company, the following shall occur:

(a) Cancellation of Certain Company Common Stock. Each share of Company Common Stock (each, a “Common Share” and collectively, the “Common Shares”) that is held by Parent, Merger Sub or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned Subsidiaries will automatically be cancelled and will cease to exist without any conversion thereof, and no consideration will be delivered in exchange therefor.

(b) Conversion of Company Common Stock. Each Common Share issued and outstanding immediately prior to the Effective Time (other than (i) Common Shares to be cancelled in accordance with Section 2.01(a), and (ii) Dissenting Shares) will be converted, subject to Section 2.02(f), into the right to receive in cash $2.50 per Common Share, payable to the holder thereof, without interest and less any applicable withholding taxes (the “Common Per Share Consideration”).

(c) Conversion of Company Preferred Stock. Each Series 2003A Share, Series 2003B Share and Series 2004A Share (each, a “Preferred Share” and collectively, the “Preferred Shares”) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) will be converted, subject to Section 2.02(f), into the right to receive in cash the amount per Series 2003A Share, Series 2003B Share, and Series 2004A Share representing in each such case $2.50 per Common Share on an as-converted basis assuming conversion of all of the Preferred Shares to Common Shares as of the Closing Date, payable to the holder thereof, without interest and less any applicable withholding taxes (as to each Preferred Share, such Preferred Share’s “Preferred Per Share Consideration”).

(d) Cancellation of Shares. At the Effective Time, all Shares will no longer be outstanding and all Shares will automatically be cancelled and will cease to exist, and, subject to Section 2.03, each holder of a certificate formerly representing any such Shares (each, a “Certificate”) will cease to have any rights with respect thereto, except only the right to receive the Merger Consideration allocable thereto in accordance with Section 2.02 hereof, without interest.

(e) Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

Section 2.02 Surrender and Payment.

(a) Prior to the Effective Time, Parent, at its expense, shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) to act as the agent for the purpose of exchanging the Merger Consideration for: (i) the Certificates, or (ii) book-entry shares which immediately prior to the Effective Time represented the Shares (the “Book-Entry Shares”). At the Closing, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, sufficient funds to pay the aggregate Merger Consideration that is payable in respect of all of the Shares represented by the Certificates and the Book-Entry Shares (the “Payment Fund”). The Payment Fund shall be invested by the Exchange Agent as directed by Parent; provided, however, that: (A) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Shares represented by the Certificates and the Book-Entry Shares; and (B) such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available). If the Payment Fund is inadequate to pay the Merger Consideration that is payable in respect of all of the Shares represented by the Certificates and the Book-Entry Shares due to any loss in the Payment Fund or otherwise, Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit in trust additional cash with the Exchange Agent sufficient to make all payments required under this Agreement, and Parent and the Surviving Corporation shall in any event be liable for the payment thereof. Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation or Parent, and any amounts in excess of the amounts payable pursuant to Section 2.01 shall be promptly returned to the Surviving Corporation or Parent, in each case as directed by Parent. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, incurred in connection with the exchange of Shares for the Merger Consideration. Except as otherwise expressly set forth in this Agreement, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party hereto incurring such expenses, whether or not the Merger is consummated. The Payment Fund shall not be used for any purpose other than to pay the Merger Consideration that is payable in respect of all of the Shares represented by the Certificates and the Book-Entry Shares. Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each record holder of Shares at the Effective Time, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Exchange Agent) for use in such exchange.

(b) Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration allocable to such holder in respect of each Share of Company Common Stock (being the Common Per Share Consideration) or Company Preferred Stock (being the applicable Preferred Per Share Consideration) held by such holder and represented by a Certificate or Book-Entry Share upon (i) surrender to the Exchange Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Shares. Until so surrendered or transferred, as the case may be, and subject to the terms set forth in Section 2.03, each such Certificate or Book-Entry Share, as applicable, shall represent after the Effective Time for all purposes only the right to receive the allocable Merger Consideration payable in respect thereof or the right to demand to be paid the “fair value” of the Shares represented thereby as contemplated by Section 2.03. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Certificate or Book-Entry Share.

(c) If any of the Common Per Share Consideration or the Preferred Per Share Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred, and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II.

(e) Any portion of the Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.

(f) Any portion of the Payment Fund which remains undistributed to the holders of Shares for six (6) months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of Shares who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for the Merger Consideration, without any interest thereon.

(g) None of Parent, the Company or the Surviving Corporation shall be liable to any holder of Shares for any cash from the Payment Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(h) No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificates.

(i) Parent and the Company shall reasonably cooperate with one another in order to, and, to the extent feasible, Parent shall use reasonable commercial efforts to cause the Exchange Agent to, implement reasonable procedures so that each holder of Shares entitled to receive at least $1,000,000 in aggregate Merger Consideration shall have the opportunity to surrender his, her or its Certificates and letter of transmittal at or immediately following the Closing and, promptly following the Effective Time, receive the Merger Consideration to which such holder is entitled under this Agreement.

Section 2.03 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.01, Common Shares and Preferred Shares issued and outstanding immediately prior to the Effective Time (other than Common Shares cancelled in accordance with Section 2.01(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such Common Shares or Preferred Shares in accordance with Section 262 of the DGCL (such Common Shares and Preferred Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such Common Shares or Preferred Shares) shall not be converted into a right to receive the allocable Merger Consideration (being the Common Per Share Consideration or the applicable Preferred Per Share Consideration), but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Common Shares and Preferred Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration allocable thereto in accordance with Section 2.01(b) or Section 2.01(c), as applicable, without interest thereon, upon surrender of such Certificate formerly representing such Common Share or Preferred Share or transfer of such Book-Entry Share, as the case may be. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of Common Shares or Preferred Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

Section 2.04 Adjustments. Without limiting the other provisions of this Agreement, if, at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur (other than the issuance of additional shares of capital stock of the Company as expressly permitted by this Agreement) by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Common Per Share Consideration and applicable Preferred Per Share Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock and to provide to the holders of Shares the same economic effect as contemplated by this Agreement prior to such action; provided that nothing in this Section 2.04 shall be construed to permit the Company to take any action with respect to its capital stock that is prohibited by the terms of this Agreement.

Section 2.05 Withholding Rights. Each of the Exchange Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable to any Person pursuant to this Article II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of any applicable Tax Law. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 2.06 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the allocable Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate as contemplated under this Article II, without any interest thereon.

Section 2.07 Treatment of Stock Options.

(a) The Company shall take all requisite action so that, as of the Effective Time, each option to acquire shares of Company Common Stock (each, a “Stock Option”) that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of Parent or Merger Sub, cancelled and converted into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of (i) the excess, if any, of the Common Per Share Consideration over the exercise price per share of such Stock Option, and (ii) the number of shares of Company Common Stock for which such Stock Option is exercisable, subject to applicable income and employment withholding Taxes; provided that if the exercise price per share of any such Stock Option is equal to or greater than the Common Per Share Consideration, then such Stock Option shall be canceled without any cash payment being made in respect thereof.

(b) At or prior to the Effective Time, the Company, the Company Board and the Company’s Stock Option and Compensation Committee shall adopt such resolutions and take such actions, which shall include obtaining consents of employees, officers, directors and any other holders of Stock Options, as may be necessary to effectuate the provisions of Section 2.07(a).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (i) set forth in the correspondingly numbered section of the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”) or any other section of the Company Disclosure Schedule where it is reasonably apparent from such disclosure that such disclosure shall be deemed to be disclosed with respect to any other Section of this Agreement (other than any matters required to be disclosed for purposes of Section 3.02 (Capital Structure), Section 3.04(b) (Financial Statements), Section 3.05 (Absence of Certain Changes or Events), Section 3.07 (Intellectual Property) and Section 3.12 (Employee Matters) of this Agreement which matters shall be specifically disclosed in Sections 3.02, 3.04(b), 3.05, 3.07 and 3.12 of the Company Disclosure Schedule), or (ii) disclosed in the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (other than those furnished pursuant to Item 2.02 or Item 7.01) filed by the Company with the SEC pursuant to the Exchange Act (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forwarding looking in nature, in each case on or after December 31, 2007 and prior to the date of this Agreement (collectively, the “Recent SEC Reports”) (it being understood that any matter disclosed in any Recent SEC Report shall be deemed to be disclosed in a section of the Company Disclosure Schedule only to the extent that it is reasonably apparent from such disclosure in such Recent SEC Report that such disclosure is applicable to such section of the Company Disclosure Schedule, other than any matters required to be disclosed for purposes of Section 3.02 (Capital Structure), Section 3.04(b) (Financial Statements), Section 3.05 (Absence of Certain Changes or Events), Section 3.07 (Intellectual Property), and Section 3.12 (Employee Matters) of this Agreement which matters shall be specifically disclosed in Sections 3.02, 3.04(b), 3.05, 3.07 and 3.12 of the Company Disclosure Schedule), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.01 Organization; Standing and Power; Charter Documents; Company Subsidiaries.

(a) Organization; Standing and Power. The Company and each Company Subsidiary is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company or other organizational, as applicable, power and authority to own, lease and operate its assets and to carry on its business as now conducted. The Company and each Company Subsidiary is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Charter Documents. The Company has delivered or made available to Parent a true and correct copy of the certificate of incorporation (including any certificate of designations), by-laws or like organizational documents, each as amended to date (collectively, the “Charter Documents”), of the Company and each Company Subsidiary. The Charter Documents of each of the Company and the Company Subsidiaries are in full force and effect.

(c) Subsidiaries. Section 3.01(c) of the Company Disclosure Schedule lists each of the Company Subsidiaries as of the date hereof and its place of organization, and sets forth (i) the number and type of any capital stock of, or other equity or voting interests in, such Company Subsidiary that is outstanding as of the date hereof and (ii) the number and type of shares of capital stock of, or other equity or voting interests in, such Company Subsidiary that, as of the date hereof, are owned, directly or indirectly, by the Company. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Company Subsidiary that is owned directly or indirectly by the Company have been validly issued, were issued free of pre-emptive rights and are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens imposed by applicable securities Laws or any other Permitted Liens. Except for the capital stock of, or other equity or voting interests in, the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 3.02 Capital Structure.

(a) Capital Stock. The authorized capital stock of the Company consists of: (i) 100,000,000 Common Shares, and (ii) 10,000,000 Preferred Shares, of which (A) 6,500 have been designated as Series 2003A Convertible Preferred Shares (“Series 2003A Shares”), (B) 3,500 have been designated as Series 2003B Convertible Preferred Shares (“Series 2003B Shares”), and (C) 15,000 have been designated as Series 2004A Convertible Preferred Shares (“Series 2004A Shares”).

(b) Common Shares. As of the date of this Agreement, 17,387,702 Common Shares were issued and outstanding.

(c) Preferred Shares. (i) As of the date of this Agreement, (A) 6,148 Series 2003A Shares, (B) 513 Series 2003B Shares, and (C) 6,737 Series 2004A Shares were issued and outstanding, and (ii) as of the date of this Agreement, the Preferred Shares are convertible into 16,413,715 Common Shares in the aggregate, and will be convertible into 2,212.7 additional Common Shares each day from and after the date of this Agreement until the Closing Date (or the earlier termination of this Agreement).

(d) Shares Validly Issued. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and non-assessable and not subject to any pre-emptive rights. No Company Subsidiary owns any Shares.

(e) Stock Options.

(i) As of the date of this Agreement, an aggregate of 2,250,000 Common Shares were subject to issuance pursuant to Stock Options granted under the Company Stock Plans. Since June 16, 2010 and through the date of this Agreement, no Stock Options have been granted and no additional Shares have become subject to issuance under the Company Stock Plans. As of the date of this Agreement, the Company has no outstanding restricted or unrestricted other stock award, phantom stock award or a like awards other than the Stock Options issued under the Company Plans as set forth above in this Section 3.02(e)(i).

(ii) Except for the Company Stock Plans and as set forth in Section 3.02(e)(ii) of the Company Disclosure Schedule, there are no Contracts to which the Company is a party obligating the Company to accelerate the vesting of any Stock Options as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events). Other than the Stock Options issued or granted under any Company Stock Plan, as of the date hereof, there are no outstanding (A) securities of the Company or any Company Subsidiary convertible into or exchangeable for Voting Debt or shares of capital stock of the Company, (B) options, warrants or other agreements or commitments to acquire from the Company or any Company Subsidiary, or obligations of the Company or any Company Subsidiary to issue, any Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Company or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company, in each case that have been issued by the Company or any Company Subsidiary (the items in clauses (A), (B) and (C), together with the capital stock of the Company, being referred to collectively as “Company Securities”).

(iii) There are no outstanding Contracts requiring the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Securities or Company Subsidiary Securities. Neither the Company nor any Company Subsidiary is a party to any voting agreement with respect to any Company Securities or Company Subsidiary Securities.

(f) No Voting Debt. There are no bonds, debentures, notes or other indebtedness issued or outstanding by the Company or any Company Subsidiary (i) having the right to vote on any matters on which equityholders of the Company or any Company Subsidiary may vote (or which is convertible into, or exchangeable for, securities having such right), or (ii) the value of which is directly based upon or derived from the capital stock, voting securities or other ownership interests of the Company or any Company Subsidiary (collectively, “Voting Debt”).

(g) Company Subsidiary Securities. As of the date hereof, there are no outstanding (i) securities of the Company or any Company Subsidiary convertible into or exchangeable for Voting Debt, capital stock, voting securities or other ownership interests in any Company Subsidiary, (ii) options, warrants or other agreements or commitments to acquire from the Company or any Company Subsidiary, or obligations of the Company or any Company Subsidiary to issue, any Voting Debt, capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities or other ownership interests in) any Company Subsidiary, or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Company Subsidiary, in each case that have been issued by a Company Subsidiary (the items in clauses (i), (ii) and (iii), together with the capital stock, voting securities or other ownership interests of such Company Subsidiaries, being referred to collectively as “Company Subsidiary Securities”).

(h) Section 3.02(h) of the Company Disclosure Schedule sets forth the name, jurisdiction of organization and the Company’s (or the applicable Company Subsidiary’s) percentage ownership of any and all Persons in which the Company or any Company Subsidiary owns, or has the right or obligation to acquire any Equity Interest (other than any Company Subsidiary) (collectively, the “Investments”). All of the Investments are owned by the Company or by a Company Subsidiary free and clear of all Liens other than Permitted Liens. Except for the capital stock and other ownership interests of the Company Subsidiaries and the Investments, the Company does not own, directly or indirectly, any Equity Interest in any Person that is material to the business of the Company and the Company Subsidiaries, taken as a whole.

(i) Except as set forth in Section 3.02(i) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has entered into any Contract, or is otherwise obligated, to contribute capital, loan money or otherwise provide funds or make additional investments in any other Person, other than any such Contract entered into in the ordinary course of business consistent with past practice with respect to wholly owned Subsidiaries of the Company. There are no stockholder agreements, voting trusts, proxies or other Contracts to which the Company or any Company Subsidiary is a party or by which it is bound relating to the voting or registration of any Equity Interests of the Company or any Company Subsidiary or preemptive rights with respect thereto.

Section 3.03 Authority; Non-contravention; Governmental Consents.

(a) Authority. The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the Requisite Company Vote (and the filing of the Certificate of Merger), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby has been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote (and the filing of the Certificate of Merger and any other merger documents required by the DGCL). The affirmative vote or consent of the holders of at least a majority of the Common Shares outstanding on the record date of the Stockholders Meeting, voting together as a single class, to adopt this Agreement and approve the Merger (the “Requisite Company Vote”) is the only vote or consent of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub and that this Agreement is a valid and binding obligation of each of Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency (including all Laws related to fraudulent transfers), reorganization, moratorium and other similar Laws affecting creditors rights generally and by general principles of equity.

(b) Non-contravention. Except as set forth in Section 3.03(b) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Company or any Company Subsidiary; (ii) subject to compliance with the requirements set forth in clauses (i) through (v) of Section 3.03(c) and, in the case of the consummation of the Merger, obtaining the Requisite Company Vote, conflict with or violate any Law applicable to the Company, any Company Subsidiary or any of their respective properties or assets; (iii) result in any breach of, loss of any benefit under or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation, or require any consent, approval, order or authorization, registration, filing or notice (any of the foregoing being a “Consent”) under, any Contract to which the Company or any Company Subsidiary is a party or by which the Company, any Company Subsidiary or any of their respective properties or assets are otherwise bound; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company or any Company Subsidiary, except, in the case of each of clauses (ii), (iii) and (iv), for any conflicts, violations, breaches, defaults, alterations, terminations, amendments, accelerations, cancellations or Liens, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Governmental Consents. No Consent of any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, arbitrator, administrative agency or commission or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (each, an “Authority”) is required to be obtained or made by the Company in connection with the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the Merger and other transactions contemplated hereby, except for the following: (i) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) the filing of the Proxy Statement with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or (B) any other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition (collectively, “Foreign Antitrust Laws” and, together with the HSR Act, the “Antitrust Laws”), in any case that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of NYSE Amex; (v) the other Consents of Authorities listed in Section 3.03(c) of the Company Disclosure Schedule; and (vi) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Board Approval. The Company Board, by resolutions duly adopted by vote at a meeting of all directors of the Company duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined and declared that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and the Stockholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL, (iii) directed that this Agreement be submitted to the Stockholders for adoption, and (iv) resolved to recommend that the Stockholders adopt this Agreement and the transactions contemplated hereby (collectively, the “Board Recommendation”) and directed that such matter be submitted for consideration by the Stockholders at the Stockholders Meeting.

(e) Takeover Provisions. No (i) “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested stockholder,” “affiliate transaction,” or other similar antitakeover statute or regulation (including Section 203 of the DGCL) enacted under any federal, state, local or foreign laws applicable to the Company or (ii) restrictive provision in the Charter Documents (each provision under clause (i) or (ii), a “Takeover Provision”) is applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, assuming the accuracy of the representations and warranties in Section 4.04. The Company Board has taken all actions so that the restrictions contained in the Takeover Provisions will not apply to the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby. The Company does not have any stockholder rights plan in effect.

Section 3.04 Company SEC Filings; Financial Statements; Sarbanes-Oxley Act Compliance.

(a) Company SEC Filings. The Company has timely filed with or furnished to, as applicable, all of the forms, reports (including reports on Forms 8-K, 10-Q and 10-K), statements (including proxy statements), schedules and registration statements of the Company, and other documents required to be filed with the SEC on or after December 31, 2007 and before the date of this Agreement (collectively, the “Company SEC Reports”). The Company SEC Reports have been provided to Parent by the Company or are publicly available on the website of the SEC. For purpose of qualifying any representations or warranties contained in Article III, if there is an inconsistency between any two particular Recent SEC Reports or Company SEC Reports, as the case may be, the most recent version of such Recent SEC Report or Company SEC Report, respectively, shall control in qualifying any representation or warranty to the extent of such inconsistency. As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Company SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports. None of the Company SEC Reports, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Reports. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Reports is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in or incorporated by reference into the Company SEC Reports: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position of the Company and the consolidated Company Subsidiaries at the respective dates thereof and the consolidated results of the Company’s and the consolidated Company Subsidiaries’ operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC. The books and records of the Company and the Company Subsidiaries have been maintained in all material respects in accordance with GAAP applied on a consistent basis throughout the periods involved. KPMG LLP has not resigned or been dismissed as independent public accountants of the Company and the consolidated Company Subsidiaries as a result of or in connection with any disagreements with the Company or any Company Subsidiary on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(c) Sarbanes-Oxley Act Compliance. Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley Act”), with respect to the Company SEC Reports, and the statements contained in such certifications were true and accurate in all material respects as of the date they were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. The Company is in compliance with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of NYSE Amex, except for any non-compliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Without limiting the generality of the foregoing, since the enactment of the Sarbanes-Oxley Act, neither the Company nor any Company Subsidiary has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or any director of the Company or any Company Subsidiary.

There are no outstanding loans or other extensions of credit made by the Company or any of the Company Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any Company Subsidiary.

(d) Disclosure Controls. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) in accordance with Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information concerning the Company is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC. The Company has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of the Company’s and the consolidated Company Subsidiaries’ financial reporting and the preparation of their financial statements for external purposes in accordance with GAAP. No disclosure has been made to the Company’s outside auditors or the audit committee of the Company Board of any, and to the Company’s Knowledge there are no: (i) significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data or (ii) fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal control over financial reporting. The Company has made available to Parent all such disclosures made by management to the Company’s or any Company Subsidiary’s auditors and audit committee of the Company Board since December 30, 2007.

(e) Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any Liabilities other than Liabilities that (i) are reflected or recorded on the balance sheet of the Company and each Company Subsidiary including in the Company SEC Filings for the year ended December 28, 2009 (including in the notes thereto), (ii) were incurred since December 28, 2009 in the ordinary course of business consistent with past practice, (iii) were incurred in connection with the transactions contemplated by this Agreement, or (iv) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) Off-balance Sheet Arrangements. Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company’s or such Company Subsidiary’s published financial statements or other Company SEC Reports.

Section 3.05 Absence of Certain Changes or Events. Since December 28, 2009, the business of the Company and each Company Subsidiary has been conducted in the ordinary course of business consistent with past practice and there has not been or occurred:

(a) any Company Material Adverse Effect or any event, condition, change or effect that has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(b) any event, condition, action or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.01.

Section 3.06 Taxes.

(a) Tax Returns and Payment of Taxes. The Company and each Company Subsidiary have duly and timely filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required to be filed by them. Such Tax Returns are true, complete and correct in all material respects. Neither Company nor any Company Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All material Taxes due and owing by the Company or any Company Subsidiary (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, the Company has made an adequate provision for such Taxes in the Company’s financial statements (in accordance with GAAP). The Company’s most recent financial statements reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by the Company and each Company Subsidiary through the date of such financial statements. Neither the Company nor any Company Subsidiary has incurred any material liability for Taxes since the date of the Company’s most recent financial statements outside the ordinary course of business or otherwise inconsistent with past practice.

(b) Availability of Tax Returns. The Company has made available to Parent complete and accurate copies of all federal, state, local and foreign income, franchise and other material Tax Returns filed by or on behalf of the Company or any Company Subsidiary for any Tax period ending after December 31, 2006.

(c) Withholding. The Company and each Company Subsidiary have withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, equityholder or other Person, and materially complied with all information reporting and backup withholding provisions of applicable Law.

(d) Liens. There are no Liens for material Taxes upon the assets of the Company or any Company Subsidiary other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been made in the Company’s financial statements.

(e) Tax Deficiencies and Audits. No deficiency for any material amount of Taxes which has been proposed, asserted or assessed in writing by any taxing authority against the Company or any Company Subsidiary remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or any Company Subsidiary. There are no audits, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings ongoing or pending with respect to any material Taxes of the Company or any Company Subsidiary.

(f) Tax Rulings. Except as set forth in Section 3.06(f) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has requested or is the subject of or bound by any private letter ruling, technical advice memorandum or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(g) Consolidated Groups, Transferee Liability and Tax Agreements. Neither the Company nor any Company Subsidiary (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary or similar basis (other than between or among the Company and any Company Subsidiary), (ii) has any material liability for Taxes of any Person (other than of the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any comparable provision of local, state or foreign Law), as a transferee or successor, by Contract, or otherwise, or (iii) is a party to, bound by or has any material liability under any Tax sharing, allocation or indemnification agreement or arrangement (other than between or among the Company and any Company Subsidiaries, and except for customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes).

(h) Change in Accounting Method. Neither Company nor any Company Subsidiary has agreed to make, nor is it required to make, any adjustment under Sections 481(a) of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise.

(i) Post-Closing Tax Items. Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, or (iv) election pursuant Section 108(i) of the Code (or any similar provision of state, local or foreign Law).

(j) Ownership Changes. Without regard to this Agreement, neither the Company nor any Company Subsidiary has undergone an “ownership change” within the meaning of Section 382 of the Code.

(k) U.S. Real Property Holding Corporation. Neither the Company nor any Company Subsidiary has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l) Section 355. Neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(m) Reportable Transactions. Neither the Company nor any Company Subsidiary has been a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

Section 3.07 Intellectual Property.

(a) Company IP. Section 3.07(a) of the Company Disclosure Schedule contains a complete and accurate list of the following Intellectual Property owned or used by the Company or any Company Subsidiary in their businesses as currently conducted: (i) all issued Patents and pending Patent applications; (ii) all registered Trademarks and applications therefor, and material unregistered Trademarks; (iii) all Copyright registrations and applications; (iv) all Internet domain names; (v) all Software (excluding any off-the-shelf shrinkwrap, clickwrap or similar commercially available non-custom Software with a replacement cost and/or annual license or maintenance fee of less than $25,000); and (vi) any other material Intellectual Property Rights.

(b) Good Standing. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and each Company Subsidiary has made all maintenance payments and all filings currently due or required to be filed (subject to any extensions or grace periods), to maintain each material item of registered Owned Company IP; (ii) all such registrations of such Owned Company IP are currently in good standing; and (iii) the correct chain of title has been recorded with and is reflected in the records of the applicable Authority, including the U.S. Patent and Trademark Office and the U.S. Copyright Office, with respect to each item of registered Owned Company IP.

(c) Rights and Enforceability. The Company or a Company Subsidiary owns and possesses the right, title and interest in and to, or has a valid right to use all Intellectual Property necessary for or used in the operation of their respective businesses as currently conducted. The transactions contemplated by this Agreement shall not impair the right, title or interest of the Company or the Company Subsidiaries in or to the Company IP or the Company Systems and each item of Company IP or the Company Systems owned or used by the Company or any Company Subsidiary immediately prior to the Closing hereunder will be owned or available for use by the Company or a Company Subsidiary on the same terms and conditions immediately subsequent to the Closing hereunder. The rights of the Company and the Company Subsidiaries in and to the Company IP are valid, subsisting and enforceable, except as would not reasonably be expected to result in a Company Material Adverse Effect. The Company and the Company Subsidiaries have taken all actions necessary or commercially reasonable to maintain, protect and enforce the Company IP, including the secrecy and confidentiality of its Trade Secrets, except where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Company IP Agreements. Section 3.07(d) of the Company Disclosure Schedule contains a complete and accurate list of all Contracts (i) granting to the Company or any Company Subsidiary a license, covenant not to sue or any other interest in, or any right to use or exploit any Licensed Company IP that is material to the Company and the Company Subsidiaries taken as a whole, other than off-the-shelf shrinkwrap, clickwrap or similar commercially available non-custom Software with a replacement cost and/or annual license or maintenance fee of less than $25,000, or (ii) under which the Company or any Company Subsidiary has granted to others a license, covenant not to sue or any other interest in, or any right to use or exploit any Owned Company IP that is material to the Company and the Company Subsidiaries taken as a whole (such agreements, the “Company IP Agreements”). Neither the Company nor any Company Subsidiary has granted any exclusive rights to any third party under any Owned Company IP. No material Company IP Agreement may be unilaterally terminated by any third party which is a party to such Agreement as a result of the consummation of the transactions provided for herein, or such third party has granted the Company or any Company Subsidiary, as applicable, a written waiver of any such right of termination, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) No Liens. The Company or the applicable Company Subsidiary owns all of the right, title and interest in and to each item of the Owned Company IP free and clear of all Liens, other than Permitted Liens. No material license fees in respect of any Owned Company IP that is owned by any Person jointly with the Company or its Subsidiaries will be payable by Parent following the Closing to any such Person for the use or exploitation of such Owned Company IP.

(f) No Infringement of Owned Company IP. To the Knowledge of the Company, no Person or any of such Person’s products or services, Intellectual Property or other operation of such Person’s business is infringing upon, violating or misappropriating, or has in the past six (6) years infringed upon, violated or misappropriated, any Owned Company IP, except where any such infringement, misappropriation or violation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g) IP Legal Actions and Orders. There is no Legal Action against the Company or any Company Subsidiary (or to the Knowledge of the Company, any third party) that was either made within the past six (6) years, is pending or, to the Knowledge of the Company, threatened: (i) alleging infringement, misappropriation or violation of the Intellectual Property of any Person by the Company or any Company Subsidiary or any of its or their current products or services or otherwise by the conduct of the Company’s or its Subsidiaries’ businesses, and neither the Company nor its Subsidiaries has received any written notice regarding any of the foregoing (including any demands or offers to license Intellectual Property from any other Person); (ii) challenging the validity, use, registrability or enforceability of any Owned Company IP, or the ownership by the Company or the respective Company Subsidiary of such Owned Company IP; or (iii) contesting the Company’s or any Company Subsidiary’s rights with respect to any Licensed Company IP, except, in the case of clauses (i), (ii) and (iii), for any of the foregoing that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and the Company Subsidiaries are not subject to any Order that restricts or impairs the use of any Company IP, except (A) for any such Order that is generally applicable to Persons engaged in the businesses engaged in by the Company and each Company Subsidiary or (B) where compliance with such Order would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h) Confidentiality Agreements. All past and present employees and independent contractors of, and consultants to, the Company and the Company Subsidiaries have entered into agreements pursuant to which such employee, independent contractor or consultant agrees to protect the confidential information of the Company and the Company Subsidiaries and assign to the Company or the applicable Company Subsidiary all Intellectual Property authored, developed or otherwise created by such employee, independent contractor or consultant in the course of his, her, or its employment or other relationship with the Company or the applicable Company Subsidiary, without further consideration or any restrictions or obligations on the use or ownership of such Intellectual Property whatsoever, and such agreements are valid and enforceable in accordance with their terms, except where the failure of the Company or any Company Subsidiary to enter into any such agreement would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(i) Company Systems. The computer systems, including the software, firmware, hardware, networks, interfaces, platforms and related systems owned or used by the Company and each Company Subsidiary (collectively, the “Company Systems”) in the conduct of their businesses as currently conducted are sufficient for the current needs of the Company and each Company Subsidiary, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner. In the last eighteen (18) months, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting any such Company Systems that have caused or could reasonably be expected to result in the substantial disruption or interruption in or to the use of such Company Systems and/or the conduct of the Company’s or its Subsidiaries’ businesses. The Company and the Company Subsidiaries maintain commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities, act in compliance therewith and have taken commercially reasonable steps to test such plans and procedures on a periodic basis.

Section 3.08 Compliance; Permits.

(a) Compliance. The Company and each Company Subsidiary is and, since December 30, 2007 has been, in compliance with all Laws or Orders applicable to the Company or any Company Subsidiary or by which the Company or any Company Subsidiary or any of their respective businesses, properties, assets or rights are bound, except for such non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written notice, notification or other communication since December 30, 2007 from any Authority or employee, licensee, licensor, vendor or supplier of the Company or any Company Subsidiary that remains unresolved and that alleges that the Company or any Company Subsidiary is not in compliance with, or is subject to any Liability under, any Permit, Law or Order or relating to the revocation or modification of any Permit, except where such non-compliance or Liability would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written notice that any investigation or review by any Authority that, if adversely decided, would have a Company Material Adverse Effect is pending with respect to the Company or any Company Subsidiary or any of the properties, assets or operations of the Company or any Company Subsidiary or that any such investigation or review is contemplated. Without limiting the generality of this Section 3.08(a), neither the Company, any of its Subsidiaries nor, to the Knowledge of the Company, any director, manager, officer, agent, employee or other Person acting directly on behalf of the Company or any Company Subsidiary, has, in the course of such Person’s actions for, or on behalf of, any of them: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated any provision of the United States Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(b) Permits. The Company and the Company Subsidiaries, and any Person acting on their behalf, hold, to the extent legally required to operate their respective businesses as such businesses are being operated as of the date hereof, and to own, use, occupy and operate any of their respective assets and properties (including the provision of professional services), all permits, licenses, franchises, registrations, qualifications, variances, certificates, consents, clearances, authorizations, Orders and approvals from any Authorities (collectively, “Permits”), except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No suspension or cancellation of any Permits of the Company or any Company Subsidiary is pending or, to the Knowledge of the Company, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each Company Subsidiary is, and since December 30, 2007 has been, in compliance with the terms of all Permits, and such Permits are in full force and effect, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.09 Litigation . Except as set forth in the Recent SEC Reports or in Section 3.09 of the Company Disclosure Schedule, there is no claim, charge, grievance, action, suit, arbitration, audit, proceeding, complaint, action, mediation or investigation of any nature (including governmental) (each, a “Legal Action”), pending, or to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. None of the Company or any Company Subsidiary is subject to any order, writ, assessment, decision, injunction, decree, ruling, award or judgment of any Authority, whether temporary, preliminary or permanent (each, an “Order”), which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of the Company or any Company Subsidiary or any malfeasance by any executive officer of the Company or any Company Subsidiary.

Section 3.10 Brokers’ and Finders’ Fees. Except for fees payable to Ewing Bemiss & Co. (the “Company Financial Advisor”) pursuant to an engagement letter listed in Section 3.10 of the Company Disclosure Schedule, a correct and complete copy of which has been provided to Parent, neither the Company nor any Company Subsidiary has incurred, nor will any of them incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 3.11 Related Party Transactions. Except as disclosed in any Recent SEC Reports or as otherwise contemplated by this Agreement, no executive officer or director of the Company or any Company Subsidiary or any person owning 5% or more of the Shares (or any of such person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon the Company or any Company Subsidiary or any of their respective assets, rights or properties or has any interest in any property owned by the Company or any Company Subsidiary or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

Section 3.12 Employee Matters.

(a) Certain Plans. Section 3.12(a) of the Company Disclosure Schedule contains an accurate and complete list of each material plan, program, policy, agreement, collective bargaining agreement or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-related awards, fringe, retirement, death, disability or medical benefits or other benefits or remuneration of any kind, including each material employment (including offer letters), severance, retention, change in control or consulting plan, program arrangement or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Company Subsidiary for the benefit of any current or former employee (including staff employees and supplemental staff employees), contractor, consultant or director of the Company or any Company Subsidiary (each, a “Company Employee”), or with respect to which the Company or any Company Subsidiary has or may have any material Liability (collectively, the “Company Employee Plans”).

(b) Documents. The Company has made available to Parent correct and complete copies of all Company Employee Agreements with the executive officers of the Company and all material Company Employee Plan documents, if any, in each case that are in effect as of the date hereof or are adopted or become effective between the date hereof and the Closing, and, to the extent applicable, (i) all related trust agreements, funding arrangements and insurance contracts, (ii) the most recent determination letter received regarding the tax-qualified status of each Company Employee Plan, (iii) the most recent financial statements prepared for each Company Employee Plan, (iv) the Form 5500 Annual Returns/Reports for the most recent plan year for each Company Employee Plan for which the Form 5500 Annual Returns/Reports have been filed, and (v) the currently effective summary plan description for each Company Employee Plan.

(c) Employee Plan Compliance. (i) Each Company Employee Plan has been established and maintained, funded and administered in all material respects in accordance with its terms and in material compliance with applicable Laws, including ERISA and the Code, except for any administrative non-compliance which may be corrected pursuant to the IRS’ Employee Plans Compliance Resolution System, and to the Knowledge of the Company, each Company Employee Plan outside of the United States has been established and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws; (ii) all the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received timely favorable determination or opinion letters from the IRS and, as of the date hereof, no such determination or opinion letter has been revoked nor, to the Knowledge of the Company, has any such revocation been threatened, and nothing has occurred that would be reasonably likely to adversely affect the qualified status of any such Company Employee Plan; (iii) the Company and each Company Subsidiary, where applicable, have timely made all material contributions and other material payments required by and due under the terms of each Company Employee Plan and all contributions and payments relating to any Company Employee Plan for any time period ending prior to or on the Closing that have not been made have been properly accrued; (iv) except to the extent limited by applicable Law, each Company Employee Plan (other than a Company Employee Plan constituting a Contract between the Company or a Company Subsidiary and a Company Employee) can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent, the Company or any Company Subsidiary (other than ordinary administration expenses and in respect of accrued benefits thereunder); (v) there are no material audits, investigations, inquiries or Legal Actions pending or, to the Knowledge of the Company, threatened by the IRS or the Department of Labor, or any similar Authority with respect to any Company Employee Plan; and (vi) there are no Legal Actions pending, or, to the Knowledge of the Company, threatened (other than routine claims for benefits) against or relating to any Company Employee Plan.

(d) Certain ERISA Matters. None of the Company, any Company ERISA Affiliate or any of the Company Subsidiaries has incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA, or related provisions of the Code or foreign Law or regulation relating to employee benefit plans generally. The Company and the Company Subsidiaries have no Liability by reason of at any time being treated as a single employer under Section 414 of the Code with any other Person.

(e) Certain Company Employee Plans. None of the Company, any of its Subsidiaries, or any Company ERISA Affiliate maintains, sponsors, contributes to, has any obligation to contribute to, or has any Liability under or with respect to:

(i) any employee benefit plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code; or

(ii) any “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 413(c) of the Code or any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(f) With respect to any plan set forth on Section 3.12(e) of the Company Disclosure Schedule:

(i) no Legal Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan;

(ii) no condition or event currently exists that would result in any Liability to the Company or any Company ERISA Affiliate under Title IV of ERISA (other than for premiums to the Pension Benefit Guaranty Corporation);

(iii) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan; and

(iv) no such plan has incurred any “accumulated funding deficiency” within the meaning of Section 302 of ERISA or Section 412 of the Code, whether or not waived, and each such plan has satisfied the minimum funding requirements set forth in Section 302 of ERISA and Sections 412 and 430 of the Code.

(g) No Post-Employment Obligations. Except as set forth in Section 3.12(g) of the Company Disclosure Schedule, no Company Employee Plan currently provides for any Liability of the Company or any Company Subsidiary to provide post-termination or retiree welfare benefits to any Person for any reason, except as may be required by COBRA, and none of the Company and of its Subsidiaries or any Company ERISA Affiliate has any Liability to provide post-termination or retiree welfare benefits to any Person or ever represented, promised or contracted to any Company Employee (either individually or to Company Employees as a group) or any other Person that such Company Employee(s) or other Person would be provided with post-termination or retiree welfare benefits, except to the extent required by COBRA.

(h) Certain Actions or Examinations. There is no pending or, to the Company’s Knowledge, threatened action relating to a Company Employee Plan, and no Company Employee Plan has within the two (2) years prior to the date hereof, been the subject of an examination or audit by any Authority or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Authority. Neither the Company, its Subsidiaries nor the employees, officers or directors of any of them have nor, to the Knowledge of the Company, has any other Person, engaged in a prohibited transaction (as defined in Section 406 of ERISA and Section 4975 of the Code) or committed or participated in a breach of fiduciary duty (as determined under ERISA) with respect to any Company Employee Plan. The Company and the Company Subsidiaries have, for purposes of each Company Employee Plan, correctly classified those individuals performing services for the Company and each Company Subsidiary as common law employees, leased employees, independent contractors or agents.

(i) Effect of Transaction. Section 3.12(i) of the Company Disclosure Schedule sets forth a true and complete list of: (i) each material payment (including any bonus, severance, unemployment compensation, deferred compensation, golden parachute payment or “parachute payment” within the meaning of Section 280G(b)(2) of the Code) that is reasonably likely to become due to any current or former employee of the Company or any Company Subsidiary under any Company Employee Plan as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby; (ii) any increase in any material respect of any material benefit or compensation otherwise payable under any Company Employee Plan that would become effective pursuant to the terms thereof because of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby; or (iii) any acceleration of the time of payment or vesting or funding of any such material benefits or compensation under any Company Employee Plan that would become effective pursuant to the terms thereof because of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. The execution of this Agreement and the consummation of the transactions contemplated hereby will not, directly or indirectly, constitute an event under any Company Employee Plan or Company Employee Agreement with respect to any Company Employee that will or is reasonably likely to result in the payment or provision of any benefit in an amount which will or is reasonably likely to be characterized or deemed as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code.

(j) Employment Matters. The Company and each Company Subsidiary: (i) is in compliance with all applicable Laws and agreements respecting the employment of labor, including provisions thereof relating to hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee health and safety, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration; and (ii) is in compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council or other body representing Company Employees, except, in the case of clauses (i) and (ii) immediately above, where the failure to be in compliance with the foregoing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as contemplated by this Agreement, to the Knowledge of the Company, no officer, manager, key employee, or group of employees has any present intention to terminate his, her or their employment with the Company or any Company Subsidiary.

(k) Labor. Neither Company nor any Company Subsidiary is party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council, trade union or other collective bargaining representative with respect to any of its or their operations. No material work stoppage, slowdown or labor strike against the Company or any Company Subsidiary with respect to employees who are employed within the United States is pending, threatened or has occurred in the last three (3) years, and, to the Knowledge of the Company, no material work stoppage, slowdown or labor strike against the Company or any Company Subsidiary with respect to employees who are employed outside the United States is pending, threatened or has occurred in the last three (3) years. Except as set forth in Section 3.12(k) of the Company Disclosure Schedule, none of the Company Employees are represented by a labor organization, work council, trade union, or other collective bargaining representative and, to the Knowledge of the Company, there is no organizing activity, Legal Action, election petition, union card signing or other union activity or union corporate campaigns of or by any labor organization, trade union, work council, or other collective bargaining representative directed at the Company or any Company Subsidiary, or any Company Employees. As of the date hereof, there are no Legal Actions pending, or, to the Knowledge of the Company, threatened relating to any employment related matter involving any Company Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law, except for any of the foregoing which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. In the past two (2) years, neither the Company nor any Company Subsidiary has implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar or related Law (collectively, the “WARN Act”).

Section 3.13 Real Property and Personal Property Matters.

(a) Owned Real Estate. The Company has no Owned Real Estate.

(b) Leased Real Estate. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Company Subsidiary has good leasehold title to the Leased Real Estate free and clear of any Liens other than Permitted Liens. Section 3.13(b) of the Company Disclosure Schedule contains a complete and correct list, as of the date hereof, of the Leased Real Estate including with respect to each such Lease the date of such Lease and any material amendments thereto. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Leases are valid and in full force and effect except to the extent they have previously expired or terminated in accordance with their terms, and (ii) neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, no third party, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Lease. Neither the Company nor any Company Subsidiary has entered into with any other Person (other than another Company Subsidiary) any sublease, license or other agreement that is material to the Company and the Company Subsidiaries, taken as a whole, and that relates to the use or occupancy of all or any portion of the Leased Real Estate. The Company has delivered or otherwise made available to Parent true, correct and complete copies of all Leases (including all material modifications, amendments, supplements, waivers and side letters thereto) pursuant to which the Company or any Company Subsidiary leases or licenses, as tenant, any Leased Real Estate.

(c) Personal Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Company Subsidiary has good title to, or a valid and binding leasehold interest in, all the personal property owned by it, except for that personal property that is no longer used or useful in the conduct of their businesses, and in each case free and clear of all Liens other than Permitted Liens.

Section 3.14 Environmental Matters. The Company has provided Parent with, or made available to Parent, true and correct copies of all reports, audits, and other material documentation regarding environmental, health and safety matters relating to the current and former facilities or operations of the Company, its Subsidiaries and their predecessors, which are in their possession or reasonable control. Except for such matters as disclosed on Section 3.14 of the Company Disclosure Schedule or which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company and the Company Subsidiaries are, and have been for the past five (5) years, in compliance with all applicable Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of the Company and the Company Subsidiaries as currently conducted.

(b) During the past five (5) years, neither the Company nor any Company Subsidiary or their respective predecessors has (i) produced, processed, manufactured, generated, transported, treated, handled, used, stored, disposed of, arranged for or permitted the transportation or disposal of, or released any Hazardous Substances at any location including without limitation at any Real Estate, or (ii) exposed any third party to any Hazardous Substances, in each case, under circumstances reasonably expected to give rise to any Liability under any Environmental Law.

(c) Neither the Company nor any Company Subsidiary or predecessors has received any unresolved written notice of, nor is there any Legal Action pending, or to the Knowledge of the Company, overtly threatened against the Company or any Company Subsidiary, alleging any Liability under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, or any other remediation or corrective action under any Environmental Law. Neither the Company nor any Company Subsidiary is subject to any Order or written agreement by or with any Authority imposing any Liability with respect to any of the foregoing.

Section 3.15 Material Contracts.

(a) Material Contracts. Except as disclosed in Schedule 3.15(a) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to or any of the respective assets are bound by:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), whether or not filed by the Company with the SEC;

(ii) any employment, retention, severance or consulting Contract (in each case with respect to which the Company has continuing obligations as of the date hereof) (A) with any current or former (w) individual consultant for the Company of any of its Subsidiaries whose compensation is not billed to clients of the Company, (x) executive officer of the Company, (y) member of the Company Board, or (z) employee of the Company or any Company Subsidiary whose compensation is not billed to clients of the Company providing for an annual base salary in excess of $200,000 or (B) creates compensation severance, stock, stock option or any similar obligations, or requires payment of total annual compensation in excess of $200,000;

(iii) any Contract providing for indemnification, “earn-out” or any guaranty or contingent payment by the Company or any Company Subsidiary, in each case that could result in payments in excess of $200,000, in the aggregate, by the Company and each Company Subsidiary, other than any guaranty by the Company or a Company Subsidiary of any of the obligations of the Company or another Company Subsidiary;

(iv) any Contract that purports to limit in any material respect the right of the Company or any Company Subsidiary (or, at any time after the consummation of the Merger, Parent or any Company Subsidiary) (x) to engage in any line of business, (y) to compete with any Person or operate in any geographical location, or (z) to solicit or hire employees pursuant to any employee “non-solicitation” or “no hire” provision;

(v) any Contract relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by the Company or any Company Subsidiary after the date of this Agreement of assets with a fair market value in excess of $200,000;

(vi) any Contract that contains any provision that requires the purchase of all of the Company’s or any Company Subsidiary’ requirements for a given product or service from a given third party, which product or service is material to the Company and each Company Subsidiary, taken as a whole;

(vii) any Contract that obligates the Company or any Company Subsidiary to conduct business on an exclusive or preferential basis with any third party or upon consummation of the Merger will obligate Parent, the Surviving Corporation or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis with any third party;

(viii) any partnership, joint venture, limited liability or similar Contract relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the Company and the Company Subsidiaries taken as a whole, or in which the Company or any Company Subsidiary owns more than a 15% voting or economic interest, that has a value of more than $200,000 in the aggregate;

(ix) any mortgages, indentures, guarantees, loans or credit agreements, security agreements, notes or other Contracts, in each case relating to indebtedness for borrowed money or deferred payment, whether as borrower or lender, in each case in excess of $200,000, other than loans to direct or indirect Subsidiaries of the Company;

(x) any collective bargaining agreement or other Contract with any labor union or other collective bargaining representative;

(xi) any Contract that prohibits the payment of dividends or distributions in respect of any Equity Interest of the Company or any of the Company Subsidiaries, prohibits the pledging of any Equity Interest of the Company or any Company Subsidiary or any other Lien, prohibits the incurrence of any indebtedness, prohibits the issuance or incurrence of guarantees by any Company Subsidiary;

(xii) any Contract that involves any Person who, together with such Person’s Affiliates, owns 5% or more of the outstanding Common Shares (other than the Company or any Company Subsidiary);

(xiii) any Contract that involves the granting of a power of attorney;

(xiv) any Contract that provides for the grant of a material license or other material right with respect to or otherwise involving any Intellectual Property rights owned or used by the Company or any Company Subsidiary, including all content licenses (except for commercially available off the shelf software with a replacement cost and/or annual license fees of less than $25,000 or licenses to customers and end users granted in the ordinary course of business);

(xv) any Contract that contains a put, call, agreement or similar right pursuant to which the Company or any Company Subsidiary could be required to purchase or sell, as applicable, any Equity Interests of any Person or assets that have a fair market value or purchase price of more than $200,000 or that involves any exchange traded or over the counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate, commodity price, equity value or foreign currency protection contract;

(xvi) any Contract that is a settlement, conciliation or similar agreement with any Governmental Entity or which would require the Company or any Company Subsidiary to pay consideration of more than $200,000 after the date of this Agreement; or

(xvii) any other Contract (exclusive of any vendor managed services agreements, staffing supply agreements or similar agreements entered into in the ordinary course of business of the Company or any Company Subsidiary) which requires or is reasonably likely to require (A) the Company or any Company Subsidiary to make payment or incur costs in excess of $200,000 in any year or (B) annual payments from third parties to the Company and each Company Subsidiary in excess of $200,000 in any year.

Each Contract of the type described in this Section 3.15(a) or identified on Schedule 3.15(a) is referred to herein as a “Company Material Contract.”

(b) Availability of Material Contracts. The Company has made available to Parent correct and complete copies of all Company Material Contracts and all Company IP Agreements, including, in each case any amendments thereto.

(c) No Breach. (i) All the Company Material Contracts and Company IP Agreements are legal, valid and binding obligations on the Company or the applicable Company Subsidiary, enforceable against it in accordance with its terms, and, other than Company Material Contracts and Company IP Agreements that have expired or terminated in accordance with their terms, are in full force and effect, subject to the effects of bankruptcy, insolvency (including all Laws related to fraudulent transfers), reorganization, fraudulent conveyance, reorganization or similar laws relating to or affecting creditors’ rights generally, and of general principles of equity, (ii) neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any third party has violated any provision of, or failed to perform any obligation required under the provisions of, any Company Material Contract or Company IP Agreement, (iii) neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any third party is in breach, is alleged to be in breach or violation or, or default under, or has received any written notice of breach or a written claim of default, of any Company Material Contract or Company IP Agreement, (iv) no event has occurred which would result in a breach or violation of, or a default under, any Company Material Contract or Company IP Agreement (in each case, with or without notice or lapse of time or both), and (v) except as set forth in Schedule 3.15(c), since December 30, 2007, the Company has not received any written notice from any other party to any Company Material Contract or Company IP Agreement stating that such Third Party intends to terminate, or not renew any Company Material Contract or Company IP Agreement, or is seeking the renegotiation thereof or substitute performance thereunder.

Section 3.16 Fairness Opinion. The Company has received the opinion of the Company Financial Advisor to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Common Per Share is fair, from a financial point of view, to the holders of Common Shares and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified. The Company has furnished a complete and correct copy of the Company Financial Advisor’s written opinion to Parent.

Section 3.17 Insurance. The Company and the Company Subsidiaries are covered by valid and currently effective insurance policies as set forth (along with information on the premiums payable in connection therewith and the scope and amount of the coverage and deductibles payable thereunder) in the Recent SEC Reports or in Section 3.17 of the Company Disclosure Schedule. All premiums payable under such policies have been duly paid to date and each such insurance policy is in full force and effect (and was in full force and effect during the periods of time such insurance policies were purposed to be in effect). Except as disclosed in Section 3.17 of the Company Disclosure Schedule, (a) there is no material claim by the Company or any Company Subsidiary pending under any of such insurance policies, (b) no such material claim made since December 30, 2007 has been denied or, in the case of any pending claim, questioned or disputed by the underwriters of such policies, and (c) no underwriter has delivered written notice to the Company or any Company Subsidiary that it reserves its rights with respect to any such claim. Except as disclosed in Section 3.17 of the Company Disclosure Schedule, to the Company’s Knowledge, neither the Company nor any Company Subsidiary is in breach or default of any of such insurance policies, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default or permit termination or modification of any of such insurance policies. The consummation of the Merger will not result in the cancellation of any such insurance policies or the loss of any rights thereunder. Except as disclosed in Section 3.17 of the Company Disclosure Schedule, to the Company’s Knowledge, each of the Company’s and the Company Subsidiaries’ insurance carriers is Solvent.

Section 3.18 Proxy Statement. Each document required to be filed by the Company with the SEC or any other applicable Governmental Entity or required to be distributed or otherwise disseminated to the Company Stockholders in connection with the transactions contemplated by this Agreement (the “Company Disclosure Documents” ), including the Proxy Statement (if applicable), to be filed with the SEC in connection with the transactions contemplated by this Agreement, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act and other applicable Law. None of the information included or to be included in the Company Disclosure Documents (including by incorporation by reference) will, at the date it is first mailed to the Stockholders or at the time of the Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion in the Proxy Statement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.01 Organization, Standing and Power. Each of Parent and Merger Sub is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has the requisite corporate or limited liability company, as applicable, power and authority to own, lease and operate its assets and to carry on its business as now conducted.

Section 4.02 Authority; Non-contravention; Governmental Consents.

(a) Authority. Each of Parent and Merger Sub has all requisite corporate or limited liability company, as applicable, power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or limited liability company, as applicable, action or proceedings on the part of Parent and Merger Sub, and no other corporate or limited liability company, as applicable, action or proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the filing of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company and that this Agreement is a valid and binding obligation of the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency (including all Laws related to fraudulent transfers), reorganization, moratorium and other similar Laws affecting creditors rights generally and by general principles of equity.

(b) Non-contravention. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the certificate of incorporation or formation, the operating agreement or by-laws of Parent or Merger Sub; (ii) subject to compliance with the requirements set forth in clauses (i)-(iv) of Section 402(c), conflict with or violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation, or require any Consent under any Contract to which Parent or its Subsidiaries, including Merger Sub, are a party or otherwise bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the properties or assets of Parent or Merger Sub, except, in the case of each of clauses (ii), (iii) and (iv), for any conflicts, violations, breaches, defaults, terminations, amendments, accelerations, cancellations or Liens, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Governmental Consents. No Consent of any Authority is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company and/or Parent are qualified to do business; (ii) such Consents as may be required under Antitrust Laws, in any case that are applicable to the transactions contemplated by this Agreement; (iii) such Consents as may be required under applicable state securities or “blue sky” laws and the securities Laws of any foreign country or the rules and regulations of NYSE Amex; and (iv) such other Consents which if not obtained or made would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.03 Legal Proceedings. As of the date hereof, there is no pending or, to the Knowledge of Parent, threatened, Legal Action against Parent or any Company Subsidiary, including Merger Sub, nor is there any injunction, order, judgment, ruling or decree imposed upon Parent or any Company Subsidiary, including Merger Sub, in each case, by or before any Authority, that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.04 Ownership of Shares. Neither Parent nor any of its Affiliates beneficially owns (as defined in Rule 13d-3 of the Exchange Act) any Shares. None of the Parent or its respective “affiliates” or “associates” is or has been an “interested Stockholder” (each as defined in Section 203 of the DGCL).

Section 4.05 No Additional Representations. Parent and Merger Sub and their Representatives have had the opportunity to conduct such investigation of the Company and Company Subsidiaries as they have desired, and have received access to such books and records, facilities, equipment, contracts and other assets of the Company and the Company Subsidiaries which they have deemed necessary or requested to review. Parent and Merger Sub and their Representatives have had full opportunity to meet with the management of the Company and the Company to discuss the businesses and assets of the Company. Except for the representations and warranties contained in Article III (which are subject to the Company Disclosure Schedule and the Recent SEC Reports) and any closing certificate delivered by the Company, Parent and Merger Sub acknowledge that neither the Company nor any other Person has made any representation or warranty, expressed or implied, including as to the accuracy or completeness of any information regarding the Company or any of its businesses furnished or made available to Parent or Merger Sub.

Section 4.06 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is mailed to the Stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statement therein, in the light of the circumstances in which they are made, not misleading.

Section 4.07 Available Funds. Exhibit E attached hereto sets forth a true and complete copy of (a) the equity commitment letter, dated as of the date of this Agreement, from Sponsor to Parent (the “First Equity Commitment Letter”), regarding the commitment to the equity and/or debt purchases contemplated therein for the sole purpose of allowing the funding of the Merger Consideration and to pay related fees and expenses, and (b) the equity commitment letter, dated as of the date of this Agreement, from Sponsor to Parent (the “Second Equity Commitment Letter” and, together with the First Equity Commitment Letter, the “Equity Commitment Letters”), regarding the commitment to the equity and/or debt purchases contemplated therein for the sole purpose of allowing Parent to satisfy claims for monetary damages arising out of Parent’s and Merger Sub’s obligations hereunder, as limited pursuant to Section 8.13. The Equity Commitment Letters are in full force and effect as of the date hereof and is the legal, valid and binding obligation of Parent and Sponsor in accordance with the terms and conditions thereof, except as such enforceability may be limited by bankruptcy, insolvency (including all Laws related to fraudulent transfers), reorganization, moratorium and other similar Laws affecting creditors rights generally and by general principles of equity. Parent and Merger Sub will have available at the Effective Time (assuming the satisfaction or waiver by Parent of each of the conditions to Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by this Agreement set forth in Sections 6.01 and 6.02), the funds necessary to consummate the Merger and the other transactions contemplated hereby.

Section 4.08 Solvency. Assuming (a) that the Company is solvent immediately prior to the Effective Time, (b) the satisfaction of the conditions to Parent’s and Merger Sub’s obligation to consummate the Merger, or waiver of such conditions, and (c) the Company’s financial statements included in the Recent SEC Reports fairly present the consolidated financial condition of the Company and the Company Subsidiaries as of the end of the periods covered thereby and the consolidated results of operations of the Company and the Company Subsidiaries for the periods covered thereby, and after giving effect to the transactions contemplated by this Agreement, including the payment of the Merger Consideration, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses, each of Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby.

ARTICLE V

COVENANTS

Section 5.01 Conduct of Business of the Company. The Company shall, and shall cause each of its Subsidiaries to, during the period from the date of this Agreement until the Effective Time, except as expressly contemplated by this Agreement, as required by applicable Law or with the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), conduct its business in the ordinary course of business consistent with past practice, and, to the extent consistent therewith, the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to preserve substantially intact its and its Subsidiaries’ business organization, to keep available the services of its and its Subsidiaries’ current officers and employees, to preserve its and its Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by this Agreement or as set forth on Section 5.01 of the Company Disclosure Schedule or as required by applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed:

(a) amend or propose to amend or otherwise change its certificate of incorporation or by-laws (or other comparable organizational documents);

(b) (i) split, subdivide, combine or reclassify any Company Securities or Company Subsidiary Securities, (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Company Securities or Company Subsidiary Securities, (iii) declare, set aside or pay any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from a Company Subsidiary to the Company);

(c) issue, deliver, grant, sell, pledge, transfer, dispose of or encumber, or authorize, propose or agree to the issuance, delivery, grant, sale, pledge, transfer, disposition or encumbrance of, any Company Securities or Company Subsidiary Securities, other than the issuance of Common Shares upon the exercise of any Stock Options outstanding as of the date of this Agreement in accordance with their terms;

(d) except as required by any Company Employee Plan or Contract in effect as of the date of this Agreement, (i) increase the compensation payable or that could become payable by the Company or any Company Subsidiary to directors, officers or employees, other than increases in compensation made in the ordinary course of business consistent with past practice, (ii) enter into any new or amend in any material respect, any existing employment, severance, retention or change in control agreement with any of its past or present officers or employees, (iii) promote any officers or employees, except in connection with the Company’s annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee, or (iv) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Company Employee Plans or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement, or make any contribution to any Company Employee Plan, other than contributions required by Law, the terms of such Company Employee Plans as in effect on the date hereof or that are made in the ordinary course of business consistent with past practice;

(e) acquire (including by merger, consolidation, liquidation, or acquisition of assets or Equity Interest) any Person or any material portion of the assets of any Person or business thereof, or make any loan, advance or capital contribution to, or investment in, any Person or any business thereof;

(f) (i) except in the ordinary course of business consistent with past practices, transfer, license, sell, lease, abandon, assign or otherwise dispose of any material entity, business, assets, rights or properties of the Company or any Company Subsidiary (whether by way of merger, consolidation, sale of equity securities or assets, or otherwise), including the Owned Company IP and the capital stock or other equity interests in any Company Subsidiary, or (ii) adopt, enter into or effect a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(g) redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire, or modify the terms of, any indebtedness for borrowed money or assume, guarantee or endorse, or otherwise become responsible for, any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any Company Subsidiary, assume, guarantee or endorse, or otherwise become responsible for, any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any Company Subsidiary) or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

(h) (i) enter into or amend or modify in any material respect, or terminate or consent to the termination of (other than at its stated expiry date), any agreement to or otherwise obtain any real property, any Company Material Contract, Company IP Agreement or any Lease with respect to material Real Estate or any other Contract or Lease that, if in effect as of the date hereof, would constitute a Company Material Contract, Company IP Agreement or Lease with respect to material Real Estate hereunder, or (ii) waive any material default under, or release, settle or compromise any material claim against the Company or any Company Subsidiary or liability or obligation owing to the Company under any Company Material Contract or Company IP Agreement;

(i) institute, waive, settle or compromise any Legal Actions pending or threatened before any arbitrator, court or other Authority involving the payment of monetary damages by the Company or any Company Subsidiary of any amount exceeding $400,000 in the aggregate, other than (i) any Legal Action brought against Parent or Merger Sub arising out of a breach or alleged breach of this Agreement by Parent or Merger Sub, and

(ii) the settlement of claims, liabilities or obligations to the extent expressly reserved against and in an aggregate amount with respect thereto not to exceed the amount set forth on the most recent balance sheet of the Company included in the Recent SEC Reports; provided that neither the Company nor any Company Subsidiary shall settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s or any Company Subsidiary’s business or operations;

(j) make any material change in any method of financial accounting principles, practices, policies, procedures or methods, in each case except for any such change required by a change in GAAP;

(k) (i) settle or compromise any material Tax claim, audit or assessment, (ii) make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries;

(l) enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding or similar Contract with respect to any joint venture, strategic partnership or alliance;

(m) implement any employee layoff that could implicate the WARN Act;

(n) except in connection with actions permitted by Section 5.03 hereof, take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that would apply to Company with respect to an Acquisition Proposal or like transaction, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for Parent, Merger Sub or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

(o) grant any Lien on any of its assets, other than Permitted Liens;

(p) authorize, or make any commitment with respect to, any single capital expenditure in excess of $200,000 or capital expenditures for the Company and each Company Subsidiary in excess of $500,000 in the aggregate;

(q) enter into any new line of business outside of its existing business segments;

(r) communicate in writing with employees of the Company or any Company Subsidiary regarding the compensation, benefits or other treatment that they will receive in connection with the Merger, unless any such communications are consistent with prior directives or documentation provided to the Company by Parent (in which case, the Company shall provide Parent with prior notice of and the opportunity to review and comment upon any such communications);

(s) take any action which would result in any of the conditions to the Merger set forth in Article VI not being satisfied or that would reasonably be expected to prevent, delay or impair the ability of the Company to consummate the Merger; or

(t) agree, authorize or commit to take any of the foregoing actions or enter into any letter of intent (binding or non-binding) or similar Contract or arrangement with respect to any of the foregoing actions.

Section 5.02 Access to Information; Confidentiality.

(a) Subject to Section 5.02(b), from the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VII, (i) the Company shall, and shall cause its Subsidiaries and each of its and their respective Representatives (collectively, “Company Representatives”) to, afford to Parent and Merger Sub and each of their respective Representatives (collectively, “Parent Representatives”) reasonable access, at reasonable times during normal business hours and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Company Subsidiary, to the officers, employees, accountants, agents, properties, offices and other facilities and to all books, records, contracts and other assets of the Company and the Company Subsidiaries, and (ii) the Company shall, and shall cause its Subsidiaries and the Company Representatives to, furnish or cause to be furnished promptly to Parent, Merger Sub and the Parent Representatives such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and each Company Subsidiary as Parent, Merger Sub or any Parent Representative may reasonably request from time to time. Neither the Company nor any Company Subsidiary shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their reasonable commercial efforts to cause information to be provided in a manner that would not result in such jeopardy or contravention). No investigation shall affect the Company’s representations and warranties contained herein or limit or otherwise affect the remedies available to Parent or Merger Sub pursuant to this Agreement.

(b) Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated April 21, 2010, between Sponsor and the Company Financial Advisor, on behalf of the Company (the “Confidentiality Agreement”), which shall survive the termination of this Agreement in accordance with the terms set forth therein, and Parent acknowledges that all information provided to Parent and its representatives in connection with this Agreement and the consummation of the Merger shall be subject to the terms of this Confidentiality Agreement. The Confidentiality Agreement shall continue in full force and effect in accordance with its terms until the earlier to occur of the Effective Time or the expiration of the Confidentiality Agreement in accordance with its terms.

Section 5.03 Acquisition Proposals.

(a) From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall not, nor shall it permit any Company Subsidiary to, nor shall it permit any Company Representative to, directly or indirectly, (i) initiate, solicit, propose, encourage or take any other action to facilitate (including by way of furnishing information) any proposals, offers or inquiries that constitute, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) engage, continue or participate in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (iii) approve or recommend or propose publicly to approve or recommend, any Acquisition Proposal, (iv) approve, endorse or recommend, or propose to approve, endorse or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, or (v) make or authorize any statement, propose publicly or resolve, propose or agree to do any of the foregoing relating to any Acquisition Proposal. Notwithstanding the foregoing, the Company may contact any Person who has made, or proposes to make, an Acquisition Proposal solely to request clarification of the terms and conditions of such Acquisition Proposal.

(b) Notwithstanding any provisions of this Agreement to the contrary, nothing contained in this Agreement shall prevent the Company or the Company Board from complying with its disclosure obligations under Sections 14d-9 and 14e-2 of the Exchange Act with regard to an Acquisition Proposal; provided, however, any such disclosure relating to an Acquisition Proposal (other than a “stop, look and listen communication” of the type contemplated by Rule 14d-9(f), or a disclosure which expresses no view of the Acquisition Proposal other than that it is pending further consideration by the Company), shall be deemed to be a Change in the Board Recommendation, unless the Company Board expressly publicly reaffirms the Board Recommendation in connection with such disclosure.

(c) Notwithstanding any provisions of this Agreement to the contrary, nothing contained in this Agreement shall prevent the Company or any Company Subsidiary or Company Representative acting on behalf of or at the direction of the Company or any Company Subsidiary, or the Company Board from at any time prior to, but not after, the time this Agreement is adopted by the Stockholders at the Stockholders Meeting, from providing information in response to a request therefor by, or engaging in any negotiations or discussions with, a Person who has made an unsolicited bona fide written Acquisition Proposal if and only if the Company Board receives from such Person, prior to providing any information or engaging in any negotiations or discussions, (i) an executed Acceptable Confidentiality Agreement, and (ii) evidence reasonably satisfactory to the Company Board, which demonstrates the financial capability of such Person to consummate the Acquisition Proposal, if and only to the extent that, in each such case, prior to taking any action described herein, (A) the Company Board shall have determined in good faith, after consultation with outside legal counsel, that failure to take such action would violate the Company Board’s fiduciary duties to the Company’s stockholders under applicable Laws, (B) the Company Board shall have determined in good faith, based on the information then available and after consultation with its independent financial advisor and outside legal counsel, that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal, and (C) such Acquisition Proposal is not a result of a breach or violation of any material obligation of the Company set forth in this Section 5.03; provided that the Company shall promptly make available to Parent any information concerning the Company and the Company Subsidiaries that is provided to any Person making such Acquisition Proposal that is given such access and that was not previously made available to Parent or the Parent Representatives.

(d) Except as expressly permitted by Section 5.05 or this Section 5.03, neither the Company Board nor any committee thereof shall (i) withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, the approval of this Agreement and the Merger or the Board Recommendation or take any action or make any statement in connection with the Stockholders Meeting inconsistent with such approval or Board Recommendation, (ii) adopt, approve or recommend, or propose to adopt, approve or recommend, publicly or otherwise, any Acquisition Proposal, (iii) fail to publicly reaffirm the Board Recommendation within three (3) Business Days after Parent so requests in writing, provided that Parent shall not request more than two such public affirmations, (iv) fail to recommend against any Acquisition Proposal within five (5) Business Days (other than an Acquisition Proposal described in clause (v) for which the Company shall have ten (10) Business Days), (v) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal subject to Regulation 14D under the Exchange Act, within ten (10) Business Days after the commencement of any such Acquisition Proposal, (vi) fail to include the Board Recommendation in the Proxy Statement, (vii) enter into any letter of intent, memorandum of understanding or similar document or Contract relating to any Acquisition Proposal (other than any Acceptable Confidentiality Agreement entered into in accordance with Section 5.03(c)), or (viii) make any other public statement that is inconsistent with the Board Recommendation (any action described in clauses (i) through (viii), a “Change in the Board Recommendation”). Until this Agreement terminates, in no event shall the Company Board or any committee thereof cause or permit the Company or any Company Subsidiary enter into any letter of intent, agreement in principle, acquisition agreement or other similar Contract (other than any Acceptable Confidentiality Agreement entered into in accordance with Section 5.03(c)) (each, a “Company Acquisition Agreement”) related to any Acquisition Proposal.

(e) Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Company Vote, (x) the Company Board may effect a Change in Board Recommendation if the Company Board determines in good faith after consultation with outside legal counsel that the failure to do so would violate its fiduciary obligations under applicable Laws and, with respect to the recommendation of any Acquisition Proposal, the Company Board determines in good faith that such Acquisition Proposal constitutes a Superior Proposal and (y) if the Company has received an unsolicited bona fide written Acquisition Proposal from any Person that is not withdrawn and that the Company Board concludes in good faith constitutes a Superior Proposal, the Company Board may authorize the Company to terminate this Agreement to enter into a Company Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company may take the action set forth in the preceding clause (y) if and only if:

(i) the Company Board determines in good faith, after consultation with an independent financial advisor and outside legal counsel, that failure to do so would violate its fiduciary obligations under applicable Laws;

(ii) the Company shall have complied with each of its material obligations under this Section 5.03;

(iii) (A) the Company shall have provided written notice to Parent at least five (5) Business Days in advance (the “Notice Period”), to the effect that the Company Board has received an unsolicited bona fide written Acquisition Proposal that is not withdrawn and that the Company Board has concluded in good faith constitutes a Superior Proposal and, absent any revision to the terms and conditions of this Agreement, the Company Board has resolved to terminate this Agreement pursuant to this Section 5.03(e), which notice shall specify the basis for such resolution, including the identity of the Person or group of Persons making the Superior Proposal and the material terms thereof (including copies of any written requests, proposals or offers, including proposed agreements, and any other material documents relating to such Superior Proposal received from such Person or group of Persons);

(B) prior to effecting such termination, (1) the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent and the Parent Representatives in good faith (to the extent requested by Parent) to make such adjustments in the terms and conditions of this Agreement, so that such Acquisition Proposal would cease to constitute a Superior Proposal, and (2) at the end of such Notice Period, the Company Board still determines in good faith, after consultation with outside legal counsel, that the Acquisition Proposal constitutes a Superior Proposal; provided that, in the event of any material revisions to the Acquisition Proposal that the Company Board has determined to be a Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.03 (including Section 5.03(e)) with respect to such new written notice; and

(iv) in the case of any action as contemplated by clause (y) of this Section 5.03(e) above, the Company shall have validly terminated this Agreement in accordance with Section 7.03(b), including the payment of the Company Termination Fee in accordance with Section 7.06(a).

(f) None of the Company, the Company Board or any committee of the Company Board shall enter into any agreement with any Person to limit or not to give prior notice to Parent of its intention (i) to effect a Change in the Board Recommendation or (ii) to terminate this Agreement in light of a Superior Proposal.

(g) The Company agrees that it shall, and shall cause its Subsidiaries and the Company Representatives to, immediately cease and cause to be terminated any existing investigation, discussions or negotiations with any Person (other than the parties hereto) with respect to any Acquisition Proposal, and deliver a written notice to each such Person to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Acquisition Proposal, effective on the date hereof.

(h) The Company agrees that it shall promptly (and, in any event, within one (1) Business Day notify Parent of (i) the receipt of any Acquisition Proposal, (ii) any request for non-public information relating to the Company or the Company Subsidiaries, other than requests for information not reasonably expected to be related to an Acquisition Proposal, and (iii) any inquiry, offer or request for discussions or negotiations regarding an Acquisition Proposal, in each case indicating, in connection with such notice, the identity of the Person or group of Persons making such offer or request and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent reasonably informed, on a prompt basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations. Without limiting the generality of the foregoing, the Company shall provide to Parent, as soon as practicable and in any event within one (1) Business Day after the Company’s receipt or delivery of draft agreements (and any other written material to the extent such material contains any financial terms, conditions or other material terms relating to any Acquisition Proposal, including any debt or equity commitment letters) sent by or provided to the Company, any Company Subsidiary or any Company Representative in connection with any Acquisition Proposal, copies of such agreements (or other written materials).

(i) Unless the Company Board determines in good faith that failure to do so would violate its fiduciary obligations, the Company will not grant any waiver under any Existing Confidentiality Agreement to which the Company or any Company Subsidiary is a party and will not permit any counterparty to any such Contract to deviate from compliance with the terms thereof. The Company shall promptly notify Parent of any breach of any Existing Confidentiality Agreement (including the standstill provisions thereof) by the counterparty thereto, or any request by the counterparty to any Existing Confidentiality Agreement that the Company, the applicable Company Subsidiary or the Company Board waive the standstill provision thereof or authorize or give permission to such counterparty to take actions that would otherwise be prohibited by the standstill provisions thereof. Unless the Company Board determines in good faith that doing so would violate its fiduciary obligations, to the extent Parent or the Company believes that there has been a breach of any Existing Confidentiality Agreement by the counterparty thereto, the Company shall take all necessary actions to enforce, to the fullest extent permitted under applicable Law and such Contract, such Existing Confidentiality Agreement, including by obtaining an injunction to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction.

(j) The Company agrees that in the event any Company Subsidiary or Company Representative takes any action which, if taken by the Company, would constitute a breach of this Section 5.03, the Company shall be deemed to be in breach of this Section 5.03.

(k) For purposes of this Agreement:

(i) “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Parent or Merger Sub) relating to (A) the acquisition by any Third Party of 15% or more of the Equity Interests in the Company (by vote or by value), (B) any merger, consolidation, business combination, reorganization, share exchange or similar transaction involving the Company or any Company Subsidiary that, if consummated, would result in any Third Party beneficially owning 15% or more of the outstanding Equity Interests in the Company, (C) any sale of assets, recapitalization, equity investment, license, joint venture, liquidation, dissolution, disposition or other similar transaction which would, directly or indirectly, result in any Third Party acquiring an interest in assets (including Equity Interests of any Company Subsidiary) representing, directly or indirectly, 15% or more of the net revenues, net income, cash flow or assets of the Company and the Company Subsidiaries, taken as a whole, (D) the acquisition (whether by merger, consolidation, equity investment, share exchange, joint venture or otherwise) by any Third Party, directly or indirectly, of any Equity Interest in any Person that holds assets generating or representing, directly or indirectly, 15% or more of the net revenues, net income, cash flow or assets of the Company and the Company Subsidiaries, taken as a whole, (E) any tender offer or exchange offer, as such terms are defined under the Exchange Act or other transaction that, if consummated, would result in any Third Party beneficially owning 15% or more of the outstanding Equity Interests in the Company (by vote or by value), or (F) any combination of the foregoing.

(ii) “Superior Proposal” means a bona fide Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to 50.1%) not resulting from any violation or breach of any material obligation of the Company set forth in Section 5.03, which the Company Board determines in good faith, after consultation with an independent financial advisor and outside legal counsel, and taking into consideration, among other things, all of the terms, conditions, impact and all legal, financial, regulatory and other aspects of such Acquisition Proposal and this Agreement (in each case taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of determination), including financing, regulatory approvals, equityholder litigation, identity of the Person or group making the Acquisition Proposal, breakup fee and expense reimbursement provisions and other events or circumstances whether or not beyond the control of the Party seeking to assert that an Acquisition Proposal constitutes a Superior Proposal, (A) is reasonably likely to be consummated in accordance with its terms and (B) would result in a transaction that is more favorable to the Stockholders from a financial point of view than the Merger and the other transactions contemplated by this Agreement (after taking into account the expected timing and risk and likelihood of consummation).

Section 5.04 Third-Party Notices and Consents. The Company shall, as promptly as reasonably practicable after the date hereof, give any notices to third parties and will use all reasonable commercial efforts to obtain, as promptly as reasonably practicable, any third party consents that are required under any Material Contracts, Company IP Agreements or otherwise in connection with the consummation of the Merger or any other transaction contemplated by this Agreement.

Section 5.05 Stockholders Meeting.

(a) As promptly as reasonably practicable following the date on which the Proxy Statement is cleared by the SEC for the purpose of obtaining the Requisite Company Vote, the Company shall, in accordance with applicable Laws and the Company’s Amended and Restated Certificate of Incorporation as in effect on the date of this Agreement and the Company’s Bylaws as in effect on the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of the stockholders of the Company (the “Stockholders”) to consider and vote upon approval of this Agreement (the “Stockholders Meeting”); provided that, without the prior written consent of Parent, which shall not be unreasonably withheld or delayed, (i) the Stockholders Meeting shall not be held earlier than twenty (20) days or later thirty (30) calendar days after the date on which the Proxy Statement is mailed to the Company’s stockholders, and (ii) the Company may not adjourn or postpone the Stockholders Meeting except as required by applicable Laws; provided, further, that notwithstanding the foregoing, Parent may require the Company to adjourn or postpone the Stockholders Meeting one time to solicit additional proxies in the event that there are not sufficient votes to obtain the Requisite Company Vote. Except as set forth in Section 5.03(e), the Company shall solicit from the holders of Common Shares proxies in favor of the adoption of this Agreement in accordance with Delaware Law. Notwithstanding anything to the contrary set forth in this Agreement, the Company’s obligation to establish a record date for, duly call, give notice of, convene and hold the Stockholders Meeting pursuant to this Section 5.05(a) shall not be limited to, or otherwise affected by, the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal. The Company shall ensure that the Stockholders Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Stockholders Meeting are solicited, in compliance with applicable Laws and the Charter Documents.

(b) In connection with the Stockholders Meeting, the Company shall, as promptly as reasonably practicable following the date of this Agreement, prepare and file with the SEC a proxy statement, letter to stockholders, notice of meeting, form of proxy accompanying such proxy statement and any schedules required to be filed by the SEC in connection therewith (collectively, together with any amendments thereof or supplements thereto, the “Proxy Statement”), that comply as to form and substance in all material respects with the requirements of applicable Laws, to seek the approval of this Agreement. The Company shall respond as promptly as reasonably practicable to any comments made by the SEC with respect to the Proxy Statement and shall cause such Proxy Statement to be mailed to the Stockholders as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC. The Company shall notify Parent as promptly as reasonably practicable of any request by the SEC or its staff for an amendment or revisions to the Proxy Statement, or comments thereon and responses thereto, or requests by the SEC or its staff for additional information in connection therewith, and shall provide to Parent copies of any written comments received from the SEC or its staff. Parent shall cooperate fully with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto and shall furnish the Company, promptly upon the Company’s request, all information reasonably requested by the Company for inclusion in, or otherwise in respect of, the Proxy Statement. The Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on the Proxy Statement and all other materials used in connection with the Merger that (i) constitute “proxy materials” or “solicitation materials” as those terms are used in Rules 14a-1 through 14a-17 promulgated under the Exchange Act or (ii) are otherwise used for the “solicitation” of “proxies” as those terms are defined in Rule 14a-1 promulgated under the Exchange Act, in each case prior to the filing thereof with the SEC or the dissemination thereof to the Stockholders.

(c) If at any time prior to the Stockholders Meeting any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates, officers or directors, should be discovered by the Company or

Parent which should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement to the Proxy Statement shall be promptly prepared and filed with the SEC and, to the extent required by applicable Laws, disseminated to the Stockholders.

(d) Subject to the following sentence, the Board Recommendation shall be included in the Proxy Statement, and the Company shall use its reasonable commercial efforts to solicit the Requisite Company Vote. Notwithstanding any provisions of this Agreement to the contrary, the Company Board may make a Change in the Board Recommendation in accordance with Section 5.03(d).

Section 5.06 Notices of Certain Events. The Company shall notify Parent and Merger Sub, and Parent and Merger Sub shall notify the Company, promptly of (a) any notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (b) any notice or other written communication from any Authority in connection with the transactions contemplated by this Agreement, (c) any Legal Actions commenced, or to such party’s knowledge, threatened, against the Company or any of its Affiliates or Parent or its Affiliates, as applicable, or otherwise relating to, involving or affecting such party or any of its Affiliates, in each case in connection with, arising from or otherwise related to the Merger or the other transactions contemplated by this Agreement (the “Transaction Litigation”), and (iv) any event, change or effect between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the failure of any condition set forth herein to be satisfied. In no event shall (A) the delivery of any notice by a party pursuant to this Section 5.06 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement, or (B) disclosure by the Company or Parent be deemed to amend or supplement the Company Disclosure Schedule or constitute an exception to any representation or warranty.

Section 5.07 Employee Matters.

(a) For a period of twelve (12) months following the Closing Date (the “Transition Benefit Period”), Parent shall cause, and cause the Surviving Corporation to, provide benefits, other than non-qualified deferred compensation arrangements (with the exception of the COMFORCE Technical Services, Inc. Deferred Compensation Plan) or equity-based plans or arrangements, to persons who are employed by the Company and each Company Subsidiary at the Closing Date and who become employees of the Surviving Corporation and the Subsidiaries of the Surviving Corporation immediately following the Closing (the “Continuing Employees”) that are substantially similar in the aggregate to the benefits provided under the Company Benefit Plans, other than non-qualified deferred compensation arrangements (with the exception of the COMFORCE Technical Services, Inc. Deferred Compensation Plan) or equity-based plans or arrangements, as in effect on the date hereof. Parent shall, and shall cause the Surviving Corporation to, treat, and cause the applicable benefit plans to treat, the service of Continuing Employees with the Company or the Subsidiaries of the Company attributable to any period before the Effective Time as service rendered to Parent or the Surviving Corporation for purposes of eligibility to participate and vesting, as applicable. Without limiting the foregoing, Parent shall, and shall cause the Surviving Corporation not to treat any Continuing Employee as a “new” employee in the plan year in which the Effective Time occurs for purposes of any exclusions under any health or similar plan of Parent or the Surviving Corporation for a pre-existing medical condition, and any deductibles and co-pays paid under any of the Company’s or any of the Subsidiaries’ health plans shall be credited towards deductibles and co-pays under the health plans of Parent or the Surviving Corporation in the plan year in which the Effective Time occurs.

(b) Nothing in this Section 5.07 shall obligate the Parent or the Surviving Corporation or any of their Affiliates to continue the employment of any Continuing Employee or any other Person.

(c) Except as otherwise provided in this Agreement, nothing in this Section 5.07 shall be interpreted as preventing Parent or the Surviving Corporation or any of their Affiliates from amending, modifying or terminating any Company Benefit Plans, any benefit or compensation plans of Parent, the Surviving Corporation or any of their Affiliates, or any other benefit or compensation plans, programs, contracts, arrangements, commitments or understandings, in accordance with their terms and applicable Law. Nothing contained in this Section 5.07 or any other provision of this Agreement shall (i) limit the ability of Parent or the Surviving Corporation or any of their Affiliates to terminate the employment of any employee (including any Continuing Employee) at any time and for any or no reason, (ii) be construed to create any third-party beneficiary rights in any Person (including any employee or former employee (including any dependent thereof) of Parent or the Surviving Corporation or any of their Affiliates), other than the parties to this Agreement or any right to employment or continued employment for any specified period or to a particular term or condition of employment, (iii) require Parent or the Surviving Corporation or any of their Affiliates to maintain or continue any specific benefit or compensation plans, programs, agreements or arrangements, or (iv) be construed to establish, amend or modify any benefit or compensation plan, program, agreement or arrangement.

Section 5.08 Directors’ and Officers’ Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company and the Company Subsidiaries (each, an “Indemnified Party”) as provided in the Company Charter Documents, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim. For six (6) years after the Effective Time, Parent agrees to, and shall cause the certificate of incorporation and by-laws of the Surviving Corporation to contain provisions no less favorable with respect to indemnification and limitation of liabilities of Indemnified Parties and advancement of expenses than are set forth as of the date of this Agreement in the Company Charter Documents.

(b) From the Effective Time through the sixth anniversary of the Effective Time (such period, the “Tail Period”), Parent shall, or shall cause the Surviving Corporation to, maintain in effect the Company’s current directors’ and officers’ liability insurance covering each officer and director currently covered by the Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time with respect to any matter claimed against such Person by reason of him or her serving in such capacity on terms with respect to such coverage and amounts no less favorable in the aggregate than those of such policy in effect on the date of this Agreement; provided that in no event shall the aggregate costs of such insurance policies exceed in any one (1) year during the Tail Period 300% of the current aggregate annual premiums paid by the Company for such purpose (which aggregate annual premiums with respect to such period are hereby represented and warranted by the Company to be in the amount set forth in Section 3.17 of the Company Disclosure Schedule), it being understood that Parent or the Surviving Corporation shall nevertheless be obligated to provide such coverage, with respect to each year during the Tail Period, as may be obtained for such 300% annual amount; provided, further, that Parent or the Surviving Corporation may (i) substitute therefor policies of any reputable insurance company or (ii) satisfy its obligation under this Section 5.08(b) by causing the Company to obtain prepaid (or “tail”) directors’ and officers’ liability insurance policy, in each case, the material terms of which including coverage and amount, are no less favorable in the aggregate to such directors and officers than the insurance coverage otherwise required under this Section 5.08(b). Any insurance policies provided pursuant to this Section 5.08(b) shall be from an insurance company with an A.M. Best Co. rating at least as high as the rating received by the Company’s current insurance provider.

(c) The obligations of Parent and the Surviving Corporation under this Section 5.08 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any

Indemnified Party to whom this Section 5.08 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.08 applies shall be third party beneficiaries of this Section 5.08, each of whom may enforce the provisions of this Section 5.08).

(d) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.08. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.08 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.09 Completion of the Transactions.

(a) Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.09), each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary Permits, waivers, consents, approvals and actions or non-actions from Authorities and the making of all necessary registrations and filings (including filings with Authorities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Authorities, (ii) the obtaining of all necessary consents or waivers from third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. The Company and Parent shall, subject to applicable Law, promptly (x) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii) and (iii) immediately above and (y) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any written communication from any Authority regarding any of the transactions contemplated by this Agreement. If the Company or Parent receives a request for additional information or documentary material from any Authority with respect to the transactions contemplated by this Agreement, then it shall use reasonable commercial efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Authority, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Authority in respect of any filing made thereto in connection with the transactions contemplated by this Agreement. Subject to applicable Laws relating to the exchange of information, Parent shall have the right to direct all matters with any Governmental Antitrust Authorities consistent with its obligations hereunder and each party hereto shall have the right to direct all matters with any other Authorities consistent with its obligations hereunder; provided that, in each case, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries and Representatives, that appears in any filing made with, or written materials submitted to, any Third Party or Authority in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing rights, each of Parent and the Company shall act reasonably and as promptly as reasonably practicable. Information disclosed pursuant to this Section 5.09(a) shall be subject to the

Confidentiality Agreement, and the parties hereto shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations thereunder. Neither Parent nor the Company shall commit to or agree (or permit their respective Subsidiaries to commit to or agree) with any Authority to stay, toll or extend any applicable waiting period under the HSR Act or other applicable Antitrust Laws, without the prior written consent of the other (such consent not to be unreasonably withheld or delayed). Without limiting the foregoing, the parties shall request and shall use reasonable commercial efforts to obtain early termination of the waiting period under the HSR Act.

(b) Without limiting the generality of the undertakings pursuant to Section 5.09(a), the parties hereto shall (i) provide or cause to be provided as promptly as reasonably practicable to Authorities with jurisdiction over the Antitrust Laws (each such Authority, a “Governmental Antitrust Authority”) information and documents requested by any Governmental Antitrust Authority as necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, including preparing and filing any notification and report form and related material required under the HSR Act and any additional consents and filings under any other Antitrust Laws as promptly as practicable following the date of this Agreement (provided that in the case of the filing under the HSR Act, such filing shall be made within three (3) Business Days of the date of this Agreement) and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under the HSR Act or any other applicable Antitrust Laws and (ii) subject to the terms set forth in Section 5.09(d), use their reasonable commercial efforts to take such actions as are necessary or advisable to obtain prompt approval of the consummation of the transactions contemplated by this Agreement by any Authority or expiration of applicable waiting periods.

(c) Each of Parent and the Company shall use reasonable commercial efforts to cooperate with each other in (i) determining whether any filings are required to be made with, or consents, Permits, authorizations, advance ruling certificates, no-action letters, waivers or approvals are required or advisable to be obtained from, any Third Parties or Authorities under any other applicable Laws in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (ii) timely making all such required filings and timely seeking all such required consents, Permits, authorizations, advance ruling certificates, no-action letters or approvals.

(d) In the event that any Legal Action is instituted (or threatened to be instituted) by any Authority or Third Party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Company shall cooperate in all respects with Parent and Merger Sub and shall, to the extent permitted by applicable Laws, use its reasonable commercial efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, none of Parent, Merger Sub or any of their Affiliates shall be required to defend, contest or resist any Legal Action, whether judicial or administrative, or to take any action to have vacated, lifted, reversed or overturned any Order, in connection with the transactions contemplated by this Agreement.

(e) Notwithstanding anything to the contrary set forth in this Agreement, none of Parent, Merger Sub or any of their Subsidiaries shall be required to, and the Company may not, without the prior written consent of Parent, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries, (ii) conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries in any manner, or (iii) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries; provided that, if requested by Parent, the Company and/or one or more of its Subsidiaries will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on such Person in the event the Closing occurs.

(f) The Company and Parent shall give each other the opportunity to participate in the defense, settlement and/or prosecution of any Transaction Litigation; provided that neither the Company nor any Company Subsidiary or Company Representative shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Transaction Litigation or consent to the same unless Parent shall first have consented thereto in writing, such consent not to be unreasonably withheld or delayed.

Section 5.10 Public Announcements. The initial press release regarding the execution of this Agreement and the transactions contemplated hereby shall be a joint press release by the Company and Parent in the form set forth in Exhibit C and, thereafter, the Company and Parent each shall consult with the other party prior to issuing any press releases or otherwise making public announcements (including conference calls with investors and analysts) with respect to the Merger or any other transaction contemplated by this Agreement (other than any Acquisition Proposal, Superior Proposal or Change in the Board Recommendation). No Party shall issue any such press release or make any such public statement prior to such consultation, except to the extent the disclosing Party determines, based on advice of counsel, that it is required to do so by applicable Law or any listing agreement with a securities exchange, in which case such Party shall use reasonable commercial efforts to consult with the other Party before issuing any such release or making any such press release or public statement.

Section 5.11 Financing Assistance. Prior to the Closing, the Company shall provide to Parent and Merger Sub, and shall cause the Company Subsidiaries to, and shall use its commercially reasonable efforts to cause the Company Representatives to, provide to Parent and Merger Sub all cooperation reasonably requested in writing by Parent that is reasonably necessary, proper or advisable in connection with any debt financing proposed to be consummated in connection with the transactions contemplated by this Agreement (“Debt Financing”), including: (a) participating in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies; (b) assisting with the preparation of materials for rating agency presentations, bank information memoranda, business projections and similar documents reasonably necessary, proper or advisable in connection with any Debt Financing; (c) furnishing Parent and Merger Sub with financial and other pertinent information regarding the Company and the Company Subsidiaries as may be reasonably required in connection with any Debt Financing (all such information in this clause (c), the “Required Information”); (d) taking all actions reasonably necessary to permit the lenders involved in any Debt Financing to evaluate the Company’s and its Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements; (e) executing and delivering any pledge and security documents, currency or interest hedging arrangements, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Parent (including a certificate of the chief financial officer of the Company or any borrowing Company Subsidiary with respect to solvency matters and consents of accountants for use of their reports in any materials relating to any Debt Financing) or otherwise reasonably facilitating the pledging of collateral, provided that such documents will not take effect until the Effective Time; and (f) taking all corporate actions reasonably necessary to permit the consummation of any Debt Financing and to permit the proceeds thereof, together with the cash at the Company and the Company Subsidiaries, to be made available to the Company on the Closing Date to consummate the Merger. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or the Company Subsidiaries in connection with the performance of the provisions of this Section 5.11.

Section 5.12 No Impairment. Except as expressly permitted by this Agreement or as may be agreed in writing by the parties, none of the Company, Parent or Merger Sub shall, or shall permit any of its Subsidiaries to, agree, in writing or otherwise, to take any action which would reasonably be expected to materially impair such Person’s ability to perform its obligations under this Agreement or to prevent, impede or delay the consummation of the Merger or result in the failure to satisfy any condition to the consummation of the Merger.

Section 5.13 Further Assurances. From and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 5.14 Tender Offers. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement or otherwise, in the event that Parent determines to do so, Parent shall have the right but not the obligation to commence, or to cause Merger Sub or another one of its Affiliates (such entity, the “Tender Offeror”) to commence, at any time after the date hereof, a cash tender offer for 100% of the issued and outstanding Common Shares at a purchase price per share, net to the holders thereof, at least equal to the Common Per Share Consideration and 100% of the issued and outstanding Preferred Shares at a purchase price per share, net to the holders thereof, at least equal to the applicable Preferred Per Share Consideration for each Preferred Share; provided that (a) it shall be a condition to the obligation of the Tender Offeror to accept for payment and pay for shares of Company Common Stock tendered in the tender offer that more than 50% of the outstanding shares of Company Common Stock be tendered in the tender offer (such condition, the “Minimum Condition”), (b) except for the Minimum Condition, the obligation of the Tender Offeror to accept for payment and pay for Common Shares or Preferred Shares tendered in the tender offer shall not be materially more conditional than the obligation of the Parent and Merger Sub to consummate the Merger, (c) Parent, Merger Sub and/or the Tender Offeror shall be obligated to consummate (i) the Merger or (ii) a merger providing for cash consideration per share at least equal to (A) in the case of the Common Shares, the Common Per Share Consideration, and, in the case of the Preferred Shares, the applicable Preferred Per Share Consideration for each Preferred Share, and which shall otherwise be on terms and conditions no less favorable to the holders of Common Shares and Preferred Shares than the Merger, (d) the tender offer shall comply with all applicable Laws, including the Exchange Act, Sections 14(d) and 14(e) thereof and the rules, regulations and schedules promulgated thereunder, and (e) the tender offer shall otherwise be conducted on terms and conditions reasonably satisfactory to the Company and Parent. The parties hereto shall (i) negotiate in good faith and as expeditiously as practicable any and all amendments, modifications or waivers of this Agreement and the Confidentiality Agreement necessary or appropriate to implement this Section 5.14, (ii) make any and all amendments or modifications to the Proxy Statement, (iii) make any and all filings with or submissions to (and/or make any and all amendments or modifications to existing filings or submissions), and seek any and all consents, authorizations and permits from, any Authority necessary or appropriate in light of the tender offer, including under the HSR Act, any other applicable Law or otherwise, and (d) otherwise use reasonable commercial efforts to implement this Section 5.14 and to ensure the Merger and the tender offer comply with all applicable Laws and are consummated.

Section 5.15 Transfer Taxes. All sales and transfer Taxes, deed Taxes, conveyance fees, recording charges and similar Taxes, fees and charges imposed as a result of the sale and transfer of the real property of the Company and the Company Subsidiaries to Parent pursuant to this Agreement (collectively, the “Transfer Taxes”), together with any interest, penalties or additions to such Transfer Taxes, shall be paid by the Surviving Corporation. The Company and Parent shall cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable Laws in connection with the payment of such Transfer Taxes, and shall cooperate in good faith to minimize, to the fullest extent possible under such Laws, the amount of any such Transfer Taxes payable in connection therewith.

Section 5.16 Takeover Provisions. Parent, the Company and their respective Boards of Directors shall (a) take all reasonable action necessary to ensure that no Takeover Provision (including Section 203 of the DGCL) is or becomes applicable to this Agreement or the transactions provided for herein or therein, including the Merger, and (b) if any Takeover Provision becomes applicable to this Agreement or the transactions contemplated herein or therein, take all reasonable action necessary to ensure that the transactions provided for in this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Provision on Parent and Merger Sub, this Agreement and the transactions provided for herein or therein.

Section 5.17 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may reasonably be necessary and permitted to cause the transactions contemplated by this Agreement, including any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares of Company Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.18 Stock Exchange De-listing. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable commercial efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws (including the rules and regulations of NYSE Amex) to cause the delisting of the Company Common Stock from NYSE Amex and the deregistration of the Company Common Stock under the Exchange Act at or as promptly as practicable after the Effective Time.

Section 5.19 FIRPTA Certificate. On the Closing Date, the Company shall provide to Parent an affidavit, dated as of the Closing Date, signed under penalty of perjury, and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 and Section 897 of the Code, together with evidence reasonably satisfactory to Parent that the Company has provided notice to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), so that Parent and the Surviving Corporation are exempt from withholding any portion of the aggregate consideration with respect to the Merger.

Section 5.20 Schedule of Transaction Fees and Expenses. At least five (5) Business Days prior to the Closing, the Company shall provide to Parent a schedule setting forth in reasonable detail a list of the Company’s and its Affiliates’ Representatives who will be entitled to the payment or reimbursement of fees or expenses in connection with the Closing, together with an estimate, prepared in good faith, setting forth the aggregate fees and expenses payable or reimbursable to each such Person at or following the Closing.

ARTICLE VI

CONDITIONS

Section 6.01 Conditions of Each Party’s Obligation to Close. The obligation of the parties to consummate the Merger shall be subject to the fulfillment, at or before the Closing, of the conditions set forth below in this Section 6.01. The parties may mutually agree to waive in writing any or all of these conditions.

(a) All Consents under the HSR Act shall have been obtained and shall be in full force and effect as of the Closing, or any applicable waiting periods in connection therewith shall have expired or been terminated.

(b) No Order (whether temporary, preliminary or permanent in nature) issued by any court of competent jurisdiction or other restraint or prohibition of any Authority shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Authority that, in any case, prohibits or makes illegal the consummation of the Merger.

(c) The Requisite Company Vote shall have been obtained and shall be in full force and effect as of the Closing.

(d) There shall not be instituted, pending or threatened in writing immediately prior to the Closing any Legal Action by any Authority against Parent, Merger Sub or the Company (i) challenging the acquisition by Merger Sub of any Shares or seeking to restrain or prohibit the making or consummation of the Merger or the consummation of any of the other transactions contemplated by the Agreement, (ii) seeking to impose material limitations on the ability of Merger Sub (or Parent on Merger Sub’s behalf), or render Merger Sub unable, to accept for payment, pay for or purchase any or all of the Shares pursuant to the Merger, or (iii) relating to the Merger or any of the other transactions contemplated by the Agreement and seeking to obtain from Parent, Merger Sub or the Company any damages or other relief that would be material to Parent, Merger Sub or the Company, except any Legal Action contemplated by Section 2.03.

Section 6.02 Conditions to Parent’s and Merger Sub’s Obligations to Close. The obligation of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction, at or before the Closing, of all of the conditions set forth below in this Section 6.02. Parent may waive in writing any or all of these conditions in whole or in part without prior notice.

(a)(i)(A) The representations and warranties of the Company set forth in this Agreement (other than the representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.05(a) and 3.10) shall be true and correct (without giving effect to any Company Material Adverse Effect or materiality qualifications set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date (except, in each case, for representations and warranties which are as of a particular date, which shall be so true and correct in all material respects as of such date), except for such failures to be true and correct which, individually or in the aggregate, have not and would not have a Company Material Adverse Effect; (B) the representations and warranties set forth in Sections 3.01, 3.03 and 3.10 (without giving effect to any Company Material Adverse Effect or materiality qualifications set forth therein) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date (except, in each case, for representations and warranties which are as of a particular date, which shall be so true and correct in all material respects as of such date), (C) the representations and warranties set forth in Section 3.02 (without giving effect to any Company Material Adverse Effect or materiality qualifications set forth therein) shall be true and correct in all respects subject only to de minimis exceptions, and (D) the representations and warranties set forth in Section 3.05(a) shall be true and correct, without disregarding the Company Material Adverse Effect qualification contained therein, as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date; and

(ii) the Company and each of the Company Subsidiaries shall have performed in all material respects its obligations and complied in all material respects with its agreements and covenants required by this Agreement to be performed or complied with on its part on or prior to the Closing Date; provided that the Company shall have performed in all respects its obligations and complied in all respects with its agreements and covenants in Section 2.07(b).

(b) The Company shall have delivered to Parent a certificate of the Secretary of the Company, dated as of the Closing Date, certifying as to (i) a copy of the resolutions of the Company Board of Directors authorizing and approving the applicable matters contemplated hereunder, and (ii) the satisfaction of the condition set forth in Section 6.01(c).

(c) Since the date hereof, there shall not have occurred any events, occurrences, facts, conditions, changes or effects that, individually or in the aggregate, have had or could reasonably be expect to have a Company Material Adverse Effect.

(d) Fewer than 10% of the outstanding Common Shares and Preferred Shares not owned by Parent, Merger Sub or the Company or any of their respective Subsidiaries shall be Dissenting Shares.

(e) The Company shall have delivered to Parent resignations from each director of the Company and each Company Subsidiary and each officer of the Company and each Company Subsidiary that has been requested by Parent prior to the Closing.

(f) The holders of the Preferred Shares (i) shall have unanimously agreed to accept the Preferred Per Share Consideration for each Preferred Share and (ii) shall have unanimously waived, pursuant to Section 8(g) of the Amended and Restated Certificate of Designation of Series and Determination of Rights and Preferences of Series 2003A, 2003B and 2004A Convertible Preferred Stock of the Company any right to acquire any substitute preferred stock of the Surviving Corporation, Parent or any other Person in connection with the Merger.

(g) Parent shall have received from the Company a certificate dated as of the Closing Date and signed by an authorized officer of the Company certifying its compliance with the conditions set forth in Sections 6.02(a) and 6.02(c).

(h) Any consents, registrations, approvals, Permits, authorizations, notices, reports or other filings required to be obtained or made by the Company, Parent or Merger Sub with or from any Authority or third party in connection with the execution, delivery and performance of the Agreement and the consummation of the transactions contemplated by the Agreement shall have been made or obtained, except where the failure to do so would not, individually or in the aggregate, have a Company Material Adverse Effect. The failure of the Company to obtain (x) the consents of the requisite lenders under the PNC Credit Facility to the transactions contemplated by this Agreement, or (y) the releases of the Liens under the PNC Credit Facility upon consummation of the transactions shall not be deemed to have a Company Material Adverse Effect, whether considered individually or together with any other factors, or to be a “material breach” under the provisos to Sections 7.03(a) and 7.03(c).

Section 6.03 Conditions to the Company’s Obligation to Close. The obligation of the Company to consummate the Merger shall be subject to the satisfaction, at or before Closing, of all of the conditions set forth below in this Section 6.03. The Company may waive in writing any or all of these conditions in whole or in part without prior notice.

(a)(i)(A) The representations and warranties of Parent set forth in this Agreement that are not qualified as to Parent Material Adverse Effect or materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date except, in each case, for representations and warranties which are as of a particular date, which shall be so true and correct in all material respects as of such date, and (B) those other representations and warranties of Parent in this Agreement that are qualified as to Parent Material Adverse Effect or materiality shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date except, in each case, for representations and warranties which are as of a particular date, which shall be true and correct as of such date; and

(ii) Parent shall have performed in all material respects its obligations and complied in all material respects with its agreements and covenants required by this Agreement to be performed or complied with on its part on or prior to the Closing Date.

(b) The Company shall have received from Parent a certificate dated as of the Closing Date and signed by an authorized officer of Parent certifying Parent’s compliance with the conditions set forth in Section 6.03(a).

Section 6.04 Frustration of Conditions. Prior to the End Date, none of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Article VI to be satisfied if such failure was caused by such party’s failure to act in good faith to comply with this Agreement and consummate the transactions provided for herein.

ARTICLE VII

TERMINATION; FEES AND EXPENSES

Section 7.01 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing, whether before or after the Requisite Company Vote shall have been obtained, by mutual written consent of the Company and Parent by action of their respective Boards of Directors.

Section 7.02 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing, whether before or after (except as otherwise provided below) the Requisite Company Vote shall have been obtained, by action taken or authorized by Parent or the Company by action of its Board of Directors if:

(a) the Closing shall not have been consummated by 5:00 p.m. Eastern time on the End Date, whether such date is before or after the date of the adoption of this Agreement by the Stockholders; provided, however, that the right to terminate this Agreement under this Section 7.02(a) shall not be available to (i) any party whose breach of any covenant or obligation under this Agreement has been the proximate cause of, or resulted in, the failure of the Closing to occur prior to the End Date, and (ii) the Company if, at the time of any such intended termination by the Company, either Parent or the Company shall be entitled to terminate this Agreement pursuant to Section 7.02(b);

(b) the Requisite Company Vote shall have failed to have been obtained at the Stockholders Meeting (after giving effect to all adjournments or postponements thereof at which this Agreement has been voted upon); or

(c) if (i) any Order of any Authority having competent jurisdiction is entered enjoining the Company, Parent or Merger Sub from consummating the Merger and such Order has become final and non-appealable, or (ii) if there shall be any Law that makes the consummation of the Merger illegal or otherwise prohibited (unless the consummation of the Merger in violation of such Law would not have a Company Material Adverse Effect) and, prior to termination pursuant to this Section 7.02(c), the terminating party shall have complied in all material respects with its obligations under Section 5.09; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(c) shall not be available to any party hereto whose breach of any provision of this Agreement is the primary cause of the imposition of any such Order or the failure of such Order to be resisted, resolved or lifted, as applicable.

Section 7.03 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing, whether before or after (except as otherwise provided below) the Requisite Company Vote shall have been obtained, by the Company by action of its Board of Directors if:

(a) there has been a breach of any representations, warranties, covenants or agreements made by Parent or Merger Sub in this Agreement, or any such representations and warranties shall have become untrue or incorrect, such that the conditions set forth in Section 6.03(a) would not be satisfied and such breach or failure to be true and correct is not cured within thirty (30) calendar days (but not later than the End Date) following receipt of written notice from the Company of such breach or failure (or such longer period to which the Company shall agree, during which Parent or Merger Sub exercises reasonable commercial efforts to cure); provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.03(a) if, at the time of such termination, there exists a material breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement;

(b) prior to the Requisite Company Vote having been obtained, (i) the Company Board has authorized the Company to enter into a Company Acquisition Agreement with respect to a Superior Proposal, (ii) the Company has complied with each of its material obligations under Section 5.03, and (iii) immediately after the termination of this Agreement, the Company enters into a Company Acquisition Agreement with respect to the Superior Proposal referred to in the foregoing clause (i); provided that the right of the Company to terminate this

Agreement pursuant to this Section 7.03(b) is conditioned on and subject to the prior payment to Parent or its designee by the Company of the Company Termination Fee in accordance with Section 7.06(a), and any purported termination pursuant to this Section 7.03(b) shall be void and of no force or effect if the Company Termination Fee is not paid prior to such termination; or

(c) the Company has satisfied (or the Parent has waived) each of the conditions to Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by this Agreement pursuant to Sections 6.01, 6.02 and 6.04 hereof, and the Company has indicated in writing that the Company is ready, willing and able to consummate the transactions contemplated by this Agreement and the Parent and Merger Sub fail to consummate the transactions contemplated by this Agreement within two (2) Business Days following the date on which the Closing should have occurred pursuant to Section 1.02 (it being understood that during the period of seven (7) Business Days following the date on which the Closing should have occurred pursuant to Section 1.02, Parent shall not be entitled to terminate this Agreement pursuant to Section 7.04). The Company shall not have the right to terminate this Agreement pursuant to this Section 7.03(c) if, at the time of such termination, there exists a material breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement.

Section 7.04 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing, whether before or after the Requisite Company Vote shall have been obtained, by Parent by action of its Board of Directors if:

(a)(i) the Company Board or any committee thereof shall have effected a Change in the Board Recommendation, or (ii) the Company shall have breached or violated any material obligation of the Company set forth in Section 5.03; or

(b)(i) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue or incorrect, such that the conditions set forth in Section 6.02(a) would not be satisfied and such breach or failure to be true and correct is not cured within thirty (30) calendar days (but not later than the End Date) following receipt of written notice from the Parent of such breach or failure (or such longer period to which the Parent shall agree, during which the Company exercises reasonable commercial efforts to cure); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.04(b)(i) if, at the time of such termination, there exists a material breach of any representation, warranty, covenant or agreement of Parent contained in this Agreement; or (ii) since the date of this Agreement, there shall have occurred any events, occurrences, facts, conditions, changes or effects that, individually or in the aggregate, have had or could reasonably be expect to have a Company Material Adverse Effect.

Section 7.05 Notice of Termination; Effect of Termination and Abandonment. The party hereto desiring to terminate this Agreement pursuant to this Article VII shall give written notice of such termination to the other parties hereto specifying the provision or provisions of this Article VII pursuant to which such termination is purportedly effected and including reasonable detail of the circumstances giving rise to such termination. If this Agreement is terminated pursuant to this Article VII, this Agreement shall become void and of no effect, other than the provisions of this Section 7.05, Section 5.02(b), Section 7.06 and Article VIII without any liability on the part of any party hereto or any of their respective equityholders or Representatives; provided, however, that nothing herein shall relieve or release a party from any liabilities or damages arising out of the intentional, willful or fraudulent breach by such party of any of the representations, warranties, covenants or agreements set forth in this Agreement (including the failure by the Company to pay any amounts due pursuant to Section 7.06). Notwithstanding the forgoing, in no event shall any party hereto be liable for punitive damages.

Section 7.06 Company Termination Fee; Fees and Expenses.

(a) In the event that this Agreement is terminated by the Company pursuant to Section 7.03(b), the Company shall pay to Parent a termination fee equal to the Company Termination Fee prior to such termination by wire transfer of same day funds to one or more accounts designated by Parent.

(b) In the event this Agreement is terminated by Parent pursuant to Section 7.04(a), the Company shall pay the Company Termination Fee to Parent promptly, but in any event within three (3) Business Days after the date of such termination, by wire transfer of same day funds to one or more accounts designated by Parent.

(c) In the event that (i) this Agreement is terminated by either Parent or the Company pursuant to Section 7.02(a) or by Parent pursuant to Section 7.04(b), (ii) at or prior to the time of such termination an Acquisition Proposal shall have been publicly announced, commenced or disclosed or submitted or made known to the Company Board, and (iii) at any time after the execution of this Agreement and prior to the expiration of twelve (12) months after the termination of this Agreement, the Company consummates an Acquisition Proposal or enters into a letter of intent, agreement in principle, definitive agreement or similar Contract with respect to an Acquisition Proposal that is subsequently (A) consummated at any time (for the avoidance of doubt, including consummation at any time after the twelve (12)-month period following termination of this Agreement) or (B) terminated and, in connection with such termination, the Company receives a fee (an “Acquisition Proposal Termination Fee”), the Company shall, on the date such Acquisition Proposal is consummated or such Acquisition Proposal Termination Fee is received by the Company, pay the Company Termination Fee (less the amount of any Parent Expenses previously paid to Parent pursuant to Section 7.07, if any) to Parent by wire transfer of same day funds to one or more accounts designated by Parent; provided that, for purposes of this Section 7.06(c), (w) all percentages in the definition of Acquisition Proposal shall be replaced with 50.1%, (x) the determination of whether “assets” (as used in the definition) are within the applicable percentage thresholds shall be made on the basis of the fair market value of the assets, (y) an “inquiry” shall not be deemed an Acquisition Proposal, and (z) any proposal or offer received by the Company prior to January 1, 2008 shall not be deemed an Acquisition Proposal (unless renewed on or after such date).

(d) For the avoidance of doubt, in no event shall the Company be obligated to pay, or cause to be paid, the Company Termination Fee on more than one occasion. Parent shall have right to assign the right to receive the Company Termination Fee to one or more Persons in its sole discretion.

(e) Parent’s right to receive payment of the Company Termination Fee is the sole and exclusive remedy of Parent and its Affiliates against the Company, its Affiliates or any of their respective former, current or future directors, officers, employees, agents, equityholders, representatives, Affiliates or assignees (collectively, “Company Related Persons”) or any other Person in connection with the termination of this Agreement in the circumstance described in this Section 7.06 and upon payment or tender of such amount, none of Company, any of its Company Related Persons or any other Person shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

Section 7.07 Expense Reimbursement. In the event this Agreement is terminated by either Parent or the Company pursuant to Section 7.02(b) or by Parent pursuant to Section 7.04(b) under circumstances in which the Company Termination Fee is not then payable pursuant to Section 7.06, then the Company shall, following receipt of an invoice therefor, promptly (in any event within two (2) Business Days) pay all reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (including any Debt Financing) (the “Parent Expenses”), which amount shall in no event exceed $1.5 million, by wire transfer of same day funds to one or more accounts designated by Parent; provided that the existence of circumstances which could require the Company Termination Fee to become subsequently payable by the Company pursuant to Section 7.06 shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 7.07; provided, further, that the payment by the

Company of Parent Expenses pursuant to this Section 7.07 shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee pursuant to Section 7.06 except to the extent indicated in Section 7.06.

Section 7.08 Acknowledgement. Each Party acknowledges that (a) the agreements contained in this Article VII are an integral part of the transactions contemplated by this Agreement, (b) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee is payable are uncertain and incapable of accurate calculation and, therefore, the amounts payable pursuant to Section 7.06 or Section 7.07 are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Parent for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, and (iii) without the agreements contained in this Article VII, Parent would not have entered into this Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 7.06 or Section 7.07 and, in order to obtain such payment, Parent and/or Merger Sub commences a suit that results in a judgment against the Company for the amount set forth in Section 7.06 or Section 7.07 or any portion thereof, the Company shall pay to Parent costs and expenses (including reasonable attorneys’ fees) incurred by Parent and its Affiliates in connection with such suit, together with interest on such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Acceptable Confidentiality Agreement” means a confidentiality agreement on terms that are identical in all substantive respects to the form confidentiality agreement attached hereto as Exhibit D; provided that such confidentiality agreement shall not prohibit compliance by the Company with any provision in Section 5.03.

“Acquisition Proposal” has the meaning set forth in Section 5.03(k)(i).

“Acquisition Proposal Termination Fee” has the meaning set forth in Section 7.06(c).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Laws” has the meaning set forth in Section 3.03(c).

“Authority” has the meaning set forth in Section 3.03(c).

“Board Recommendation” has the meaning set forth in Section 3.03(d).

“Book-Entry Shares” has the meaning set forth in Section 2.02(a).

“Business Day” means any day, other than Saturday, Sunday or any day on which banking institutions located in Boston, Massachusetts or New York City, New York are authorized or required by Law or other governmental action to close.

“Certificate” has the meaning set forth in Section 2.01(d).

“Certificate of Merger” has the meaning set forth in Section 1.03.

“Change in the Board Recommendation” has the meaning set forth in Section 5.03(d).

“Charter Documents” has the meaning set forth in Section 3.01(b).

“Closing” has the meaning set forth in Section 1.02.

“Closing Date” has the meaning set forth in Section 1.02.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Share” or “Common Shares” has the meaning set forth in Section 2.01(a).

“Common Per Share Consideration” has the meaning set forth in Section 2.01(b).

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Agreement” has the meaning set forth in Section 5.03(d).

“Company Board” has the meaning set forth in the Recitals.

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Disclosing Party” has the meaning set forth in the definition of “Existing Confidentiality Agreement.”

“Company Disclosure Documents” has the meaning set forth in Section 3.18.

“Company Disclosure Schedule” has the meaning set forth in the introductory language in Article III.

“Company Employee” has the meaning set forth in Section 3.12(a).

“Company Employee Agreement” means any Contract between the Company or any Company Subsidiary and a Company Employee.

“Company Employee Plans” has the meaning set forth in Section 3.12(a).

“Company ERISA Affiliate” means, any Person that, together with the Company or any Company Subsidiary, at any relevant time is or was treated as a single employer within the meaning of Section 414(b), (c) or (m) of the Code.

“Company Financial Advisor” has the meaning set forth in Section 3.10.

“Company IP” means all Intellectual Property that is owned solely or jointly, used or held for use by Company or any Company Subsidiary in connection with the current conduct of their businesses.

“Company IP Agreements” has the meaning set forth in Section 3.07(d).

“Company Material Adverse Effect” means any event, occurrence, fact, condition, change or effect that, individually or taken together with other events, circumstances or occurrences (a) that has a materially adverse effect on the business, results of operations, assets, liabilities or financial condition of the Company and the Company Subsidiaries taken as a whole, or (b) that has a materially adverse effect on the ability of the Company to timely perform its obligations hereunder or consummate the Merger; provided that, for purposes of clause (a) above, any event, occurrence, fact, condition, change or effect to the extent resulting from any of the following after the date hereof shall not constitute a Company Material Adverse Effect: (1) any changes in any Laws, (2) any changes in financial, banking, insurance or securities markets, (3) any changes affecting the Company’s industry in general, (4) actions in connection with, or attributable to the announcement of this Agreement and the Merger, (5) Parent’s announcement or other communication by Parent of its plans or intentions with respect to the Company or any Company Subsidiary or any other acts or omissions of Parent, (6) any changes in GAAP, (7) any acts or omissions of the Company taken at the written request of Parent or with the written consent of Parent, or (8) any changes in general United States or global economic and social conditions, including acts of sabotage or terrorism, or the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war; provided, however, that changes set forth in clauses (1), (2), (3) and (8) above shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur if such changes have a disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, relative to the other participants in the principal industries in which the Company and the Company Subsidiaries conduct their businesses.

“Company Material Contract” has the meaning set forth in Section 3.15(a).

“Company Preferred Stock” has the meaning set forth in the Recitals.

“Company Related Persons” has the meaning set forth in Section 7.06(d).

“Company Representatives” has the meaning set forth in Section 5.02(a).

“Company SEC Reports” has the meaning set forth in Section 3.04(a).

“Company Securities” has the meaning set forth in Section 3.02(e).

“Company Stock Plans” means, collectively, the Company’s Long-Term Investment Plan and 2002 Stock Option Plan, as amended.

“Company Subsidiary” means any direct or indirect Subsidiary of the Company.

“Company Subsidiary Securities” has the meaning set forth in Section 3.02(g).

“Company Systems” has the meaning set forth in Section 3.07(i).

“Company Termination Fee” means an amount in cash equal to $3,800,000.

“Confidentiality Agreement” has the meaning set forth in Section 5.02.

“Continuing Employees” has the meaning set forth in Section 5.07(b).

“Consent” has the meaning set forth in Section 3.03(b).

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases or other binding instruments or binding commitments, whether written or oral.

“control” (including the terms “controlling,” “controlled by” and “under common control with”) has the meaning set forth in the definition of “Affiliate.”

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“Debt Financing” has the meaning set forth in Section 5.11.

“DGCL” has the meaning set forth in Section 1.01.

“Dissenting Shares” has the meaning set forth in Section 2.03.

“Effective Time” has the meaning set forth in Section 1.03.

“End Date” means May 1, 2011.

“Environmental Laws” means any applicable Law, and any Order or binding agreement with any Authority regulating the protection of natural resources, endangered or threatened species, public health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata) due to the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substances. The term “Environmental Laws” includes, without limitation, the following (including their implementing regulations and any applicable state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; and the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.

“Equity Commitment Letters” has the meaning set forth in Section 4.07.

“Equity Interest” of any Person means any (a) capital stock, membership or partnership interest or other ownership interest of or in such Person, (b) securities directly or indirectly convertible into or exchangeable for any for the foregoing; (c) options, warrants or other rights directly or indirectly to purchase or subscribe for any of the foregoing or securities convertible into or exchangeable for any of the foregoing; or (d) Contracts, commitments, agreements, understandings, arrangements, calls or claims of any kind relating to the issuance of any of the foregoing or giving any Person the right to participate in or receive any payment based on the profits or performance of such Person (including any equity appreciation, phantom equity or similar plan or right).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” has the meaning set forth in Section 3.03(c).

“Exchange Agent” has the meaning set forth in Section 2.02(a).

“Existing Confidentiality Agreement” shall mean any confidentiality, standstill or other agreement, understanding or arrangement between the Company or any Company Subsidiary or any Affiliate or any Representative of the Company or any Company Subsidiary (each, a “Company Disclosing Party”), on the one hand, and any Third Party, on the other hand, providing for, among other things, (i) the confidential treatment of non-public information provided by a Company Disclosing Party to such Third Party or any Representative of such Third Party in connection with a potential Acquisition Proposal and/or (ii) prohibiting the Third Party from acquiring the assets or Equity Interests of the Company or any of its Affiliates (or similar actions).

“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, the preparation, printing, filing and mailing of the Proxy Statement, the filing of any required notices under the HSR Act or Foreign Antitrust Laws, or in connection with other regulatory approvals, and all other matters related to the Merger other transactions contemplated hereby.

“First Equity Commitment Letter” has the meaning set forth in Section 4.07.

“Foreign Antitrust Laws” has the meaning set forth in Section 3.03(c).

“GAAP” has the meaning set forth in Section 3.04(b).

“Governmental Antitrust Authority” has the meaning set forth in Section 5.09(b).

“Hazardous Substance” means (a) any material, substance, chemical, waste, compound, mixture, solid, liquid or gas, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or characteristics of similar import or regulatory effect under Environmental Laws, and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, friable asbestos, lead-based paints, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“HSR Act” has the meaning set forth in Section 3.03(c).

“Indemnified Party” has the meaning set forth in Section 5.08(a).

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether owned or held for use under license, whether registered or unregistered, including such rights in and to: (a) patents and applications therefor and all reissues, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like rights (“Patents”); (b) copyrights and all other similar rights throughout the world (“Copyrights”); (c) design rights; (d) trade names, logos, trademarks and service marks, trade dress, certification marks and the goodwill associated with the foregoing (“Trademarks”); (e) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act or under similar foreign statutory and common law), inventions, invention disclosures, discoveries and improvements, whether or not patentable or reduced to practice, business, technical and know-how information, databases, data collections and other confidential and proprietary information and all rights therein (“Trade Secrets”); (f) software, including data files, source code, object code, application programming interfaces, architecture, documentation, files, records, schematics, computerized databases and other software-related specifications and documentation (collectively, “Software”); (g) Internet domain names; (h) in each case of (a) to (g) above, all registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Authority in any jurisdiction; and (i) all copies and tangible embodiments or descriptions of any of the foregoing (in whatever form or medium).

“Investments” has the meaning set forth in Section 3.02(h).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, when used with respect to the Company, the actual or constructive knowledge of any officer or director of the Company or any Company Subsidiary.

“Laws” means any domestic or foreign laws, common law, statutes, treaties, ordinances, rules, regulations, codes, Orders or any rules, regulations, codes, requirements, ordinances, edicts, decrees, Permits or directives enacted, issued, adopted, promulgated, enforced, ordered or applied by any Authority.

“Lease” means all leases, subleases and other agreements under which the Company or any Company Subsidiary leases, uses or occupies, or has the right to use or occupy, any real property.

“Leased Real Estate” means all real property that the Company or any Company Subsidiary leases, subleases or otherwise uses or occupies, or has the right to use or occupy, pursuant to a Lease.

“Legal Action” has the meaning set forth in Section 3.09.

“Liability” means any liability, indebtedness or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Licensed Company IP” means all Company IP that is not Owned Company IP and that the Company or any Company Subsidiary has a right to use or exploit by virtue of any Contract, including the Company IP Agreements.

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, restrictions, rights of first refusal, rights of first offer and security interests of any kind or nature whatsoever (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Merger” has the meaning set forth in Section 1.01.

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Consideration” means the sum of:

(a) the product of (i) the Common Per Share Consideration, multiplied by (ii) the number of Common Shares issued and outstanding immediately prior to the Effective Date (excluding the shares of Common Stock owned by Parent, Merger Sub or the Company or any of their respective Subsidiaries, and, subject to Section 2.03, also excluding Dissenting Shares);

(b) the product of (i) the Preferred Per Share Consideration for each Series 2003A Share, multiplied by (ii) the number of Series 2003A Shares issued and outstanding immediately prior to the Effective Date (excluding the shares of Preferred Stock owned by Parent, Merger Sub or the Company or any of their respective Subsidiaries and, subject to Section 2.03, also excluding Dissenting Shares);

(c) the product of (i) the Preferred Per Share Consideration for each Series 2003B Share, multiplied by (ii) the number of Series 2003B Shares issued and outstanding immediately prior to the Effective Date (excluding the shares of Preferred Stock owned by Parent, Merger Sub or the Company or any of their respective Subsidiaries and, subject to Section 2.03, also excluding Dissenting Shares); and

(d) the product of (i) the Preferred Per Share Consideration for each Series 2004A Share, multiplied by (ii) the number of Series 2004A Shares issued and outstanding immediately prior to the Effective Date (excluding the shares of Preferred Stock owned by Parent, Merger Sub or the Company or any of their respective Subsidiaries and, subject to Section 2.03, also excluding Dissenting Shares).

“Minimum Condition” has the meaning set forth in Section 5.14.

“Order” has the meaning set forth in Section 3.09.

“Owned Company IP” means all Company IP in which the Company or any Company Subsidiary has an ownership interest.

“Owned Real Estate” means any real estate owned by Company or any Company Subsidiary, together with all buildings, structures, fixtures and improvements thereon and all of Company’s and its Subsidiaries’ rights thereto.

“Parent” has the meaning set forth in the Preamble.

“Parent Expenses” has the meaning set forth in Section 7.07.

“Parent Group” shall mean, collectively, Parent and its former, current and future directors, officers, employees, general or limited partners, managers, members, equityholders and Affiliates.

“Parent Material Adverse Effect” means any event, occurrence, fact, condition, circumstance, change or effect that has a materially adverse effect on the ability of the Parent to timely perform its obligations hereunder or consummate the Merger.

“Parent Related Persons” has the meaning set forth in Section 7.06(e).

“Parent Representatives” has the meaning set forth in Section 5.02(a).

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

“Payment Fund” has the meaning set forth in Section 2.02(a).

“Permits” has the meaning set forth in Section 3.08(b).

“Permitted Liens” means (a) any Liens pursuant to the PNC Credit Facility, (b) as of the date of this Agreement and through and including the Effective Time, (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided that appropriate reserves required pursuant to GAAP have been made in respect thereof), (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not due and payable or which are being contested by appropriate proceedings (provided that appropriate reserves required pursuant to GAAP have been made in respect thereof), (iii) zoning, entitlement, building and other land use regulations imposed by Authority having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property, (iv) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (v) any right of way or easement related to public roads and highways, and (vi) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation.

“Person” means any Authority, individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture or other entity and group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“PNC Credit Facility” means that certain Amended and Restated Revolving Credit and Security Agreement, dated as of November 2, 2009, by and among the Company, the Company Subsidiaries named therein, PNC Bank, National Association, as lender and administrative agent, and the other lenders named therein.

“Preferred Per Share Consideration” has the meaning set forth in Section 2.01(c).

“Preferred Share” or “Preferred Shares” has the meaning set forth in Section 2.01(c).

“Proxy Statement” has the meaning set forth in Section 5.05(b).

“Real Estate” means, collectively, the Owned Real Estate and the Leased Real Estate.

“Recent SEC Reports” has the meaning set forth in the introductory language in Article III.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, Affiliates, members, partners, accountants, consultants, advisors, attorneys, agents and other representatives.

“Required Information” has the meaning set forth in Section 5.11.

“Requisite Company Vote” has the meaning set forth in Section 3.03(a).

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.04(c).

“SEC” has the meaning set forth in Section 3.03(c).

“Second Equity Commitment Letter” has the meaning set forth in Section 4.07.

“Securities Act” has the meaning set forth in Section 3.04(a).

“Series 2003A Shares” has the meaning set forth in Section 3.02(a).

“Series 2003B Shares” has the meaning set forth in Section 3.02(a).

“Series 2004A Shares” has the meaning set forth in Section 3.02(a).

“Share(s)” means any Common Share(s) and Preferred Share(s).

“Software” has the meaning set forth in the definition of “Intellectual Property.”

“Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

“Sponsor” means ABRY Partners VI, L.P., a Delaware limited partnership.

“Stock Option” has the meaning set forth in Section 2.07(a).

“Stockholders” has the meaning set forth in Section 5.05(a).

“Stockholders Meeting” has the meaning set forth in Section 5.05(a).

“Subsidiary” of any Person means (a) any corporation of which a majority of the Equity Interests entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned, directly or indirectly, by such Person and (b) any joint venture, general or limited partnership, limited liability company or other legal entity in which such Person is the record or beneficial owner, directly or indirectly, of a majority of the voting interests or the general partner or the managing member.

“Superior Proposal” has the meaning set forth in Section 5.03(k)(ii).

“Surviving Corporation” has the meaning set forth in Section 1.01.

“Tail Period” has the meaning set forth in Section 5.08(b).

“Taxes” means (i) any and all United States federal, state or local or non-United States taxes, assessments, charges, duties, levies or other similar governmental charges, including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, escheat or unclaimed property, alternative or add-on minimum, environmental, premium, customs, social security, unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, levies or other similar governmental charges, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest and (ii) any obligations with respect to such amounts arising as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or under any agreements or arrangements with any other Person and including any liability for Taxes of a predecessor entity or as a transferee, by contract or otherwise.

“Tax Returns” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with or provided to any taxing authority in respect of Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“ Tender Offeror” has the meaning set forth in Section 5.14.

“Third Party” shall mean any Person or group other than the Company, the Company Subsidiaries, the Parent Group or any Person in the Parent Group.

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Transfer Taxes” has the meaning set forth in Section 5.15.

“Transition Benefit Period” has the meaning set forth in Section 5.07(a).

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Voting Debt” has the meaning set forth in Section 3.02(f).

Section 8.02 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Article, Exhibit or Schedule, such reference shall be to a Section or Article of, Exhibit to or Schedule of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” A reference in this Agreement to “$” or “dollars” is to U.S. dollars. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to any Person include references to such Person’s successors and permitted assigns. Words importing the singular include the plural and vice versa. Words importing one gender include the other gender. References to months are to calendar months. A defined term has its defined meaning throughout this Agreement and in each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined. Where this Agreement requires a party hereto to act in a reasonable or not unreasonable manner, the reasonableness of any action or refusal to act by such party will be judged from the standpoint of such party and its Affiliates, taking into account all facts and circumstances that are relevant to them.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.03 Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. None of the covenants or agreements of the parties in this Agreement shall survive the Effective Time, other than the covenants and agreements contained in this Article VIII, and the agreements of Parent, Merger Sub and the Company in Article II and those other covenants and agreements contained herein which by their terms apply, or that are to be performed in whole or in part, after the Effective Date, which shall survive the consummation of the Merger until fully performed.

Section 8.04 Governing Law. This Agreement, and all claims or causes of action (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance hereof, shall be governed by and construed, performed and enforced in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

Section 8.05 Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding against, arising out of, relating or with respect to this Agreement and the transactions contemplated hereby and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder, brought by the other party(ies) hereto or its successors or assigns shall be brought and determined exclusively in the Court of Chancery of the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the any state or federal court in the State of Delaware. Each of the parties hereto agrees that a final judgment (subject to any appeals therefrom) in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.07 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees, to the fullest extent it may legally and effectively do so, that it will not bring any Legal Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, to the fullest extent it may legally and effectively do so, by way of motion, as a defense, counterclaim or otherwise, in any legal action or proceeding against, arising out of, relating or with respect to this Agreement and the transactions contemplated hereby and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 8.05, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z)  this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.06 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (b) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.06.

Section 8.07 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.07):

If to Parent, Merger Sub or the Surviving Corporation, to:	CFS Parent Corp. CFS Merger Sub Corp. c/o ABRY Partners LLC 111 Huntington Avenue Boston, Massachusetts 02199 Attention: Charles J. Brucato III Facsimile: (617) 859-8797

with a copy (which will not constitute notice to Parent, Merger Sub or the Surviving Corporation) to:	Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 Attention: John L. Kuehn and Kester Spindler Facsimile: (212) 446-6460

If to the Company, to:	COMFORCE Corporation 999 Stewart Avenue, Suite 100 Bethpage, New York 11714 Attention: Harry V. Maccarrone, Chief Executive Officer Facsimile: (516) 437-3392

with a copy (which will not constitute notice to the Company) to:	Barnes & Thornburg LLP One North Wacker Drive, Suite 4400 Chicago, Illinois 60602 Attention: David G. Edwards Facsimile: (312) 759-5646

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

Section 8.08 Entire Agreement. This Agreement (including the Exhibits to this Agreement), the Company Disclosure Schedule, the Equity Commitment Letters and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement, the Equity Commitment Letters and the Confidentiality Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement or the Company Disclosure Schedule (other than an exception expressly set forth as such in the Company Disclosure Schedule), the statements in the body of this Agreement will control.

Section 8.09 No Third Party Beneficiaries. Except as provided in Section 5.08 hereof (which shall be to the benefit of the parties referred to in such section), this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The representations and warranties set forth in this Agreement are intended for use only by the parties to this Agreement and their respective successors and permitted assigns and may not be relied upon by any other Person for any reason. The parties hereto further agree that the rights of third party beneficiaries under Section 5.08 shall not arise unless and until the Effective Time occurs.

Section 8.10 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.11 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other parties hereto; provided, however, that prior to the Closing, Parent and Merger Sub may assign this Agreement (in whole but not in part) to Parent or any of its Affiliates and/or to any parties providing any Debt Financing pursuant to the terms thereof (including for purposes of creating a security interest herein or otherwise assign as collateral in respect of such Financing) or any agent therefor. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.12 Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 8.13 Specific Performance; Cap on Monetary Damages. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for such damages. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof. Each of the parties hereto agrees not to raise any objections to the availability of the remedy of specific performance to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof. If any party hereto shall seek damages in respect of this Agreement or the transactions contemplated hereby, then the maximum aggregate liability of (a) Parent, Merger Sub and their Affiliates, on the one hand, and (b) the Company and its Affiliates, on the other hand, shall be limited to an amount equal to $3,800,000.

Section 8.14 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

Section 8.15 Obligations of Parent and the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

Section 8.16 Delivery by Facsimile or Email. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or by email with facsimile or scan attachment, shall be treated in all manner and respects as an original Contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto shall re execute original forms thereof and deliver them to all other parties hereto. No party hereto shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or Contract was transmitted or communicated through the use of facsimile machine or by email with facsimile or scan attachment as a defense to the formation of a Contract, and each such party forever waives any such defense.

Section 8.17 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent permitted by applicable Law and subject to this Article VII, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 8.18 Amendments. Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, whether before or after the End Date or the Requisite Company Vote having been obtained; provided, however, that (a) after the End Date, there shall be no amendment that decreases the Merger Consideration and (b) after the Requisite Company Vote has been obtained, there shall be made no amendment that by Law (including the relevant rules of NYSE Amex) requires further approval by the Stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed by Parent and the Company.

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SIGNATURE PAGE TO

AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMFORCE CORPORATION

By:	/s/ Harry V. Maccarrone
Name:	Harry V. Maccarrone
Title:	Chief Executive Officer

CFS PARENT CORP.

By:	/s/ Brian St. Jean
Name:	Brian St. Jean
Title:	Vice President and Secretary

CFS MERGER SUB CORP.

By:	/s/ Brian St. Jean
Name:	Brian St. Jean
Title:	Vice President and Secretary

Exhibit A

CERTIFICATE OF INCORPORATION

OF

COMFORCE CORPORATION

ARTICLE ONE

The name of the corporation is COMFORCE Corporation (hereinafter called the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, in the County of New Castle, in the state of Delaware. The name of its registered agent at such address is Corporation Trust Company.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “DGCL”).

ARTICLE FOUR

The total number of shares which the Corporation shall have the authority to issue is one thousand (1,000) shares, all of which shall be shares of Common Stock, with a par value of one cent ($0.01) per share.

ARTICLE FIVE

The directors shall have the power to adopt, amend or repeal By-Laws, except as may be otherwise be provided in the By-Laws.

ARTICLE SIX

The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE SEVEN

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders, or class of stockholders, of the Corporation, as the case may be, and also on this Corporation.

ARTICLE EIGHT

The Corporation hereby eliminates, to the fullest extent permitted by law the personal liability of any person who serves as a director of the Corporation to the Corporation and/or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that if in the future the DGCL is amended or modified (including, but not limited to, Section 102(b)(7)) to permit the elimination of the personal liability of a director of the Corporation to a greater extent than contemplated above, then the provisions of this Article Eight shall be deemed to be automatically amended to provide for the elimination of the personal liability of the directors of the Corporation to such greater extent. This Article Eight shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date when this Article Eight becomes effective.

ARTICLE NINE

Section 1. Nature of Indemnity. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a “Proceeding”), by reason of the fact that such person (or a person of whom such person is the legal representative), is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, manager, officer, employee, fiduciary or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to any employee benefit plan (each, an “Indemnified Person”), whether the basis of such Proceeding is alleged action in an official capacity as a director or officer of the corporation or in any other capacity while serving at the request of the corporation as a director, manager, officer, employee, fiduciary or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to any employee benefit plan, shall be indemnified and held harmless by the corporation to the fullest extent which it is empowered to do so by the DGCL against all expense, liability and loss (including attorneys’ fees actually and reasonably incurred by such Indemnified Person in connection with such Proceeding and such indemnification shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Section 2 of this Article Nine, the corporation shall indemnify any Indemnified Person seeking indemnification in connection with a Proceeding initiated by such person only if such Proceeding was authorized by the board of directors. The corporation may, by action of the board of directors, provide indemnification to employees, fiduciaries and agents of the corporation with the same scope and effect as the foregoing indemnification of Indemnified Parties.

Section 2. Procedure for Indemnification of Indemnified Persons. Any indemnification of an Indemnified Person under Section 1 of this Article Nine or advance of expenses under Section 5 of this Article Nine shall be made promptly, and in any event within 30 days, upon the written request of such Indemnified Person. If a determination by the corporation that such Indemnified Person is entitled to indemnification pursuant to this Article Nine is required, and the corporation fails to respond within 60 days to a written request for indemnity, then the corporation shall be deemed to have approved the request. If the corporation denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 30 days, then the right to indemnification or advances as granted by this Article Nine shall be enforceable by such Indemnified Person in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the corporation. Neither the failure of the corporation (including the board of directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the corporation (including the board of directors, independent legal counsel or the corporation’s stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 3. Nonexclusivity of Article Nine. The rights to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Article Nine shall not be exclusive of any other right which any Indemnified Person may have or hereafter acquire under any statute, provision of the certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

Section 4. Insurance. The corporation may purchase and maintain insurance on its own behalf and on behalf of fiduciary or agent of the one or more of the Indemnified Persons against any liability asserted against him or her and incurred by him or her in the capacity as a director or officer of the corporation or, at the request of the corporation, as a director or officer of the corporation or, at the request of the corporation, as a director, manager, officer, employee, fiduciary or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, whether or not the corporation would have the power to indemnify such person against such liability under this Article Nine.

Section 5. Expenses. Expenses incurred by any Indemnified Person in defending a Proceeding or enforcing such Indemnified Person’s rights to indemnification or advancement of expenses under this Article Nine shall be paid by the corporation in advance of such Proceeding’s final disposition upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the corporation. Such expenses incurred by employees, fiduciaries and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

Section 6. Employees, Fiduciaries and Agents. Persons who are not Indemnified Persons and who are or were employees or agents of the corporation may be indemnified to the extent authorized at any time or from time to time by the board of directors.

Section 7. Contract Rights. The provisions of this Article Nine shall be deemed to be a contract right between the corporation and each Indemnified Person who serves in the capacity as a director or officer of the corporation or, at the request of the corporation, as a director, manager, officer, employee, fiduciary or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise at any time while this Article Nine and the relevant provisions of the General Corporate Law of the State of Delaware or other applicable law are in effect, and any repeal or modification of this Article Nine or any such law shall not affect any rights or obligations then existing with respect to any state of facts or proceeding then existing.

Section 8. Merger or Consolidation. For purposes of this Article Nine, references to the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, managers, officers, employees, fiduciaries or agents, so that any person who is or was a director, manager, officer, employee, fiduciary or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporations, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article Nine with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

ARTICLE TEN

The Corporation reserves the right to amend or repeal any provisions contained in this Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders and directors are granted subject to such reservation.

Exhibit B

AMENDED AND RESTATED BY-LAWS

OF

COMFORCE CORPORATION

A Delaware Corporation

ARTICLE I

OFFICES

Section 1. Registered Office. The registered office of the corporation in the State of Delaware is located at 2711 Centerville Road, Suite 400, Wilmington Delaware 19808, in the County of New Castle. The name of the corporation’s registered agent at such address is Corporation Service Company. The registered office and/or registered agent of the corporation may be changed from time to time by action of the board of directors.

Section 2. Other Offices. The corporation may also have offices at such other places, both within and without the State of Delaware, as the board of directors may from time to time determine or the business of the corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1. Place and Time of Meetings. An annual meeting of the stockholders may be held each year for the purpose of electing directors and conducting such other proper business as may come before the meeting. The date, time and place, if any, and/or the means of remote communication, of the annual meeting may be determined by resolution of the board of directors or as set by the president of the corporation. No annual meeting of stockholders need be held if not required by the corporation’s certificate of incorporation or by the General Corporation Law of the State of Delaware.

Section 2. Special Meetings. Special meetings of stockholders may be called for any purpose (including, without limitation, the filling of board vacancies and newly created directorships), and may be held at such time and place, within or without the State of Delaware, and/or by means of remote communication, as shall be stated in a notice of meeting or in a duly executed waiver of notice thereof. Such meetings may be called at any time by two or more members of the board of directors, the president or the holders of shares entitled to cast not less than a majority of the votes at the meeting or the holders of fifty percent (50%) of the outstanding shares of any series or class of the corporation’s capital stock.

Section 3. Place of Meetings. The board of directors may designate any place, either within or without the State of Delaware, and/or by means of remote communication, as the place of meeting for any annual meeting or for any special meeting called by the board of directors. If no designation is made, or if a special meeting is otherwise called, the place of meeting shall be the principal executive office of the corporation.

Section 4. Notice. Whenever stockholders are required or permitted to take any action at a meeting, written or printed notice stating the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of special meetings, the purpose(s), of such meeting, shall be given to each stockholder entitled to vote at such meeting not less than 10 nor more than 60 days before the date of the meeting. All such notices shall be delivered, either personally, by mail, or by a form of electronic transmission consented to by the stockholder to whom the notice is given, by or at the direction of the board of directors, the president or the secretary, and if mailed, such notice shall be deemed to be delivered when deposited in the United States mail, postage prepaid, addressed to the stockholder at his, her or its address as the same appears on the records of the corporation. If given by electronic transmission, such notice shall be deemed to be delivered (a) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (b) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (c) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (1) such posting and (2) the giving of such separate notice; and (3) if by any other form of electronic transmission, when directed to the stockholder. Any such consent shall be revocable by the stockholder by written notice to the corporation. Any such consent shall be deemed revoked if (1) the corporation is unable to deliver by electronic transmission two consecutive notices given by the corporation in accordance with such consent and (2) such inability becomes known to the secretary or an assistant secretary of the corporation or to the transfer agent. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

Section 5. Stockholders List. The officer who has charge of the stock ledger of the corporation shall make, at least 10 days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at such meeting arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, and/or (ii) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 6. Quorum. Except as otherwise provided by applicable law or by the corporation’s certificate of incorporation, a majority of the outstanding shares of the corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders. If less than a majority of the outstanding shares are represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time in accordance with Section 7 of this Article, until a quorum shall be present or represented.

Section 7. Adjourned Meetings. When a meeting is adjourned to another time and place, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting, at which the adjournment is taken. At the adjourned meeting the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 8. Vote Required. When a quorum is present, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, unless the question is one upon which by express provisions of an applicable law or of the corporation’s certificate of incorporation a different vote is required, in which case such express provision shall govern and control the decision of such question. Where a separate vote by class is required, the affirmative vote of the majority of shares of such class present in person or represented by proxy at the meeting shall be the act of such class, unless the question is one upon which by express provisions of an applicable law or of the corporation’s certificate of incorporation a different vote is required, in which case such express provision shall govern and control the decision of such question.

Section 9. Voting Rights. Except as otherwise provided by the General Corporation Law of the State of Delaware or by the certificate of incorporation of the corporation or any amendments thereto, every stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of common stock held by such stockholder.

Section 10. Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person(s) to act for him, her or it by proxy. Every proxy must be signed by the stockholder granting the proxy or by his, her or its attorney-in-fact. No proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally.

Section 11. Action by Written Consent. Unless otherwise provided in the corporation’s certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent(s) in writing, setting forth the action so taken and bearing the dates of signature of the stockholders who signed the consent(s), shall be signed by the holders of outstanding shares of stock having not less than a majority of the shares entitled to vote, or, if greater, not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in the state of Delaware, or the corporation’s principal place of business, or an officer or agent of the corporation having custody of the book(s) in which proceedings of meetings of the stockholders are recorded. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested, provided, however, that no consent(s) delivered by certified or registered mail shall be deemed delivered until such consent(s) are actually received at the registered office. All consents properly delivered in accordance with this section shall be deemed to be recorded when so delivered. No written consent shall be effective to take the corporate action referred to therein unless, within sixty days of the earliest dated consent delivered to the corporation as required by this section, written consents signed by the holders of a sufficient number of shares to take such corporate action are so recorded. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. Any action taken pursuant to such written consent(s) of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof. Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used; provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

Section 12. Action by Electronic Transmission Consent. An electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, or by a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written, signed and dated for the purposes of this section; provided that any such telegram, cablegram or other electronic transmission sets forth or is delivered with information from which the corporation can determine (A) that the telegram, cablegram or other electronic transmission was transmitted by the stockholder or proxyholder or by a person or persons authorized to act for the stockholder or proxyholder and (B) the date on which such stockholder or proxyholder or authorized person or persons transmitted such telegram, cablegram or electronic transmission. The date on which such telegram, cablegram or electronic transmission is transmitted shall be deemed to be the date on which such consent was signed. No consent given by telegram, cablegram or other electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper form shall be delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded if, to the extent and in the manner provided by resolution of the board of directors of the corporation.

ARTICLE III

DIRECTORS

Section 1. General Powers. The business and affairs of the corporation shall be managed by or under the direction of the board of directors.

Section 2. Number, Election and Term of Office. The number of directors which shall constitute the first board shall be one or more, which number may be increased or decreased from time to time by resolution of the board. The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors. The directors shall be elected in this manner at the annual meeting of the stockholders, except as provided in Section 4 of this Article III. Each director elected shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Section 3. Removal and Resignation. Any director or the entire board of directors may be removed at any time, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Whenever the holders of any class or series are entitled to elect one or more directors by the provisions of the corporation’s certificate of incorporation, the provisions of this section shall apply, in respect to the removal without cause or a director or directors so elected, to the vote of the holders of the outstanding shares of that class or series and not to the vote of the outstanding shares as a whole. Any director may resign at any time upon notice given in writing or by electronic transmission to the corporation.

Section 4. Vacancies. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. Each director so chosen shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as herein provided.

Section 5. Annual Meetings. The annual meeting of each newly elected board of directors shall be held without other notice than this bylaw immediately after, and at the same place as, the annual meeting of stockholders.

Section 6. Other Meetings and Notice. Regular meetings, other than the annual meeting, of the board of directors may be held without notice at such time and at such place as shall from time to time be determined by resolution of the board of directors and promptly communicated to all directors then in office. Special meetings of the board of directors may be called by or at the request of the president or vice president on at least 24 hours notice to each director, either personally, by telephone, by mail, by telegraph and/or by electronic transmission. In like manner and on like notice, the president must call a special meeting on the written request of at least a majority of the directors.

Section 7. Quorum, Required Vote and Adjournment. A majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of directors present at a meeting at which a quorum is present shall be the act of the board of directors. If a quorum shall not be present at any meeting of the board of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 8. Committees. The board of directors may, by resolution passed by a majority of the whole board, designate one or more committees, each committee to consist of one or more of the directors of the corporation, which to the extent provided in such resolution or these by-laws shall have and may exercise the powers of the board of directors in the management and affairs of the corporation except as otherwise limited by law. The board of directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Such committee(s) shall have such name(s) as may be determined from time to time by resolution adopted by the board of directors. Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.

Section 9. Committee Rules. Each committee of the board of directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the board of directors designating such committee. Unless otherwise provided in such a resolution, the presence of at least a majority of the members of the committee shall be necessary to constitute a quorum. In the event that a member and that member’s alternate, if alternates are designated by the board of directors as provided in Section 8 of this Article III, of such committee is or are absent or disqualified, the member(s) thereof present at any meeting and not disqualified from voting, whether or not such member(s) constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in place of any such absent or disqualified member.

Section 10. Communications Equipment. Members of the board of directors or any committee thereof may participate in and act at any meeting of such board or committee through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in the meeting pursuant to this section shall constitute presence in person at the meeting.

Section 11. Waiver of Notice and Presumption of Assent. Any member of the board of directors or any committee thereof who is present at a meeting shall be conclusively presumed to have waived notice of such meeting except when such member attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Such member shall be conclusively presumed to have assented to any action taken unless his or her dissent shall be entered in the minutes of the meeting or unless his or her written dissent to such action shall be filed with the person acting as the secretary of the meeting before the adjournment thereof or shall be forwarded by registered mail to the secretary of the corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to any member who voted in favor of such action.

Section 12. Action by Written Consent. Unless otherwise restricted by the corporation’s certificate of incorporation, any action required or permitted to be taken at any meeting of the board of directors, or of any committee thereof, may be taken without a meeting if all members of the board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing(s) or electronic transmission or transmissions are filed with the minutes of proceedings of the board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

ARTICLE IV

OFFICERS

Section 1. Number. The officers of the corporation shall be elected by the board of directors and shall consist of a chairman, if any is elected, a president, one or more vice presidents, a secretary, a treasurer, and such other officers and assistant officers as may be deemed necessary or desirable by the board of directors. Any number of offices may be held by the same person. In its discretion, the board of directors may choose not to fill any office for any period as it may deem advisable.

Section 2. Election and Term of Office. The officers of the corporation shall be elected annually by the board of directors at its first meeting held after each annual meeting of stockholders or as soon thereafter as conveniently may be. The president shall appoint other officers to serve for such terms as he or she deems desirable. Vacancies may be filled or new offices created and filled at any meeting of the board of directors. Each officer shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Section 3. Removal. Any officer or agent elected by the board of directors may be removed by the board of directors whenever in its judgment the best interests of the corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

Section 4. Vacancies. Any vacancy occurring in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the board of directors for the unexpired portion of the term by the board of directors then in office.

Section 5. Compensation. Compensation of all officers shall be fixed by the board of directors, and no officer shall be prevented from receiving such compensation by virtue of his or her also being a director of the corporation.

Section 6. The Chairman of the Board. The Chairman of the Board, if one shall have been elected, shall be a member of the board and an officer of the corporation. He shall perform the duties as may from time to time be assigned to him by the board of directors.

Section 7. The President. The president shall be the chief executive officer of the corporation. The president (i) shall preside at all meetings of the stockholders and board of directors at which he or she is present; (ii) subject to the powers of the board of directors, shall have general charge of the business, affairs and property of the corporation, and control over its officers, agents and employees; and (iii) shall see that all orders and resolutions of the board of directors are carried into effect. The president shall have such other powers and perform such other duties as may be prescribed by the board of directors or as may be provided in these by-laws.

Section 8. Vice-presidents. The vice-president, if any, or if there shall be more than one, the vice-presidents in the order determined by the board of directors shall, in the absence or disability of the president, act with all of the powers and be subject to all the restrictions of the president. The vice-presidents shall also perform such other duties and have such other powers as the board of directors, the president or these by-laws may, from time to time, prescribe.

Section 9. The Secretary and Assistant Secretaries. The secretary shall attend all meetings of the board of directors, all meetings of the committees thereof and all meetings of the stockholders and record all the proceedings of the meetings in a book(s) to be kept for that purpose. Under the president’s supervision, the secretary (i) shall give, or cause to be given, all notices required to be given by these by-laws or by law; (ii) shall have such powers and perform such duties as the board of directors, the president or these by-laws may, from time to time, prescribe; and (iii) shall have custody of the corporate seal of the corporation. The secretary, or an assistant secretary, shall have authority to affix the corporate seal to any instrument requiring it and when so affixed, it may be attested by his or her signature or by the signature of such assistant secretary. The board of directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his or her signature. The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the board of directors, shall, in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the board of directors, the president, or secretary may, from time to time, prescribe.

Section 10. The Treasurer and Assistant Treasurers. The treasurer (i) shall have the custody of the corporate funds and securities; (ii) shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation; (iii) shall deposit all monies and other valuable effects in the name and to the credit of the corporation as may be ordered by the board of directors; (iv) shall cause the funds of the corporation to be disbursed when such disbursements have been duly authorized, taking proper vouchers for such disbursements; (v) shall render to the president and the board of directors, at its regular meeting or when the board of directors so requires, an account of the corporation; and (vi) shall have such powers and perform such duties as the board of directors, the president or these by-laws may, from time to time, prescribe. If required by the board of directors, the treasurer shall give the corporation a bond (which shall be rendered every six years) in such sums and with such surety or sureties as shall be satisfactory to the board of directors for the faithful performance of the duties of the office of treasurer and for the restoration to the corporation, in case of death, resignation, retirement, or removal from office, of all books, papers, vouchers, money, and other property of whatever kind in the possession or under the control of the treasurer belonging to the corporation. The assistant treasurer, or if there shall be more than one, the assistant treasurers in the order determined by the board of directors, shall in the absence or disability of the treasurer, perform the duties and exercise the powers of the treasurer. The assistant treasurers shall perform such other duties and have such other powers as the board of directors, the president or treasurer may, from time to time, prescribe.

Section 11. Other Officers, Assistant Officers and Agents. Officers, assistant officers and agents, if any, other than those whose duties are provided for in these by-laws, shall have such authority and perform such duties as may from time to time be prescribed by resolution of the board of directors.

Section 12. Absence or Disability of Officers. In the case of the absence or disability of any officer of the corporation and of any person hereby authorized to act in such officer’s place during such officer’s absence or disability, the board of directors may by resolution delegate the powers and duties of such officer to any other officer or to any director, or to any other person whom it may select.

ARTICLE V

CERTIFICATES OF STOCK

Section 1. Form. Every holder of stock in the corporation shall be entitled to have a certificate, signed by, or in the name of the corporation by (i) the chairman or vice chairman of the board, or the president or a vice-president and (ii) by the treasurer or an assistant treasurer, or the secretary or an assistant secretary of the corporation, certifying the number of shares owned by such holder in the corporation; provided that the board of directors may provide by resolution or resolutions that some or all of the outstanding shares shall be uncertificated shares. If shares are certificated and such a certificate is countersigned (1) by a transfer agent or an assistant transfer agent other than the corporation or its employee or (2) by a registrar, other than the corporation or its employee, the signature of any such chairman of the board, president, vice-president, secretary, or assistant secretary may be facsimiles. In case any officer(s) who have signed, or whose facsimile signature(s) have been used on, any such certificate(s) shall cease to be such officer(s) of the corporation whether because of death, resignation or otherwise before such certificate(s) have been delivered by the corporation, such certificate(s) may nevertheless be issued and delivered as though the person or persons who signed such certificate(s) or whose facsimile signature(s) have been used thereon had not ceased to be such officer(s) of the corporation. All certificates for shares shall be consecutively numbered or otherwise identified. The name of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the books of the corporation. Shares of stock of the corporation shall only be transferred on the books of the corporation by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the corporation of the certificate(s) for such shares endorsed by the appropriate person(s), with such evidence of the authenticity of such endorsement, transfer, authorization, and other matters as the corporation may reasonably require, and accompanied by all necessary stock transfer stamps. In that event, if the shares so transferred are represented by certificates, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate(s), and record the transaction on its books. The board of directors may appoint a bank or trust company organized under the laws of the United States or any state thereof to act as its transfer agent or registrar, or both in connection with the transfer of any class or series of securities of the corporation.

Section 2. Lost Certificates. The board of directors may direct a new certificate(s) to be issued in place of any certificate(s) previously issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. When authorizing such issue of a new certificate(s), the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate(s), or his or her legal representative, to give the corporation a bond sufficient to indemnify the corporation against any claim that may be made against the corporation on account of the loss, theft or destruction of any such certificate or the issuance of such new certificate.

Section 3. Fixing a Record Date for Stockholder Meetings. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date shall not be more than sixty nor less than ten days before the date of such meeting. If no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the day immediately preceding the day on which notice is given, or if notice is waived, at the close of business on the day immediately preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.

Section 4. Fixing a Record Date for Action by Written Consent. In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the board of directors. If no record date has been fixed by the board of directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the board of directors is required by statute, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the board of directors and prior action by the board of directors is required by statute, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the board of directors adopts the resolution taking such prior action.

Section 5. Fixing a Record Date for Other Purposes. In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights of the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purposes of any other lawful action, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

Section 6. Registered Stockholders. Prior to the surrender to the corporation of the certificate(s) for a share(s) of stock represented by certificates with a request to record the transfer of such share(s), or in the case of uncertificated shares prior to receipt of a request to record the transfer of such share(s), the corporation may treat the registered owner as the person entitled to receive dividends, to vote, to receive notifications, and otherwise to exercise all the rights and powers of an owner. The corporation shall not be bound to recognize any equitable or other claim to or interest in such share(s) on the part of any other person, whether or not it shall have express or other notice thereof.

Section 7. Subscriptions for Stock. Unless otherwise provided for in the subscription agreement, subscriptions for shares shall be paid in full at such time, or in such installments and at such times, as shall be determined by the board of directors. Any call made by the board of directors for payment on subscriptions shall be uniform as to all shares of the same class or as to all shares of the same series. In case of default in the payment of any installment or call when such payment is due, the corporation may proceed to collect the amount due in the same manner as any debt due the corporation.

ARTICLE VI

GENERAL PROVISIONS

Section 1. Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the certificate of incorporation, if any, may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the certificate of incorporation.

Section 2. Checks, Drafts or Orders. All checks, drafts, or other orders for the payment of money by or to the corporation and all notes and other evidences of indebtedness issued in the name of the corporation shall be signed by such officer(s), agent(s) of the corporation, and in such manner, as shall be determined by resolution of the board of directors or a duly authorized committee thereof.

Section 3. Contracts. The board of directors may authorize any officer(s), or any agent(s), of the corporation to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.

Section 4. Loans. The corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiary, including any officer or employee who is a director of the corporation or its subsidiary, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the corporation. The loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the board of directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in this section contained shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

Section 5. Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the board of directors.

Section 6. Voting Securities Owned By Corporation. Voting securities in any other corporation held by the corporation shall be voted by the president, unless the board of directors specifically confers authority to vote with respect thereto, which authority may be general or confined to specific instances, upon some other person or officer. Any person authorized to vote securities shall have the power to appoint proxies, with general power of substitution.

Section 7. Inspection of Books and Records. Stockholders may inspect book and records to the extent permitted by the General Corporation Law of the State of Delaware.

Section 8. Section Headings. Section headings in these by-laws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

Section 9. Inconsistent Provisions. In the event that any provision of these by-laws is or becomes inconsistent with any provision of the corporation’s certificate of incorporation, the General Corporation Law of the State of Delaware or any other applicable law, such provision of these by-laws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

ARTICLE VII

AMENDMENTS

These by-laws may be amended, altered, or repealed and new by-laws adopted at any meeting of the board of directors by a majority vote. The fact that the power to adopt, amend, alter, or repeal the by-laws has been conferred upon the board of directors shall not divest the stockholders of the same powers.

Exhibit C

November 2, 2010

COMFORCE Corporation Agrees to be Acquired by Affiliate of ABRY Partners, LLC

Bethpage, New York and Boston, Massachusetts, November 2, 2010—COMFORCE Corporation (NYSE Amex: CFS) (“COMFORCE”) and ABRY Partners, LLC (“ABRY Partners”) today announced a definitive merger agreement for an affiliate of ABRY Partners to acquire all of the outstanding shares of COMFORCE for $2.50 per share of common stock, which represents a premium of approximately 77.4% over COMFORCE’s 30-day average closing stock price, and a premium of approximately 54.3% over the closing price of COMFORCE’s common stock on November 1, 2010, the last trading day prior to today’s announcement. The aggregate purchase price for the equity of COMFORCE is approximately $84.8 million (which consists of approximately 33.9 million shares, inclusive of all shares of common stock outstanding and preferred shares convertible into common stock).

The Board of Directors of COMFORCE approved the merger agreement with ABRY Partners and resolved to recommend that COMFORCE’s stockholders vote to adopt the merger agreement. Certain directors, executive officers and stockholders of COMFORCE beneficially owning approximately 31.0% of COMFORCE’s common shares outstanding have entered into agreements to vote in favor of the merger agreement and otherwise to support the transaction.

Harry V. Maccarrone, Chief Executive Officer of COMFORCE, stated, “We are pleased to announce an agreement of COMFORCE to be acquired by ABRY Partners. We believe that the acquisition price of $2.50 per share, which represents a premium of approximately 77.4% over our 30-day average closing stock price, represents a strong return for our stockholders and is a great confirmation of all of the efforts of our management team and all of our employees.”

COMFORCE’s merger with ABRY, which is expected to close in the fourth quarter of 2010, is subject to the adoption of the merger agreement by the holders of at least a majority of COMFORCE’s outstanding common stock and other customary closing conditions.

Ewing Bemiss & Co. is serving as financial advisor to COMFORCE. Barnes & Thornburg LLP is serving as legal counsel to COMFORCE. Kirkland & Ellis LLP is serving as legal counsel to ABRY Partners.

About COMFORCE

COMFORCE Corporation is a leading provider of outsourced staffing management services that enables Fortune 1000 companies and other large employers to consolidate, automate and manage staffing, compliance and oversight processes for their contingent workforces. COMFORCE also provides specialty staffing, consulting and other outsourcing services to Fortune 1000 companies and other large employers for their healthcare support, technical and engineering, information technology, telecommunications and other staffing needs. COMFORCE operates in three segments—Human Capital Management Services, Staff Augmentation and Financial Outsourcing Services. The Human Capital Management Services segment provides consulting services for managing the contingent workforce through its PRO Unlimited® subsidiary. The Staff Augmentation segment provides Healthcare Support Services, including RightSourcing® Vendor Management Services, Technical, Information Technology and Other Staffing Services. The Financial Outsourcing Services segment provides funding and back office support services to independent consulting and staffing companies.

About ABRY Partners

Based in Boston, Massachusetts, ABRY Partners is one of the most experienced and successful private investment firms in North America focused solely on media, communications, business and information services investments. Since 1989, ABRY Partners has completed over $21 billion of leveraged transactions and other private equity and mezzanine investments, representing investments in approximately 450 properties.

Important Notice

This press release is not, and is not intended to be, a solicitation of proxies or an offer of securities. In connection with the proposed transaction, COMFORCE will file a proxy statement and other materials with the United States Securities and Exchange Commission (the “SEC”). Investors and security holders are advised to read the proxy statement and these other materials when they become available because they will contain important information about COMFORCE and the proposed transaction. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by COMFORCE with the SEC at the SEC’s web site at www.sec.gov. Copies of the proxy statement (when available) and other filings made by COMFORCE with the SEC can also be obtained, free of charge, by directing a request to COMFORCE Corporation, 999 Stewart Ave., Bethpage, NY 11714, Attention: Investor Relations. The proxy statement (when available) and such other documents are also available for free on the COMFORCE website at www.comforce.com under “Investors/ SEC Filings.”

COMFORCE and its directors and officers and other persons may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed acquisition transaction. Information concerning the interests of directors and executive officers in the solicitation is set forth in the COMFORCE proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and in the proxy statement relating to the proposed transaction when it becomes available.

Forward-Looking Statements

This press release contains forward-looking statements, including those relating to the anticipated acquisition of COMFORCE by an affiliate of ABRY Partners. These forward-looking statements may be identified by words such as “anticipate,” “expect,” “suggest,” “plan,” “believe,” “intend,” “estimate,” “target,” “project,” “could,” “should,” “may,” “will,” “would,” “continue,” “forecast,” and other similar expressions. Each of these forward-looking statements involves risks and uncertainties. Actual results or developments may differ materially from those, express or implied, in these forward-looking statements. Various factors may cause differences between current expectations and actual results or developments, including risks and uncertainties associated with the anticipated acquisition. These risks and uncertainties associated include, among others, the failure of COMFORCE’s stockholders to adopt the merger agreement, the risk that competing offers will be made, and the possibility that various closing conditions to the merger may not be satisfied or waived, and the risk that stockholder litigation in connection with the merger may result in significant costs of defense, indemnification and liability. Other factors that may cause COMFORCE’s actual results or developments to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in COMFORCE’s filings with the SEC, including the “Risk Factors” sections of COMFORCE’s periodic reports on Form 10-K and Form 10-Q filed with the SEC. Copies of COMFORCE’s filings with the SEC may be obtained at the “Investor” section of COMFORCE’s website at www.comforce.com or at www.sec.gov. All forward-looking statements in this announcement are qualified in their entirety by this cautionary statement. Unless required by law, COMFORCE does not undertake to update its forward-looking statements

For more information, please contact:

COMFORCE:

Bob Ende

Senior Vice President—Finance and

Chief Financial Officer

COMFORCE Corporation

(516) 437-3300

bende@comforce.com

Exhibit D

[Date]

PERSONAL AND CONFIDENTIAL

[Name]

[Address]

[City] Attention: [Name]

Re:     Confidentiality Agreement

Dear [Name]:

[Name] (“you” or “your”) has requested information regarding COMFORCE Corporation (together with its subsidiaries, the “Company”), for the purposes of evaluating a possible transaction involving the Company (“Transaction”). To induce the Company to furnish information to you, you hereby agree as follows:

1.    (a) All Information (as defined below) will be kept confidential by you, except that you may disclose or make available Information (as defined below) to your Representatives (as defined below) who need to know such Information for the exclusive purpose of assisting you in evaluating and effectuating the Transaction, all of whom shall be specifically informed by you of the confidential nature of such Information and that by receiving the Information they are agreeing to be bound by the terms of this letter agreement relating to the confidential treatment of such Information. You will not use, or permit any of your Representatives to use, any of the Information for any purpose other than the evaluation of the Transaction.

(b) As used herein, (i) “Information” means all information (written, electronic or oral) regarding the Company or any of its subsidiaries or their respective assets or businesses, that is furnished to you, directly or indirectly, by the Company or its Representatives, and all notes, analyses, compilations, studies, interpretations or other documents prepared by you or any of your Representatives which contain, reflect or are based upon the Information furnished to you or any of your Representatives pursuant hereto; and (ii) “Representatives” means directors, officers, employees, attorneys, accountants, consultants, financial advisors and any other advisors retained by the Company or you, as the case may be; provided that your Representatives shall also include your affiliates, your and their prospective sources of financing for the Transaction and the Representatives of your affiliates and such prospective financing sources.

2. All (a) communications regarding the Transaction, (b) requests for additional information, (c) requests for facility visits and management meetings, and (d) discussions or questions regarding procedures, must be submitted or directed to the Company.

3. Except with the prior written approval of the Company, you will not publicly disclose that you are engaged in discussions with the Company or its Representatives regarding a possible transaction or that the Information has been made available to you.

4. In the event that you or any of your Representatives are requested or required in any proceeding or required by any law, regulation or judicial or other governmental order to disclose any Information received or prepared by you or on your behalf or any matter subject to Paragraph 3, you will give (unless prohibited by law, regulation or judicial or other governmental order) the Company notice as soon as possible of such request so that the Company may seek an appropriate protective order. If, in the absence of a protective order, you or your Representatives are advised by legal counsel that you or they are legally compelled to disclose any such Information or matter, you or your Representative may disclose such Information or matter, provided you take, at the Company’s expense, such actions as the Company may reasonably request to preserve the confidentiality of the Information, including, without limitation, by cooperating in a commercially reasonable manner with the Company to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Information in such proceeding. Disclosure in accordance with the preceding sentence will not constitute a breach of this letter agreement.

5. The restrictions set forth in Paragraph 1 shall not apply to any Information which you demonstrate is on the date hereof or hereafter becomes (a) generally available to the public other than as a result of a disclosure by you or your Representatives in breach of this letter agreement or (b) available to you or any of your Representatives from a third party who, to your knowledge, has the right to transfer or disclose such Information or (c) was known to you or any of your Representatives prior to the receipt of the Information or (d) is independently developed by you or your any of Representatives.

6. The Company makes no representation or warranty as to the accuracy or completeness of the Information provided to you. Neither the Company nor any of its Representatives shall have any liability resulting from the use of the Information by you or any of your Representatives.

7. Upon the request of the Company, you and your Representatives will promptly destroy all copies of written or electronic documents containing Information, including all written or electronic memoranda, notes and other writings prepared by you or by any person referred to in Paragraph 1 based on such Information, and will certify to the Company that all such Information has been destroyed; provided that you and your Representatives may retain any of the foregoing to the extent you or they are advised by legal counsel that such retention is required by law, regulation or judicial or other governmental order.

8. You agree that during the Restricted Period (as defined below) you will not, directly or indirectly, solicit for employment any management-level employee of the Company; provided, however, that the foregoing provision shall not apply to such persons who initiate contact regarding potential employment or who are no longer employed by the Company at the time of solicitation nor shall it prohibit (a) solicitation through general solicitations of employment in a newspaper or similar media, including the internet, (b) solicitation through a professional search or recruiting firm that has not been directed to solicit the employee in question or employees of the Company generally, (c) solicitation by a portfolio company of an investment fund managed by you or any of your affiliates, so long as you have not provided Information to any employee of such portfolio company and such solicitation is not undertaken at the request or suggestion of your personnel, or (d) the employment of or employment discussions with, any person that arises out of any solicitation described in clause (a), (b) or (c) above.

9. You acknowledge that a breach of this letter agreement would result in immediate and irreparable harm to the Company for which there shall be no adequate remedy at law, and that the Company shall be entitled to specific performance and injunctive or other equitable relief to prevent all unauthorized use and disclosure of the Information, in addition to any other right or remedy to which the Company may be entitled at law or in equity. You will be responsible for any breach of this letter agreement by your Representatives. You and your Representatives will not oppose the granting of such injunctive or other equitable relief on the grounds that money damages would be an adequate remedy and will waive any requirement for the posting of any bond or other security in connection therewith.

10. This agreement (a) contains the entire understanding of the parties hereto with respect to the matters covered hereby, (b) may be amended only by an agreement in writing executed by the Company and you, and (c) shall be governed by and construed in accordance with the internal laws (as opposed to conflict of law provisions) of New York.

11. The terms and obligations of this letter agreement shall expire at the end of the period (the “Restricted Period”) commencing on the date hereof and ending at the earlier of (a) the second anniversary of this letter agreement or (b) the date a Transaction involving you and the Company is consummated.

12. This letter agreement may be executed in two or more counterparts (including via electronic transmission), each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

13. You understand that the Company is subject to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that certain of the Information may constitute material inside information of the Company thereunder. You acknowledge that it may be a violation of the federal securities laws for persons in possession of material inside information to trade in securities of the Company or to provide such information to others who may use it for trading purposes.

14. You hereby acknowledge that the Information is being furnished to you in consideration of your agreement that, during the Restricted Period, neither you nor any of your officers, directors or affiliates (as such term is defined in Rule 12b-2 under the Exchange Act) will (and neither you nor they will assist, provide or arrange financing to or for others or encourage others to), directly or indirectly, acting alone or in concert with others, unless specifically requested in writing in advance by the Company’s board of directors or chief executive officer: (a) acquire or agree, offer, seek or propose to acquire (or request permission to do so), ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act), whether by merger, statutory share exchange, tender offer, purchase, joint venture or otherwise, of any of the material assets (other than acquisitions of inventory in the ordinary course of business) or businesses of the Company or any voting securities issued by the Company, or any rights or options (including, without limitation, convertible securities) to acquire such ownership (including from a third party), or make any public announcement (or request permission to make any such announcement) with respect to any of the foregoing; (b) otherwise offer, seek, propose (or request permission to do so) to merge or consolidate with, effect a statutory share exchange, or enter into any business combination or joint venture with the Company, or make any public announcement (or request permission to make any public announcement) with respect to any of the foregoing; (c) seek or propose to influence or control the management or the policies of the Company or to obtain representation on the Company’s board of directors, or solicit, or participate in the solicitation of, any proxies or consents with respect to any of the Company’s securities in connection with the election of directors or any other matter, or make any public announcement with respect to any of the foregoing or request permission to do any of the foregoing; (d) take any action which might require the Company to make a public announcement regarding the types of matters set forth in this sentence; (e) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing, or otherwise form, join or in any way participate in a group (as such term is defined in Section 13(d)(3) of the Exchange Act) in connection with any of the foregoing, in each case, except discussions, negotiations, arrangements or understandings with Representatives contemplated by this Agreement; or (f) seek to have the Company amend or waive any provision of this Paragraph 14. You represent that neither you nor any of your subsidiaries owns (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) any voting securities issued by Company as of the date hereof.

If the foregoing correctly sets forth our agreement as to the matters set forth herein, please confirm our agreement by executing and returning a copy of this letter agreement to the undersigned.

Very truly yours,

COMFORCE Corporation

By:
Name:
Title:

Agreed and accepted

as of date first listed above:

[Name]

By:
Name:
Title:

Exhibit E

November 1, 2010

CFS Parent Corp.

c/o ABRY Partners, LLC

111 Huntington Avenue, 30th Floor

Boston, Massachusetts 02199

Re:    Equity Financing Commitment

Ladies and Gentlemen:

This letter agreement (this “Equity Commitment Letter”) sets forth the commitment of ABRY Partners VI, L.P., a Delaware limited partnership (the “Sponsor”), subject to the terms and conditions contained herein, to purchase, or cause the purchase of, certain equity and/or debt securities of CFS Parent Corp., a Delaware corporation (“Parent”). It is contemplated that, pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Parent, CFS Merger Sub Corp., a Delaware corporation (“Merger Sub”), and COMFORCE Corporation, a Delaware corporation (the “Company”), Merger Sub has agreed to, on the terms and subject to the conditions set forth in the Merger Agreement, merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Merger Agreement.

1. Commitment. This Equity Commitment Letter confirms the commitment of the Sponsor, subject to the terms and conditions set forth herein, that, at the Closing, it shall purchase (or cause an assignee permitted by the terms of Section 4(a) to purchase) equity and/or debt securities of Parent and/or a wholly-owned Subsidiary of Parent for an aggregate amount in cash of US$85,000,000 (the “Commitment”), solely for the purpose of allowing Parent to contribute the Commitment to Merger Sub, all of which will be contributed to Merger Sub at the Closing to fund the Merger Consideration and to pay related fees and expenses; provided that under no circumstance shall the Sponsor be obligated to fund, in the aggregate, an amount in excess of the Commitment. The Sponsor may effect the purchase of such equity and/or debt securities of Parent and/or a wholly-owned Subsidiary of Parent directly or indirectly through one or more affiliated entities. The amount of the Commitment to be funded under this Equity Commitment Letter may be reduced in an amount specified by Parent but only to the extent that it will thereafter be possible for Parent to consummate the transactions contemplated by the Merger Agreement with the Sponsor contributing less than the full amount of the Commitment.

2. Conditions. The Sponsor’s obligation to fund the Commitment shall be subject to (a) the execution and delivery of the Merger Agreement by the Company and (b) the satisfaction or waiver by Parent (with the prior written approval of the Sponsor) of each of the conditions to Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by the Merger Agreement.

3. Termination. The Sponsor’s obligation to fund the Commitment will terminate automatically and immediately upon the earliest to occur of: (a) the Closing (subject to Sponsor having fully funded the Commitment as required pursuant to Section 1); (b) the termination of the Merger Agreement in accordance with its terms; and (c) the funding of the Commitment. Upon termination of this Equity Commitment Letter, the Sponsor shall not have any further obligations or liabilities hereunder.

4. Assignment; Amendments and Waivers; Entire Agreement.

(a) The rights and obligations under this Equity Commitment Letter may not be assigned by either party hereto without the prior written consent of the other party hereto, and any attempted assignment shall be null and void and of no force or effect. Notwithstanding the foregoing, (i) the Sponsor may assign all or any portion of its obligation to fund the Commitment to one or more of its affiliated investment funds that is advised by the investment manager of the Sponsor or any Affiliate thereof and (ii) Parent may assign all or any portion of its obligations hereunder, at the direction of the Sponsor, to a parent entity that owns, directly or indirectly, all or substantially all of the equity interests of Parent; provided that, in each case, no such assignment shall relieve the assigning party of its obligations hereunder.

(b) This Equity Commitment Letter may not be amended, and no provision hereof waived or modified, except by an instrument signed by each of the parties hereto.

(c) This Equity Commitment Letter constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof.

5. No Third Party Beneficiaries. Except to the extent as expressly set forth in Section 6(b), this Equity Commitment Letter shall be binding solely on, and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns, and nothing set forth in this Equity Commitment Letter shall be construed to confer upon or give to any Person (including the Company), other than the parties hereto and their respective successors and permitted assigns, any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, any provision of this Equity Commitment Letter.

6. Limited Recourse; Enforcement.

(a) Notwithstanding anything that may be expressed or implied in this Equity Commitment Letter or any document or instrument delivered contemporaneously herewith, Parent, by its acceptance of the benefits of the Commitment provided herein, covenants, agrees and acknowledges that no Person (other than the Sponsor and its successors and permitted assigns) shall have any obligation hereunder or in connection with the transactions contemplated hereby and that, notwithstanding that the Sponsor or any of its successors or permitted assigns may be a partnership or limited liability company, it has no rights of recovery against, and no recourse hereunder or under any documents or instruments delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current and future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, attorneys or other Representatives of either party hereto, or any of their respective successors or assigns, or any former, current and future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, attorneys or other Representatives or successors or assignees of any of the foregoing (but not including the Sponsor or its respective permitted assigns hereunder, each, a “Related Party” and, collectively, the “Related Parties”), whether by the enforcement of any assessment or by any Legal Action or Order, or by virtue of any applicable Law, it being agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Related Party for any obligations of the Sponsor or any of its successors or permitted assigns under this Equity Commitment Letter or any documents or instrument delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith or for any claim (whether at law or equity or in tort, contract or otherwise) based on, in respect of, or by reason of such obligations or their creation.

(b) This Equity Commitment Letter may only be enforced by Parent at the direction of the Sponsor in its sole discretion or, solely to the extent expressly set forth in the following proviso, the Company, and none of Parent’s creditors shall have any right to enforce this Equity Commitment Letter or to cause Parent to enforce this Equity Commitment Letter; provided, however, that, subject to the terms and conditions of the Merger Agreement, the Company is hereby made a third party beneficiary of the rights granted to Parent hereby only for the purpose of specifically enforcing Parent’s right to cause the Commitment to be funded hereunder (solely to the extent that Parent can enforce the Commitment pursuant to the terms hereof) without any requirement that such enforcement be at the direction of the Sponsor, and for no other purpose (including any claim for monetary damages hereunder). Except as expressly set forth in the preceding proviso, no obligation contained in, arising from or relating to this Equity Commitment Letter will be enforceable by way of specific performance.

7. Governing Law; Jurisdiction. This Equity Commitment Letter, and all claims or causes of action (whether at Law, in contract or in tort) that may be based upon, arise out of or relate to this Equity Commitment Letter or the negotiation, execution or performance hereof shall be construed, performed and enforced in accordance with the Laws of the State of Delaware without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction. Any Legal Action against, arising out of or relating to this Equity Commitment Letter or the transactions contemplated hereby, including any Legal Action against any Related Party, shall be brought solely and exclusively in the Court of Chancery of the State of Delaware; provided that if (and only after) such courts determine that they lack subject matter jurisdiction over any such legal Legal Action, such Legal Action shall be brought solely and exclusively in the federal courts of the United States of America located in the State of Delaware; provided, further, that if (and only after) both the Court of Chancery of the State of Delaware and the federal courts of the United States of America located in the State of Delaware determine that they lack subject matter jurisdiction over any such Legal Action, such Legal Action shall be brought in the United States District Court for the Southern District of New York. Each of the parties hereto agrees that a final judgment (subject to any appeals therefrom) in any such Legal Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of such courts, in accordance with the foregoing order of priority, in respect of any Legal Action arising out of or relating to this Equity Commitment Letter or the transactions contemplated hereby, and hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Legal Action arising out of or relating to this Equity Commitment Letter or the transactions contemplated hereby in any such court in accordance with the provisions of this Section 7. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such Legal Action in any such court. Nothing in this Equity Commitment Letter will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

8. Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS EQUITY COMMITMENT LETTER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS EQUITY COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY LEGAL ACTION INVOLVING ANY RELATED PARTY UNDER THIS EQUITY COMMITMENT LETTER. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY, AND (d) EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS EQUITY COMMITMENT LETTER BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.

9. Counterparts. This Equity Commitment Letter may be executed by facsimile and in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[END OF PAGE]

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

ABRY PARTNERS VI, L.P.

BY:	ABRY VI CAPITAL PARTNERS, L.P.,
Its General Partner

BY:	ABRY VI Capital Investors, LLC,
Its General Partner

By:
Name:
Title:

Accepted and acknowledged as of the date first set forth above by:

CFS PARENT CORP.

By:
Name:
Title:

[Signature Page to the Equity Commitment Letter]

November 1, 2010

CFS Parent Corp.

c/o ABRY Partners, LLC 111 Huntington Avenue, 30th Floor

Boston, Massachusetts 02199

Re:     Second Equity Commitment Letter

Ladies and Gentlemen:

This letter agreement (this “Equity Commitment Letter”) sets forth the commitment of ABRY Partners VI, L.P., a Delaware limited partnership (the “Sponsor”), subject to the terms and conditions contained herein, to purchase, or cause the purchase of, certain equity and/or debt securities of CFS Parent Corp., a Delaware corporation (“Parent”). It is contemplated that, pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Parent, CFS Merger Sub Corp., a Delaware corporation (“Merger Sub”), and COMFORCE Corporation, a Delaware corporation (the “Company”), Merger Sub has agreed to, on the terms and subject to the conditions set forth in the Merger Agreement, merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Merger Agreement.

1. Commitment. This Equity Commitment Letter confirms the commitment of the Sponsor, subject to the terms and conditions set forth herein, that it shall purchase (or cause an assignee permitted by the terms of Section 4(a) to purchase) equity and/or debt securities of Parent and/or a wholly-owned Subsidiary of Parent for an aggregate amount in cash of up to US$3,800,000 (the “Commitment”), solely for the purpose of allowing Parent to satisfy claims for monetary damages arising out of Parent’s and Merger Sub’s obligations pursuant to the Merger Agreement to the extent such damages are found by a court of competent jurisdiction in a final, non-appealable determination to be due and payable; provided that under no circumstance shall the Sponsor be obligated to fund, in the aggregate, an amount in excess of the Commitment. The Sponsor may effect the purchase of such equity and/or debt securities of Parent and/or a wholly-owned Subsidiary of Parent directly or indirectly through one or more affiliated entities. The amount of the Commitment to be funded under this Equity Commitment Letter may be reduced in an amount specified by Parent but only to the extent that it will thereafter be possible for Parent to satisfy any claims of the Company arising under Section 8.13 of the Merger Agreement.

2. Conditions. The Sponor’s obligation to fund the Commitment shall be subject to (a) the execution and delivery of the Merger Agreement by the Company, and (b) the election by the Company to terminate the Merger Agreement pursuant to Section 7.03(a) or Section 7.03(c) thereof.

3. Termination. The Sponsor’s obligation to fund the Commitment will terminate automatically and immediately upon the earliest to occur of: (a) the Closing; (b) the termination of the Merger Agreement in accordance with its terms (other than by the Company pursuant to Section 7.03(a) or Section 7.03(c) thereof); and (c) the funding of the Commitment. Upon termination of this Equity Commitment Letter, the Sponsor shall not have any further obligations or liabilities hereunder.

4. Assignment; Amendments and Waivers; Entire Agreement.

(a) The rights and obligations under this Equity Commitment Letter may not be assigned by either party hereto without the prior written consent of the other party hereto, and any attempted assignment shall be null and void and of no force or effect. Notwithstanding the foregoing, (i) the Sponsor may assign all or any portion of its obligation to fund the Commitment to one or more of its affiliated investment funds that is advised by the investment manager of the Sponsor or any Affiliate thereof and (ii) Parent may assign all or any portion of its obligations hereunder, at the direction of the Sponsor, to a parent entity that owns, directly or indirectly, all or substantially all of the equity interests of Parent; provided that, in each case, no such assignment shall relieve the assigning party of its obligations hereunder.

(b) This Equity Commitment Letter may not be amended, and no provision hereof waived or modified, except by an instrument signed by each of the parties hereto.

(c) This Equity Commitment Letter constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof.

5. No Third Party Beneficiaries. Except to the extent as expressly set forth in Section 6(b), this Equity Commitment Letter shall be binding solely on, and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns, and nothing set forth in this Equity Commitment Letter shall be construed to confer upon or give to any Person (including the Company), other than the parties hereto and their respective successors and permitted assigns, any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, any provision of this Equity Commitment Letter.

6. Limited Recourse; Enforcement.

(a) Notwithstanding anything that may be expressed or implied in this Equity Commitment Letter or any document or instrument delivered contemporaneously herewith, Parent, by its acceptance of the benefits of the Commitment provided herein, covenants, agrees and acknowledges that no Person (other than the Sponsor and its successors and permitted assigns) shall have any obligation hereunder or in connection with the transactions contemplated hereby and that, notwithstanding that the Sponsor or any of its successors or permitted assigns may be a partnership or limited liability company, it has no rights of recovery against, and no recourse hereunder or under any documents or instruments delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current and future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, attorneys or other Representatives of either party hereto, or any of their respective successors or assigns, or any former, current and future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, attorneys or other Representatives or successors or assignees of any of the foregoing (but not including the Sponsor or its respective permitted assigns hereunder, each, a “Related Party” and, collectively, the “Related Parties”), whether by the enforcement of any assessment or by any Legal Action or Order, or by virtue of any applicable Law, it being agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Related Party for any obligations of the Sponsor or any of its successors or permitted assigns under this Equity Commitment Letter or any documents or instrument delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith or for any claim (whether at law or equity or in tort, contract or otherwise) based on, in respect of, or by reason of such obligations or their creation.

(b) This Equity Commitment Letter may only be enforced by Parent at the direction of the Sponsor in its sole discretion or, solely to the extent expressly set forth in the following proviso, the Company, and none of Parent’s creditors shall have any right to enforce this Equity Commitment Letter or to cause Parent to enforce this Equity Commitment Letter; provided, however, that, subject to the terms and conditions of the Merger Agreement, the Company is hereby made a third party beneficiary of the rights granted to Parent hereby only for the purpose of specifically enforcing Parent’s right to cause the Commitment to be funded hereunder (solely to the extent that Parent can enforce the Commitment pursuant to the terms hereof) without any requirement that such enforcement be at the direction of the Sponsor, and for no other purpose (including any claim for monetary damages hereunder). Except as expressly set forth in the preceding proviso, no obligation contained in, arising from or relating to this Equity Commitment Letter will be enforceable by way of specific performance.

7. Governing Law; Jurisdiction. This Equity Commitment Letter, and all claims or causes of action (whether at Law, in contract or in tort) that may be based upon, arise out of or relate to this Equity Commitment Letter or the negotiation, execution or performance hereof shall be construed, performed and enforced in accordance with the Laws of the State of Delaware without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction. Any Legal Action against, arising out of or relating to this Equity Commitment Letter or the transactions contemplated hereby, including any Legal Action against any Related Party, shall be brought solely and exclusively in the Court of Chancery of the State of Delaware; provided that if (and only after) such courts determine that they lack subject matter jurisdiction over any such legal Legal Action, such Legal Action shall be brought solely and exclusively in the federal courts of the United States of America located in the State of Delaware; provided, further, that if (and only after) both the Court of Chancery of the State of Delaware and the federal courts of the United States of America located in the State of Delaware determine that they lack subject matter jurisdiction over any such Legal Action, such Legal Action shall be brought in the United States District Court for the Southern District of New York. Each of the parties hereto agrees that a final judgment (subject to any appeals therefrom) in any such Legal Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of such courts, in accordance with the foregoing order of priority, in respect of any Legal Action arising out of or relating to this Equity Commitment Letter or the transactions contemplated hereby, and hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Legal Action arising out of or relating to this Equity Commitment Letter or the transactions contemplated hereby in any such court in accordance with the provisions of this Section 7. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such Legal Action in any such court. Nothing in this Equity Commitment Letter will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

8. Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS EQUITY COMMITMENT LETTER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS EQUITY COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY LEGAL ACTION INVOLVING ANY RELATED PARTY UNDER THIS EQUITY COMMITMENT LETTER. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY, AND (d) EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS EQUITY COMMITMENT LETTER BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.

9. Counterparts. This Equity Commitment Letter may be executed by facsimile and in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[END OF PAGE]

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

ABRY PARTNERS VI, L.P.

BY:	ABRY VI CAPITAL PARTNERS, L.P.,
Its General Partner

BY:	ABRY VI Capital Investors, LLC,
Its General Partner

By:
Name:
Title:

Accepted and acknowledged as of the date first set forth above by:

CFS PARENT CORP.

By:
Name:
Title:

[Signature Page to the Second Equity Commitment Letter]

ANNEX B

FORM OF

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of November 1, 2010, is made and entered into by and among CFS Parent Corp., a Delaware corporation (“Parent”), CFS Merger Sub Corp., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”) and the undersigned (“Stockholder”).

WHEREAS, Parent, Merger Sub and the Company have entered into that certain Agreement and Plan of Merger, dated as of the date hereof, attached hereto as Exhibit A and as the same may be amended from time to time (the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement);

WHEREAS, Stockholder is, as of the date hereof, the record and beneficial owner (as defined in Rule 13d-3 under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), which meaning will apply for all purposes of this Agreement) of the number of Common Shares and the number and series of Preferred Shares (“Company Stock”), in each case set forth opposite the name of Stockholder on Schedule I hereto; and

WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement and as an inducement and in consideration therefor, Stockholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent and Merger Sub as follows:

(a) Stockholder (i) is the record and beneficial owner of (A) the Common Shares (together with any Common Shares which Stockholder may acquire at any time in the future during the term of this Agreement, including pursuant to any exercise of Stock Options, the “Voting Shares”) set forth opposite Stockholder’s name on Schedule I to this Agreement and, to the extent applicable, (B) Preferred Shares (together with any Preferred Shares which Stockholder may acquire at any time in the future during the term of this Agreement, the “Non-Voting Shares”; the Voting Shares and the Non-Voting Shares are referred to herein collectively as the “Shares”)), and (ii) except as set forth on Schedule I to this Agreement, neither holds nor has any beneficial ownership interest in any other Company Securities.

(b) Stockholder has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(c) This Agreement has been duly executed and delivered by Stockholder and, assuming the due and valid execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(d) Neither the execution and delivery of this Agreement nor the consummation by Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which Stockholder is a party or by which Stockholder or any of Stockholder’s assets are bound. The consummation by Stockholder of the transactions contemplated hereby will not (i) violate any provision of any Order applicable to Stockholder or (ii) require any consent, approval, or notice under any Law applicable to Stockholder other than (A) as required under the Exchange Act and the rules and regulations promulgated thereunder, or (B) where the failure to obtain such consents or approvals or to make such notifications, would not, individually or in the aggregate, prevent or materially delay the performance by Stockholder of any of Stockholder’s obligations under this Agreement.

(e) The Shares and the certificates, if any, representing the Shares owned by Stockholder are now, and at all times during the term hereof will be, held by Stockholder or by a nominee or custodian for the benefit of Stockholder, free and clear of all Liens, claims, proxies, voting trusts or agreements, options, rights (other than community property interests), understandings or arrangements or any other encumbrances or restrictions whatsoever on title, transfer, or exercise of any rights of a stockholder in respect of the Shares (collectively, “Encumbrances”), except for (i) any such Encumbrances arising hereunder, (ii) any rights, agreements, understandings or arrangements which represent solely a financial interest in cash received upon a sale of the Shares, and (iii) any Encumbrances imposed by federal or state securities laws (the permitted Encumbrances set forth in clauses (i) through (ii) above, collectively, “Permitted Encumbrances”).

(f) Stockholder has (i) full voting power with respect to each of the Voting Shares, and (ii) full power of disposition, full power to issue instructions with respect to the matters set forth herein, and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares.

(g) There is no Action or Legal Action pending or, to the knowledge of Stockholder, threatened against Stockholder at law or in equity before or by any Authority that could reasonably be expected to impair or materially delay the performance by Stockholder of Stockholder’s obligations under this Agreement.

(h) Stockholder has received and reviewed a copy of the Merger Agreement. Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon Stockholder’s execution, delivery and performance of this Agreement.

(i) No broker, investment bank, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Stockholder.

SECTION 2. Representations and Warranties of Parent and Merger Sub. Each of Parent and Merger Sub hereby, jointly and severally, represents and warrants to Stockholder as follows:

(a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each of Parent and the Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the Merger Agreement and to consummate the transactions contemplated hereby and thereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the Merger Agreement.

(b) This Agreement and the Merger Agreement have been duly authorized, executed and delivered by each of Parent and Merger Sub, and constitute the valid and binding obligations of each of Parent and Merger Sub, enforceable against each of them in accordance with their terms, subject to bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(c) Neither the execution and delivery of this Agreement or the Merger Agreement by each of Parent and Merger Sub nor the consummation by Parent and Merger Sub of the transactions contemplated hereby or thereby will result in a violation of, or a default under, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which either Parent or Merger Sub is a party or by which either Parent or Merger Sub or their respective assets are bound. The consummation by Parent and Merger Sub of the transactions contemplated by this Agreement or the Merger Agreement will not (i) violate any provision of any Order applicable to Parent or Merger Sub or (ii) require any consent, approval or notice under any Law applicable to either Parent or Merger Sub, other than (A) applicable requirements, if any, of (1) the Exchange Act, (2) state securities or “blue sky” Laws, (3) the DGCL to file the Certificate of Merger or other appropriate documentation, and (4) NYSE Amex, and (B) those required by applicable Antitrust Laws, including the HSR Act, and (C) where the failure to obtain such consents or approvals or to make such notifications, would not, individually or in the aggregate, prevent or materially delay the performance by either Parent or Merger Sub of any of their obligations under this Agreement and the Merger Agreement.

SECTION 3. Transfer of the Shares; Other Actions.

(a) Prior to the termination of this Agreement, except as otherwise provided herein (including pursuant to Section 4) or in the Merger Agreement, Stockholder shall not, and shall not authorize or permit any of Stockholder’s agents, representatives, advisors, employees, officers or directors to: (i) transfer, assign, sell, gift-over, hedge, pledge or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of, enter into any derivative arrangement with respect to, create or suffer to exist any Encumbrances (other than Permitted Encumbrances) on or consent to any of the foregoing (“Transfer”), any or all of the Stockholder’s Equity Interests in the Company, including any Shares, or any right or interest therein; (ii) enter into any Contract with respect to any Transfer; (iii) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Shares with respect to any matter that is, or that is reasonably likely to be exercised in a manner, inconsistent with the transactions contemplated by the Merger Agreement or the provisions thereof; (iv) deposit any of the Stockholder’s Equity Interests, including the Shares, into a voting trust, or enter into a voting agreement or arrangement with respect to any of such Equity Interests, including the Shares; or (v) knowingly, directly or indirectly, take or cause the taking of any other action that would restrict, limit or interfere with the performance of Stockholder’s obligations hereunder or the transactions contemplated hereby, excluding any bankruptcy filing. Any action taken in violation of the foregoing sentence shall be null and void ab initio, and Stockholder agrees that any such prohibited action may and should be enjoined. If any involuntary Transfer of any of the Shares shall occur (including a sale by Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

(b) Stockholder agrees that Stockholder shall not, and shall not authorize or permit any of Stockholder’s agents, representatives, advisors, employees, officers or directors to, become a member of a “group” (as that term is used in Section 13(d) of the Exchange Act) with respect to any shares of Company Stock, Stock Options or any other voting securities of the Company for the purpose of opposing or competing with or taking any actions inconsistent with the transactions contemplated by the Merger Agreement; provided, however, that this Section 4(b) shall not apply if this Agreement shall have been terminated in accordance with Section 8.

(c) Notwithstanding the foregoing, Stockholder may make (i) Transfers of Shares by will or by operation of law or other transfers for estate planning purposes, in which case any such transferee shall agree in writing to be bound by this Agreement prior to the consummation of any such Transfer, (ii) with respect to Stockholder’s Stock Options to the extent permitted by the Company Stock Plans, Transfers of Shares to the Company as payment for the (x) exercise price of such Stockholder’s Stock Options and (y) taxes applicable to the exercise of such Stockholder’s Stock Options, and (iii) Transfers as Parent may otherwise agree in writing in its sole discretion.

(d) If so requested by Parent, Stockholder agrees that the Shares shall bear a legend stating that they are subject to this Agreement, provided such legend shall be removed upon the valid termination of this Agreement.

SECTION 4. Voting of Shares; Grant of Irrevocable Proxy; Appointment of Proxy.

(a) Without in any way limiting Stockholder’s right to vote the Voting Shares in Stockholder’s sole discretion on any other matters that may be submitted to a stockholder vote, consent or other approval, at every meeting of Stockholders called, and at every adjournment or postponement thereof, Stockholder shall, or shall cause the holder of record on any applicable record date to, vote all Voting Shares beneficially owned or controlled by Stockholder (the “Record Date Shares”) (i) in favor of the adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, and/or (ii) against (A) any action or agreement which would in any material respect impede, interfere with or prevent the Merger, including any other extraordinary corporate transaction, including a merger, acquisition, sale, consolidation, reorganization, recapitalization, extraordinary dividend or liquidation involving the Company and any Person (other than Parent, Merger Sub or their respective Affiliates), or any other proposal of any Person (other than Parent, Merger Sub or their respective Affiliates) to acquire all or substantially all of the Equity Interests in the Company or all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, (B) any Acquisition Proposal and any action in furtherance of any Acquisition Proposal and (C) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Stockholder under this Agreement.

(b) Solely in the event of a failure by Stockholder to act in accordance with Stockholder’s obligation as to voting or executing a written consent pursuant to Section 4(a), during the period commencing on the date hereof and for so long as this Agreement has not been terminated by its terms, Stockholder hereby irrevocably grants to, and appoints, and shall cause the holder of record on any applicable record date to grant to and appoint, Parent and any designee thereof, Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Stockholder or such holder, as applicable, to attend any meeting of the Stockholders on behalf of Stockholder or such holder, as applicable, with respect to the matters set forth in Section 4(a), to include all Record Date Shares in any computation for purposes of establishing a quorum at any such meeting of Stockholders, and to vote all Record Date Shares, or to grant a consent or approval in respect of the Record Date Shares, in connection with any meeting of the Stockholders or any action by written consent in lieu of a meeting of the Stockholders in a manner consistent with the provisions of Section 4(a). Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4(b) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 4(b) or in Section 8, is intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL. The Stockholder shall perform such further acts and execute such further documents as may be required to vest in Parent the sole and absolute power to vote the Stockholder’s Voting Shares in the manner contemplated by this Section 4(b).

(c) Stockholder hereby represents that any proxies heretofore given in respect of the Voting Shares, if any, are revocable, and hereby irrevocably and unconditionally revokes such proxies.

(d) To the extent permitted by Law, Shareholder hereby irrevocably waives, and agrees not to exercise or assert, any appraisal or similar rights under any other applicable Law (including state Law) in connection with the Merger.

(e) To the extent applicable, Stockholder hereby (i) agrees to accept, upon the consummation of the Merger, the Preferred Per Share Consideration for each Preferred Share that constitutes a Non-Voting Share hereunder, and (ii) waives, pursuant to Section 8(g) of the Amended and Restated Certificate of Designation of Series and Determination of Rights and Preferences of Series 2003A, 2003B and 2004A Convertible Preferred Stock of the Company, any right to acquire any substitute preferred stock of the Surviving Corporation, Parent or any other Person.

SECTION 5. No Solicitation. Stockholder shall not, nor shall Stockholder authorize or permit any of Stockholder’s agents, representatives, advisors, employees, officers or directors to, directly or indirectly, (a) initiate, solicit, propose, encourage or take any other action to facilitate (including by providing information)

any proposals, offers or inquiries that constitute, or would reasonably be expected to lead to, an Acquisition Proposal, (b) engage, continue or participate in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, or (c) execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal. Stockholder shall, and shall cause its agents, representatives, advisors, employees, officers or directors to, immediately cease all discussions and negotiations with any Person that may be ongoing with respect to any proposal or offer that constitutes or would reasonably be expected to lead to any Acquisition Proposal and request the prompt return or destruction of all confidential information or data previously furnished.

SECTION 6. Directors and Officers. This Agreement shall apply to Stockholder solely in Stockholder’s capacity as a holder of Company Stock, Stock Options and/or other Equity Interests in the Company and not in such Stockholder’s capacity as a director, officer or employee of the Company or in such Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require Stockholder to attempt to) limit or restrict a director and/or officer of the Company in the exercise of his or her fiduciary duties as a director and/or officer of the Company or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director and/or officer of the Company or any trustee or fiduciary of any employee benefit plan or trust from taking any action or refraining from taking any act in his or her capacity as such director, officer, trustee and/or fiduciary.

SECTION 7. Further Assurances. Each party hereto shall execute and deliver any additional documents and take such further actions as may be reasonably necessary or desirable to carry out all of the provisions hereof, including all of the parties’ obligations under this Agreement, including to vest in Parent the power to vote the Shares to the extent contemplated by Section 4.

SECTION 8. Termination.

(a) This Agreement, and all rights and obligations of the parties hereto hereunder, shall terminate immediately upon the earliest to occur of the following:

(i) the termination of the Merger Agreement in accordance with its terms;

(ii) the Effective Time; or

(iii) the mutual written consent of Parent and Stockholder.

(b) Upon termination of this Agreement, except in the case of liability for any intentional breach by any party to this Agreement prior to termination from which liability termination shall not relieve any such party, all obligations of the parties hereto under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no Person shall have any rights against such party), whether under contract, tort or otherwise.

(c) This Section 8 and Sections 9 and 12 shall survive the termination of this Agreement.

SECTION 9. Expenses. All fees and expenses incurred in connection this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such fees or expenses, whether or not the Merger is consummated.

SECTION 10. Public Announcements. Stockholder (in Stockholder’s capacity as a stockholder of the Company and/or signatory to this Agreement) shall only make public announcements regarding this Agreement and the transactions contemplated hereby that are consistent with the public statements made by the Company and Parent pursuant to the Merger Agreement, without the prior written consent of Parent. Stockholder (a) consents to and authorizes the publication and disclosure by Parent and its Affiliates of Stockholder’s identity and holding of the Shares and the nature of Stockholder’s commitments and obligations under this Agreement in any announcement or disclosure required by the SEC or other Authority, provided that Parent shall provide Stockholder and Stockholder’s counsel reasonable opportunity to review and comment thereon, and Parent shall give reasonable consideration to any such comments, and (b) agrees promptly to give to Parent any information Parent may reasonably require for the preparation of any such disclosure documents. Stockholder agrees to promptly notify Parent of any required corrections with respect to any written information supplied by Stockholder specifically for use in any such disclosure document, if and to the extent that any shall have become false or misleading in any material respect.

SECTION 11. Adjustments. In the event of (a) any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company on, of or affecting the Shares, or (b) that Stockholder shall become the beneficial owner of any additional shares of Company Stock, then the terms of this Agreement shall apply to the shares of Company Stock held by Stockholder immediately following the effectiveness of the events described in clause (a) or Stockholder becoming the beneficial owner thereof as described in clause (b), as though, in either case, they were Shares hereunder. In the event that Stockholder shall become the beneficial owner of any other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 4, then the terms of Section 4 shall apply to such other securities as though they were Shares hereunder.

SECTION 12. Miscellaneous.

(a) Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail (but only if followed by transmittal by national overnight courier or hand delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier, in each case as follows:

If to Stockholder, then to the address set forth in Schedule I.

with a copy (which shall not constitute notice to Parent or Merger Sub) to:

Barnes & Thornburg LLP

One North Wacker Drive, Suite 4400

Chicago, Illinois 60602

Attention:         David Edwards

Facsimile:        (312) 759-5646

Email:               david.edwards@btlaw.com

If to Parent or Merger Sub, then to:

CFS Parent Corp.

c/o ABRY Partners, LLC

111 Huntington Avenue

Boston, Massachusetts 02199

Attention:         Charles J. Brucato III

Telephone:       (617) 859-2959

Facsimile:        (617) 859-8797

Email:               cbrucato@abry.com

with a copy (which shall not constitute notice to Parent or Merger Sub) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention:         John Kuehn and Kester Spindler

Facsimile:        (212) 446-4900

E-mail:             john.kuehn@kirkland.com and

                          kester.spindler@kirkland.com

(b) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Counterparts. This Agreement may be executed by facsimile or email with scan attachments and in counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(d) Entire Agreement. This Agreement (together with the schedules hereto) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NONE OF STOCKHOLDER, PARENT OR MERGER SUB MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY HERETO HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE BY) BY SUCH PERSON OR ANY OF SUCH PERSON’S REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

(e) No Third Party Beneficiaries. Each party hereto hereby agrees that such Person’s representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

(f) Governing Law, Jurisdiction. THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER AT LAW, IN CONTRACT OR IN TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF SHALL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. Any Legal Action against, arising out of or relating to this Agreement or the transactions contemplated hereby, including any Legal Action against any member of the Parent Group, shall be brought solely and exclusively in the Court of Chancery of the State of Delaware; provided that if (and only after) such court determines that it lacks subject matter jurisdiction over any such Legal Action, such Legal Action shall be brought solely and exclusively in the federal court of the United States located in the State of Delaware; provided, further, that if (and only after) both the Court of Chancery of the State of Delaware and the federal court of the United States of America located in the State of Delaware determine that they lack subject matter jurisdiction over any such Legal Action, such Legal Action shall be brought in the United States District Court for the Southern District of New York. Each of the parties hereto agrees that a final judgment (subject to any appeals therefrom) in any such Legal Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of such courts, in accordance with the foregoing order of priority, in respect of any Legal Action arising out of or relating to this Agreement or the transactions contemplated hereby, and hereby irrevocably and unconditionally waives, to the fullest extent such Person may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Legal Action arising out of or relating to this Agreement or the transactions contemplated hereby in any such court in accordance with the provisions of this Section 12(f). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such Legal Action in any such court. Each of the parties hereto hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 12(a). Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by applicable Law.

(g) Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY CONTROVERSY INVOLVING ANY MEMBER OR REPRESENTATIVE OF THE PARENT GROUP UNDER THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LEGAL ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12(g).

(h) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto. No assignment by any party hereto shall relieve such party of any of party’s obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

(i) Severability of Provisions. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in a mutually acceptable manner so that the transactions contemplated by this Agreement are fulfilled to the greatest extent possible.

(j) Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for such damages. It is accordingly agreed that prior to any valid termination of this Agreement, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy at law or equity. Notwithstanding anything to the contrary contained in this Agreement, Stockholder agrees and acknowledges that Stockholder is not a third party beneficiary under the Merger Agreement or the Equity Commitment Letter.

(k) Amendment. No amendment or modification of this Agreement shall be effective unless it shall be in writing and signed by each of the parties hereto, and no waiver or consent hereunder shall be effective against any party unless it shall be in writing and signed by such party.

(l) Binding Nature. This Agreement is binding upon and is solely for the benefit of the parties hereto and their respective successors, legal representatives and assigns.

(m) No Recourse. Parent and Merger Sub agree that Stockholder (in Stockholder’s capacity as a stockholder of the Company) will not be liable for claims, losses, damages, liabilities or other obligations arising or resulting from the Company’s breach of the Merger Agreement or any actions or inaction taken by the Company.

(n) No Presumption. Each party hereto has participated in the drafting of this Agreement, which each party hereto acknowledges is the result of extensive negotiations between the parties; accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

(o) No Ownership Interest. Except as otherwise provided herein, nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholder, and Parent shall have no authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the voting of any of the Shares, except as otherwise provided herein.

[END OF PAGE]

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

CFS PARENT CORP.

By:
Name:
Title:

CFS MERGER SUB CORP.

By:
Name:
Title:

[Signature Page to the Voting and Support Agreement for —]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

• , in [his][/][her] individual capacity

•

[Signature Page to the Voting and Support Agreement for —]

SCHEDULE I

	COMMON SHARES	[PREFERRED SHARES]			STOCK OPTIONS
NAME AND ADDRESS OF STOCKHOLDER	NUMBER OF COMMON SHARES	[NUMBER OF SERIES 2003A SHARES]	[NUMBER OF SERIES 2003B SHARES]	[NUMBER OF SERIES 2004A SHARES]	VESTED STOCK OPTIONS	UNVESTED STOCK OPTIONS

•	•	•	•	•	•	•

ANNEX C

November 1, 2010

Board of Directors

COMFORCE Corporation

415 Crossways Park Drive

P.O. Box 9006

Woodbury, NY 11797

Members of the Board of Directors:

We understand that COMFORCE Corporation (“COMFORCE” or the “Company”) proposes to enter into an Agreement and Plan of Merger dated as of November 1, 2010 (the “Agreement”), with CFS Parent Corp. (“Buyer”) and CFS Merger Sub Corp. (“Merger Sub”), which provides, among other things, for the merger (the “Transaction”) of Merger Sub, a wholly owned subsidiary of Buyer, with and into the Company, as a result of which the Company will become a wholly owned subsidiary of Buyer. In the Transaction, upon the terms and subject to the conditions of the Agreement, each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than shares of Company Common Stock held by the Parent, Merger Sub or the Company, or any of their respective direct or indirect wholly owned subsidiaries, will be converted into the right to receive $2.50 in cash, without interest (the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement. We understand that Buyer is an affiliate of ABRY Partners, LLC (“ABRY”).

You have requested that Ewing Bemiss & Company (“EB&Co.”) provides its opinion of the fairness, from a financial point of view, to the holders of Company Common Stock of the Consideration (other than shares of Company Common Stock held by the Parent, Merger Sub or the Company, or any of their respective direct or indirect wholly owned subsidiaries) to be received by such holders in the Transaction. Pursuant to your request, we have only considered the fairness of the Consideration payable to the holders of Company Common Stock in the Merger from a financial point of view, to such holders. We express no opinion about the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or class of such persons, relative to the Consideration to be received by the holders of Company Common Stock.

Founded in 1992, EB&Co. is an investment banking firm engaged in the merger and acquisition business. EB&Co. is a member of FINRA (formerly NASD). As part of its investment banking business, EB&Co. regularly engages in the valuation of private and publicly-traded companies and of the assets, liabilities, and debt and equity securities thereof, in connection with mergers and acquisitions, private placements and valuations for estate, corporate and other purposes.

In conducting our investigation and analyses and in arriving at our opinion herein, we have reviewed such information and have taken into account such financial and economic factors, investment banking procedures and considerations as we have deemed relevant under the circumstances. We have, among other things:

(i)	Reviewed certain publicly available business and financial information relating to COMFORCE;

RIVERFRONT PLAZA, WEST TOWER  •  901 EAST BYRD STREET  •  SUITE 1500  •  RICHMOND, VIRGINIA 23219

(804) 780-1900  •  FAX: (804) 780-1901  •   WEB SITE: www.EwingBemiss.com  •  E-MAIL: info@EwingBemiss.com

November 1, 2010

(ii)	Reviewed audited financial statements of COMFORCE and reviewed certain internal financial and operating information of COMFORCE furnished to or discussed with us by the management of the Company, including financial forecasts prepared by the management of the Company (the “Management Forecast);

(iii)	Discussed with members of the Company’s respective senior managements concerning the Company’s historical and current financial condition and operating results, as well as the future prospects of the Company;

(iv)	Reviewed the Agreement dated November 1, 2010;

(v)	Reviewed the trading history for Company Common Stock and a comparison of that trading history with the trading histories of other companies we deemed relevant;

(vi)	Compared the financial position and operating results of the Company with those of other publicly traded companies we deemed relevant and considered the market trading multiples of such companies;

(vii)	Compared certain financial terms of the Transaction to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(viii)	Conducted such other financial studies, analyses and investigations, and considered such financial, economic and market criteria and other information as we deemed necessary or appropriate;

(ix)	Contacted a significant number of potential buyers for the purpose of soliciting indications of interest in the purchase of COMFORCE;

(x)	Participated in the auction process used by the Company to select a buyer; and

(xi)	Participated in the negotiations between the Company and certain potential buyers, including the Buyer.

In addition to the foregoing, we performed such other studies, analyses and investigations, and considered such other financial, economic and market criteria as we considered appropriate in arriving at our opinion. Our studies, analyses and investigations must be considered as a whole. Considering only some of these studies, analyses, investigations or factors (or any portion of any of these matters), without considering all studies, analyses, investigations and factors, could create a misleading or incomplete view of the process underlying the conclusions expressed herein.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial, legal, tax and other information that was publicly available or provided to us by or on behalf of the Company. We have not independently verified any information supplied to us by the Company regarding the Transaction or the parties thereto that formed a substantial basis for our opinion. We have not been engaged to independently verify, have not assumed any responsibility to verify, assume no liability for, and express no opinion on, any such information or the estimates or judgments on which they are based, and we have assumed that the Company is not aware of any information prepared by it or its advisors that might be material to our opinion that has not been provided to us. We have assumed that:

(i)	All material assets and liabilities (contingent, derivative, off-balance sheet or otherwise, known or unknown) of the Company are as set forth in the financial statements;

(ii)	The financial statements of the Company provided to us present fairly the results of operations, cash flows and financial condition of the Company, for the periods and as of the dates indicated and were prepared in conformity with U.S. generally accepted accounting principles consistently applied;

November 1, 2010

(iii)	The Management Forecast was reasonably prepared on bases reflecting the best available estimates and good faith judgments of the senior management of the Company as to the future performance of the Company, respectively, and we have relied upon such Management Forecast, without independent verification, in the preparation of this opinion. We have not been provided with a forecast of the Company’s financial results for any period beyond fiscal year ending December 31, 2011;

(iv)	The Transaction will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on COMFORCE or the contemplated benefits of the Transaction; and

(v)	In all respects material to our analysis, the representations and warranties contained in the draft Agreement are true and correct and that each party will perform all of the covenants and agreements required to be performed by it thereunder.

We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of COMFORCE, nor have we made any physical inspection of the properties or assets of COMFORCE. We have not evaluated the solvency or fair value of COMFORCE or ABRY under any state, federal or other laws relating to bankruptcy, insolvency or similar matters.

Our opinion necessarily is based upon economic, monetary and market conditions as they exist and can be evaluated on the date hereof, and our opinion does not predict or take into account any changes that may occur, or information that may become available, after the date hereof. Furthermore, we express no opinion as to the price or trading range at which any of the Company’s securities (including Company Common Stock) will trade following the date hereof. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion.

We express no view or opinion as to any terms or other aspects of the Transaction (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Transaction or any other arrangement or understanding entered into in connection with or related to the Transaction. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by the holders of Company Common Stock and no opinion or view is expressed with respect to any consideration received in connection with the Transaction by the holders of any other class of securities or the creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Transaction, or class of such persons, relative to the Consideration. Furthermore, no opinion or view is expressed as to the relative merits of the Transaction in comparison to other strategies or transactions that might be available to COMFORCE or in which COMFORCE might engage or as to the underlying business decision of COMFORCE to proceed with or effect the Transaction.

Our opinion has been prepared at the request and for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction, and may not be used for any other purpose or disclosed to any other party without our prior written consent; with the exception that a description of this opinion and EB&Co.’s services in connection therewith and a copy of this opinion may be included in its entirety in any filings COMFORCE, Buyer, Merger Sub or ABRY are required to make with the United States Securities and Exchange Commission in connection with the Transaction. EB&Co. shall have the

November 1, 2010

right to review and comment on descriptions of this opinion and EB&Co.’s role in the proposed Transaction, unless any such descriptions are consistent with prior public disclosures regarding this opinion and/or EB&Co.’s role in the proposed Transaction. This opinion has been approved by a fairness opinion committee of EB&Co.

EB&Co. has acted as financial advisor to COMFORCE in connection with the Transaction and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon consummation of the Transaction. In addition, COMFORCE has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. We have, in the past, provided financial advisory services to COMFORCE for which we received fees for the rendering of such services. We may also, in the future, provide investment banking and financial advisory services to the Company, the Parent or entities that are affiliated with the Company or Parent, for which we would expect to receive compensation.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of Company Common Stock, other than shares of Company Common Stock held by the Parent, Merger Sub or the Company, or any of their respective direct or indirect wholly owned subsidiaries, in the Transaction is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Ewing Bemiss and Company
Ewing Bemiss and Company

ANNEX D

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

SPECIAL MEETING OF STOCKHOLDERS OF

COMFORCE CORPORATION

December 20, 2010

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card are available at http://COMFORCE/invPROXY.asp

Please mark, sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE    ☒

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ITEM 1.

1. To adopt the Agreement and Plan of Merger, dated as of November 1, 2010, as it may be amended from time to time, by and among COMFORCE Corporation, CFS Parent Corp. and CFS Merger Sub Corp.	FOR ☐	AGAINST ☐	ABSTAIN ☐

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ITEM 2.

2.       To approve an adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the above-referenced Agreement and Plan of Merger.

	FOR ☐	AGAINST ☐	ABSTAIN ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

COMFORCE CORPORATION

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned stockholder hereby appoints Harry V. Maccarrone and Robert F. Ende, and each of them, officers and proxies for the undersigned with full power of substitution, to act and vote, with the powers the undersigned would possess if personally present, at the special meeting of stockholders of COMFORCE Corporation, to be held at 999 Stewart Avenue, Bethpage, New York 11714 on December 20, 2010, at 10:00 a.m. local time and any adjournments or postponements thereof, as directed on the reverse side, with respect to the matters set forth on the reverse side and with discretionary authority on all other matters that may properly come before the meeting, as more fully described in the proxy statement received by the undersigned stockholder. If no direction is made, the proxy will be voted “FOR” Item 1 and “FOR” Item 2.

(Continued and to be signed on the reverse side.)

SPECIAL MEETING OF STOCKHOLDERS OF

COMFORCE CORPORATION

December 20, 2010

PROXY VOTING INSTRUCTIONS

INTERNET—Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE—Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL—Mark, sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON—You may vote your shares in person by attending the Special Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://COMFORCE/invPROXY.asp

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE    ☒

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ITEM 1.

1. To adopt the Agreement and Plan of Merger, dated as of November 1, 2010, as it may be amended from time to time, by and among COMFORCE Corporation, CFS Parent Corp. and CFS Merger Sub Corp.	FOR ☐	AGAINST ☐	ABSTAIN ☐

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ITEM 2.

2.       To approve an adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the above-referenced Agreement and Plan of Merger.

	FOR ☐	AGAINST ☐	ABSTAIN ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.